EXECUTION VERSION

STOCK PURCHASE AGREEMENT
dated as of June 30, 2014
among
SUNRISE COAL, LLC,
VECTREN UTILITY SERVICES, INC.
and
VECTREN FUELS, INC.

ARTICLE I	DEFINITIONS; CONSTRUCTION 1

1.1	Definitions

1.2	Construction

ARTICLE II	PURCHASE AND SALE OF THE COMMON STOCK 13

2.1	Purchase and Sale of the Common Stock

2.2	Closing

2.3	Calculation and Payment of Purchase Price on the Closing Date

2.4	Purchase Price Adjustment

2.5	Closing Deliveries

2.6	Withholding

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE SELLER 20

3.1	Organization and Good Standing

3.2	Authority and Enforceability

3.3	No Conflicts; Consents

3.4	Common Stock Ownership

3.5	Brokers’ Fees

3.6	U.S. Status of Seller

ARTICLE IV	REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY 22

4.1	Organization and Good Standing

4.2	Capitalization

4.3	No Conflicts; Consents

4.4	Financial Statements; No Undisclosed Liabilities; Accounts Receivable

4.5	Taxes

4.6	Compliance with Law; Permits

4.7	Personal Property

4.8	Real Property

4.9	Intellectual Property

4.10	Absence of Certain Changes or Events

4.11	Contracts

4.12	Litigation

4.13	Intentionally omitted

4.14	Labor and Employment Matters

4.15	Environmental

4.16	Insurance

4.17	Customers and Suppliers

4.18	Affiliate Transactions

4.19	Bank Accounts

4.20	Coal Reserves

4.21	Royalties

4.22	Bonds

4.23	Books and Records

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4.24	Brokers

4.25	No Other Representations and Warranties

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER 38

5.1	Organization and Good Standing

5.2	Authority and Enforceability

5.3	No Conflicts; Consents

5.4	Financing

5.5	Brokers

5.6	Purchase for Investment

5.7	Independent Investigation

ARTICLE VI	COVENANTS 40

6.1	Restrictions on Equity Interest Transfers

6.2	Conduct of Business

6.3	Access to Information; Notification

6.4	Resignations

6.5	Termination or Transfer of Certain Obligations

6.6	Confidentiality

6.7	Public Announcements

6.8	Employee Matters

6.9	Tax Matters

6.10	Regulatory Approvals

6.11	Access to Books and Records

6.12	Further Assurances

6.13	Release

6.14	Exclusivity

6.15	Restrictive Covenants

6.16	Financing

6.17	Support Obligations

6.18	WARN Notice

6.19	Other Funds

6.20	Like-Kind Exchange

6.21	Use of Name

ARTICLE VII	CONDITIONS TO CLOSING 57

7.1	Conditions to Obligations of the Purchaser and the Seller

7.2	Conditions to Obligations of the Purchaser

7.3	Conditions to Obligations of the Seller

ARTICLE VIII	TERMINATION 60

8.1	Termination

8.2	Purchaser Termination Fee

8.3	Effect of Termination

ARTICLE IX	INDEMNIFICATION 62

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9.1	Survival

9.2	Indemnification by the Seller

9.3	Indemnification by the Purchaser

9.4	Indemnification Procedure for Third Party Claims

9.5	Indemnification Procedures for Non-Third Party Claims

9.6	Other Matters Relating to Indemnification

ARTICLE X	MISCELLANEOUS 67

10.1	Notices

10.2	Amendments and Waivers

10.3	Expenses

10.4	Assignment and Delegation

10.5	Successors and Assigns

10.6	Governing Law

10.7	Consent to Jurisdiction

10.8	Specific Performance: Limitation on Damages

10.9	“As Is” Sale; No Reliance

10.10	Certain Limitations

10.11	Counterparts

10.12	Third Party Beneficiaries

10.13	Entire Agreement

10.14	Captions

10.15	Severability

10.16	Interpretation; Disclosure Schedules

Annexes
Annex I     –     Coal Inventory Methodology
Annex II     –     Working Capital Methodology
Annex III     –     Net Plant Value Methodology
Annex IV     –     Example Closing Date Purchase Price Calculation

Exhibits
Exhibit A     –     Seller Guaranty
Exhibit B-1     –     Interim Services Agreement (Oaktown #1)
Exhibit B-2     –     Interim Services Agreement (Oaktown #2)
Exhibit B-3     –     Interim Services Agreement (Prosperity)
Exhibit C-1     –     Contractor Termination Agreement (Oaktown)
Exhibit C-2     –     Contractor Termination Agreement (Prosperity)
Exhibit D-1     –     Lafayette Termination Notice (Oaktown)
Exhibit D-2     –     Lafayette Termination Notice (Prosperity)

iii

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT is dated as of June 30, 2014 (this “Agreement”), among Sunrise Coal, LLC, an Indiana limited liability company (the “Purchaser”), Vectren Utility Services, Inc., an Indiana corporation (the “Seller”), and Vectren Fuels, Inc., an Indiana corporation (the “Company”).
WHEREAS, the Seller owns all of the issued and outstanding common stock, without par value, of the Company (the “Common Stock”); and
WHEREAS, the Seller desires to sell all of the Common Stock to the Purchaser, and the Purchaser desires to purchase all of the Common Stock from the Seller, in each case upon the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
Article I
DEFINITIONS; CONSTRUCTION
(1.1)    Definitions. Except as otherwise explicitly provided herein, when used in this Agreement, the following terms shall have the meanings ascribed to them in this Section 1.1.
“Accounts Receivable” means any trade or note account receivable and other rights to payment owed to the Company or its Subsidiaries.
“Action” has the meaning set forth in Section 4.12.
“Adjustment Notice” has the meaning set forth in Section 2.4(e).
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such specified Person. The Contractors will not be deemed to be Affiliates of the Seller.
“Agreement” has the meaning set forth in the preamble hereto.
“Ancillary Agreements” means the Seller Guaranty and the other agreements, instruments and documents delivered pursuant to this Agreement and the other Ancillary Agreements.
“Balance Sheet” has the meaning set forth in Section 4.4(a).
“Base Purchase Price” has the meaning set forth in Section 2.1.
“Benefit Plan” means any Plan, existing at the Closing Date or prior thereto, established, sponsored or to which contributions have at any time been made by the Company or any ERISA

Affiliate, or any predecessor of any of the foregoing, or under which any employee, former employee, director, agent or independent contractor of the Company or any ERISA Affiliate thereof or any beneficiary thereof is covered, is eligible for coverage, has benefit rights, or for which the Company or any ERISA Affiliate is a party, is subject or may have Liabilities. For the avoidance of doubt, Benefit Plans do not include any benefit plans of the Contractors.
“Bonds” means surety or other bonds, letters of credit or other security issued by or for any Permits, performance under Coal Supply Agreements, or as a deposit for goods or services provided to or for the benefit of the Company or its Subsidiaries.
“Books and Records” means minutes books; books of account; manuals; general, financial, warranty and shipping records; invoices; stockholders, customer and supplier lists; correspondence; engineering, maintenance and operating records; advertising and promotional materials; credit records of customers and other documents, records and files, in each case related to the business of the Company or its Subsidiaries, including books and records relating to, and tangible embodiments of, Company Intellectual Property.
“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in Indianapolis, Indiana are authorized or required by Law to close.
“Cash” means all cash and cash equivalents held by the Company or its Subsidiaries, determined in accordance with GAAP. For the avoidance of doubt, (a) Cash shall be calculated net of issued but uncleared checks and drafts, and (b) Cash shall include checks and drafts received by the Company or its Subsidiaries as of the Closing but not yet deposited.
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Date Net Plant Value” means the Net Plant Value as of the Closing Date.
“Closing Date Net Working Capital” means the Net Working Capital as of the Closing Date.
“Closing Date Purchase Price” has the meaning set forth in Section 2.3(a).
“Coal Reserves” means the coal reserve estimates of the Company and its Subsidiaries as reported in the reserve studies listed on Section 1.1(a) of the Seller’s Disclosure Schedule.
“Coal Supply Agreements” has the meaning set forth in Section 4.11(a)(iv).
“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder.
“Common Stock” has the meaning set forth in the recitals hereto.
“Company” has the meaning set forth in the preamble hereto.

“Company Contracts” has the meaning set forth in Section 4.11(a).
“Company Customers” has the meaning set forth in Section 4.17.
“Company Intellectual Property” has the meaning set forth in Section 4.9(a).
“Company Material Suppliers” has the meaning set forth in Section 4.17.
“Confidentiality Agreement” means the Confidentiality Agreement between Hallador Energy Company and Seller Parent dated as of March 31, 2014.
“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any invoice, sales order or purchase order, other than the Leases or Rights of Way.
“Contract Mining Agreements” means the Contract Mining and Coal Supply Agreement dated January 14, 2000 between Prosperity Mine, LLC and Five Star Mining, Inc., as amended, and the Contract Mining Agreement dated November 23, 2009 between Oaktown Fuels Mine No. 1, LLC and Black Panther Mining, LLC, as amended.
“Contractor” and “Contractors” means Five Star Mining, Inc. and Black Panther Mining, LLC.
“Contractor Material Suppliers” has the meaning set forth in Section 4.17.
“Contractor Termination Agreements” has the meaning set forth in Section 6.5(d).
“Contractor Termination Royalties” means the royalty payments payable to Five Star Mining, Inc. for any coal mined from the Prosperity mine reserve following the termination of the Contract Mining Agreement with Five Star Mining, Inc. as specifically set forth in such Contractor Termination Agreement.
“Control” means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise and the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing.
“Deductible” has the meaning set forth in Section 9.6(a).
“De Minimis Claim Amount” has the meaning set forth in Section 9.6(a).
“Determination Date” has the meaning set forth in Section 2.4(h).
“Disclosure Schedules” means the Purchaser’s Disclosure Schedule and the Seller’s Disclosure Schedule.
“Dispute” has the meaning set forth in Section 2.4(f).

“DOJ” has the meaning set forth in Section 6.10(a).
“Election Allocations” has the meaning set forth in Section 6.9(f)(iii).
“Employees” has the meaning set forth in Section 4.14(a).
“Environment” means all air, surface water, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.
“Environmental Law” means all federal, state, local, provincial and foreign, civil and criminal Laws, Environmental Permits and Contracts with any Governmental Entity, relating to the protection of the Environment, or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling or Release of or exposure to Hazardous Materials.
“Environmental Permit” means any federal, state or local Permits required or issued by any Governmental Entity under or in connection with any Environmental Law, including any and all Orders or Contracts issued by or entered into with a Governmental Entity under any applicable Environmental Law.
“Equity Financing” has the meaning set forth in Section 5.4.
“Equity Financing Letter” has the meaning set forth in Section 5.4.
“Equity Interest” means any capital stock, partnership or limited liability company interest (as applicable) or other equity (including equity appreciation rights) or voting interest or any security or evidence of indebtedness convertible into or exchangeable or exercisable for any capital stock, partnership or limited liability company interest, or any warrant or option to acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any person (within the meaning of Section 3(9) of ERISA) who is, or at any time was, a member of a controlled group (within the meaning of Section 412(d)(3) of the Code) that includes, or at any time included, the Company or any Affiliate thereof, or any predecessor of any of the foregoing.
“Estimated Cash Amount” has the meaning set forth in Section 2.4(a).
“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.4(a).
“Estimated Net Plant Value” has the meaning set forth in Section 2.4(a).
“Estimated Net Plant Value Adjustment Amount” has the meaning set forth in Section 2.4(c).

“Estimated Net Working Capital” has the meaning set forth in Section 2.4(a).
“Estimated Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.4(b).
“Estimated Purchaser Paid Indebtedness Amount” has the meaning set forth in Section 2.4(a).
“Final Balance Sheet” has the meaning set forth in Section 2.4(e).
“Final Cash Amount” has the meaning set forth in Section 2.4(e).
“Final Indebtedness Amount” has the meaning set forth in Section 2.4(e).
“Final Net Plant Value” has the meaning set forth in Section 2.4(e).
“Final Net Working Capital” has the meaning set forth in Section 2.4(e).
“Financial Statements” has the meaning set forth in Section 4.4(a).
“Financing” has the meaning set forth in Section 5.4.
“Financing Definitive Agreements” has the meaning set forth in Section 6.16(a).
“FTC” has the meaning set forth in Section 6.10(a).
“GAAP” has the meaning set forth in Section 4.4(a).
“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any arbitrator, including any authority or other quasi‑governmental entity established by a Governmental Entity to perform any of such functions, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.
“Hazardous Material” means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, polychlorinated biphenyls, and any other chemicals, materials, substances or wastes in any amount or concentration which are now or hereafter (a) become defined as or included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “regulated substances,” “solid wastes” or “contaminants,” or words of similar import, under any Environmental Law or (b) are regulated by or for which Liability can be imposed under any Environmental Law.

“Highly Confident Letter” has the meaning set forth in Section 5.4.
“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976.
“Income Taxes” means Taxes imposed on or measured by reference to net income or receipts, and franchise and similar Taxes.
“Income Tax Returns” means Tax Returns relating to Income Taxes.
“Indebtedness” means: (a) any indebtedness, whether or not contingent, for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services; (d) any obligations as lessee under leases that have been, or should be, recorded as capitalized leases under GAAP; (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (f) any obligations, contingent or otherwise, under or with respect to acceptance credit, letters of credit or similar facilities; (g) any obligation with respect to interest rate and currency cap, collar, hedging or swap Contracts; (h) any obligation secured by a Lien; (i) a guarantee of the obligations of any other Person other than a subsidiary of the Company; (j) any guaranty of any of the foregoing; (k) any accrued interest, fees and charges in respect of any of the foregoing; and (l) any prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable, as a result of the prepayment or discharge of any of the foregoing, but excluding Bonds, Contractor Termination Royalties, Lafayette Pre-Closing Payments and Reclamation Liabilities.
“Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.
“Indemnitor” means any party to this Agreement from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.
“Indemnitor Defense Review Period” has the meaning set forth in Section 9.4(b).
“Infringing” has the meaning set forth in Section 4.9(b).
“Initial Resolution Period” has the meaning set forth in Section 2.4(e).
“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections.
“Interim Financial Statements” has the meaning set forth in Section 4.4(a).

“Knowledge of the Seller” or any similar phrase means, with respect to any fact or matter, the actual knowledge of the individuals set forth on Section 1.1(b) of the Seller’s Disclosure Schedule, without inquiry.
“Lafayette Agreements” means the Sales Marketing Agreement dated May 24, 2000 between the Company and Lafayette Coal Company (n/k/a Lafayette Energy Company), as amended, and the Oaktown No. 1 Mine Sales Marketing Agreement dated May 25, 2010 between Oaktown Fuels Mine No. 1, LLC, the Company and Lafayette Energy Company.
“Lafayette Pre-Closing Payments” means the commissions due to Lafayette Energy Company under the Lafayette Agreements, but only to the extent that such commissions are attributable to sales revenues actually received prior to the Closing Date or to the extent associated with Accounts Receivable assigned to the Seller and actually received by the Seller.
“Lafayette Termination Notices” has the meaning set forth in Section 6.5(e).
“Law” means any law (including common law), statute, constitution, treaty, charter, ordinance, code, Order, rule, regulation and any other binding requirement or determination of any Governmental Entity.
“Lease” means any lease or sublease relating to Leased Real Property to which any of Company or its Subsidiaries is a party or by which it is bound.
“Leased Real Property Interests” means all real property and real property interests leased or subleased by the Company or its Subsidiaries.
“Liabilities” means any direct or indirect liabilities, obligations, expenses, Indebtedness, claims, losses, damages, deficiencies, guarantees, endorsements or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated, matured or unmatured or otherwise.
“Lien” means, with respect to any property or asset, any lien (statutory or otherwise), mortgage, pledge, charge, security interest, hypothecation, community property interest, equitable interest, servitude, option, right (including rights of first refusal), restriction (including restrictions on voting, transfer or other attribute of ownership), lease, license, other rights of occupancy, adverse claim, reversion, reverter, preferential arrangement or any other encumbrance in respect of such property or asset.
“Loan Financing” has the meaning set forth in Section 5.4.
“Losses” has the meaning set forth in Section 9.2.
“Material Adverse Effect” means, when used in connection with the Company or any of its Subsidiaries, any event, change, circumstance, development or effect that individually or in the aggregate, is reasonably likely to be materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, excluding any such events, changes or effects resulting from or arising in connection with (i) changes in Laws, rules or regulations of general applicability or applicability to the coal industry; (ii) changes or conditions generally affecting the U.S. and global coal industry; (iii) changes or conditions generally affecting the U.S. and global economy or financial markets; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action taken (or omitted to be taken) with the written consent of or at the written request of the Purchaser, or any effect resulting from the Purchaser’s refusal to consent to a reasonable request of the Seller; (vi) any matter set forth in the Seller’s Disclosure Schedule to the extent that it is readily apparent from the face of the disclosure of such matter that such matter could reasonably be expected to result in a Material Adverse Effect; (vii) any changes in applicable tax and financial accounting rules (including GAAP); (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, other than with respect to losses or threatened losses of customers prior to the expiration of existing contracts; (ix) any natural or man-made disaster or acts of God; (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (xi) the identity of the Purchaser; (xii) seasonal fluctuations in the business of the Company; (xiii) a notice of a pattern of violations at the Prosperity mine from the Mine Safety and Health Administration; or (xiv) the Lafayette Termination Notices; provided, further, however, that any event, change, circumstance, development or effect referred to in clauses (i) through (iv), (vii) and (ix) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably likely to occur only to the extent that such event, change, circumstance, development or effect has a disproportionate adverse effect on the Company compared to other companies in the coal mining business and in the same general geographic region as the Company.
“Minimum Coal Inventory Amount” means an amount of coal in inventory equal to (i) 800,000 tons minus (ii) the lesser of (A) the total amount of coal inventory purchased by the Seller or one of its Affiliates immediately prior to Closing pursuant to Section 2.3(f) and (B) 300,000 tons of coal.
“Mining Operations” means the coal mining operations at the Oaktown 1, Oaktown 2 and Prosperity mines as presently conducted, including processing and reclamation.
“Mining Permits” means those Permits that are directly related to the Mining Operations, including those so designated in Section 4.6(b)(i) of the Seller’s Disclosure Schedule.
“Mining Regulations” means the Federal Surface Mining Control and Reclamation Act, 30 U.S.C. Section 1201, et seq. (SMCRA), and analogous state Laws; the federal Mine Safety and Health Act of 1977, as amended (MSHA), and analogous state Laws, and any Environmental Law to the extent that any Mining Permit was issued pursuant to the requirements of such Environmental Law.
“Multiemployer Plan” means a Plan that is a multiemployer plan within the meaning of Section 3(37) of ERISA with respect to which the Company or any ERISA Affiliate has an obligation to contribute or has or could have withdrawal Liability under Section 4201 of ERISA.

“Net Plant Value” means the net book value of all property and equipment, mining property, mine development costs, and asset retirement obligation assets, in each case calculated in accordance with GAAP consistently applied and in accordance with the methodology set out on Annex III.
“Net Working Capital” means, with respect to the Company and its Subsidiaries, current assets (excluding Cash, deferred Tax assets, Accounts Receivable from the Seller or an Affiliate thereof and any Accounts Receivable assigned to the Seller pursuant to Section 2.3(e), but including advance royalties paid by the Company or its Subsidiaries that have not yet been used to offset earned royalties) less current liabilities (excluding Income Taxes, deferred Tax liabilities and payables to the Seller or an Affiliate thereof and the current portion of long-term Indebtedness, but including mine and rail reclamation obligations), in each case calculated in accordance with GAAP consistently applied and in accordance with the methodology set out on Annex II; provided that for purposes of determining current assets, (i) the coal inventory included in current assets will be determined in accordance with the methodology set forth on Annex I and (ii) the parts inventory included in current assets will be valued on the same basis as such inventory is valued in the Financial Statements. For the avoidance of doubt, Net Working Capital shall not include any amount that is included in Net Plant Value.
“Notice of Claim” has the meaning set forth in Section 9.4(a).
“Objection Notice” has the meaning set forth in Section 2.4(e).
“Objection Period” has the meaning set forth in Section 2.4(e).
“Order” means any order, award, injunction, judgment, decree, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity or arbitrator of competent jurisdiction.
“Organizational Documents” means, with respect to any entity, the certificate of incorporation or formation, the articles of incorporation, by-laws, articles of organization, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).
“Outside Date” shall mean November 26, 2014.
“Owned Real Property Interests” means real property and interests in real property owned in fee by the Company or its Subsidiaries.
“Owned Real Property Parcel” means any parcel or tract of property in which Company or a Subsidiary has Owned Real Property Interests.
“Permit” means any authorization, approval, consent, certificate, declaration, filing, notification, qualification, registration, license, permit or franchise or any waiver of any of the foregoing, of or from, or to be filed with or delivered to, any Person or pursuant to any Law.
“Permitted Liens” means (a) building restrictions, easements, covenants, rights of way and other similar restrictions and agreements and/or conditions imposed by Permits or other impositions by any Governmental Entity which do not materially impair the current or proposed use of the properties they affect as those properties are currently used; (b) Liens for taxes not yet delinquent or being contested in good faith by appropriate procedures; (c) Liens arising from Leases or rights retained by a lessor arising from those Leases; (d) rights of any owner of any interest other than the Company’s or its Subsidiaries’ interest in the Real Property, including owners of surface, oil and gas, or other minerals or interests not subject to the Leases; (e) mechanic’s, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business or which are being disputed in good faith; and (f) any other imperfections of title, if any, in each case that have not and would not materially impair the current or proposed use of the properties they effect as those properties are currently used.
“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association or a Governmental Entity.
“Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, restricted stock, phantom stock, stock or cash award, deferred compensation, leave of absence, layoff, stay, vacation, day or dependent care, legal services, cafeteria, life, health, welfare, post‑retirement, accident, disability, worker’s compensation or other insurance, severance, separation, change of control, employment or other employee benefit plan, practice, policy, agreement or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual including any “employee benefit plan” within the meaning of Section 3(3) of ERISA.
“Policies” has the meaning set forth in Section 4.16.
“Post-Closing Period” means any taxable period or portion thereof beginning after the Closing Date. The portion of a Straddle Period that begins on the day following the Closing Date shall constitute a Post-Closing Period.
“Pre-Closing Period” means any taxable period or portion of a Straddle Period that is not a Post‑Closing Period.
“Proposal” has the meaning set forth in Section 6.14.
“Proposed Balance Sheet” has the meaning set forth in Section 2.4(e).
“Proposed Cash Amount” has the meaning set forth in Section 2.4(e).
“Proposed Indebtedness Amount” has the meaning set forth in Section 2.4(e).
“Proposed Net Plant Value” has the meaning set forth in Section 2.4(e).
“Proposed Net Working Capital” has the meaning set forth in Section 2.4(e).
“Purchased Balance Sheet” has the meaning set forth in Section 4.4(a).

“Purchase Price” has the meaning set forth in Section 2.1.
“Purchase Price Adjustment Deficit” has the meaning set forth in Section 2.4(g).
“Purchase Price Adjustment Surplus” has the meaning set forth in Section 2.4(g).
“Purchaser” has the meaning set forth in the preamble hereto.
“Purchaser Indemnitees” has the meaning set forth in Section 9.2.
“Purchaser Paid Indebtedness” has the meaning set forth in Section 2.3(c).
“Purchaser Termination Fee” has the meaning set forth in Section 8.2.
“Purchaser’s Disclosure Schedule” means the disclosure schedule dated and delivered as of the date hereof by the Purchaser to the Seller, which is attached to this Agreement.
“Purchaser’s Fundamental Representations” has the meaning set forth in Section 9.1(a).
“Real Property” has the meaning set forth in Section 4.8(a).
“Reclamation Liabilities” means all obligations or liabilities (a) arising from Permits; or (b) associated with or arising from the reclamation (including mitigation), decommissioning, deconstruction, disposal, or final retirement of mine sites, rail sidings and yards, coal piles, coal processing facilities and other facilities, and disturbances associated with any mining or mining-related activities conducted by or for the Company or its Subsidiaries.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material.
“Representatives” has the meaning set forth in Section 6.3(a).
“Restricted Period” has the meaning set forth in Section 6.15(a).
“Reviewing Party” has the meaning set forth in Section 2.4(f).
“Rights of Way” means all easements, right of way, prescriptive rights, and other ways of necessity, whether of record or not, used in connection with or necessary for the conduct of the Mining Operations.
“Section 338(h)(10) Election” has the meaning set forth in Section 6.9(f)(i).
“Section 338(h)(10) Election Form” has the meaning set forth in Section 6.9(f)(ii).
“Section 338 Forms” has the meaning set forth in Section 6.9(f)(ii).
“Seller” has the meaning set forth in the preamble hereto.

“Seller Guarantor” means Vectren Enterprises, Inc., an Indiana corporation.
“Seller Guaranty” means a guarantee of performance of the Seller’s obligations under this Agreement and the other Ancillary Agreements by Seller Guarantor, substantially in the form attached hereto as Exhibit A.
“Seller Indemnitees” has the meaning set forth in Section 9.3.
“Seller Parent” means Vectren Corporation, an Indiana corporation.
“Seller’s Disclosure Schedule” means the disclosure schedule dated and delivered as of the date hereof by the Seller to the Purchaser, which is attached to this Agreement.
“Seller’s Fundamental Representations” has the meaning set forth in Section 9.1(a).
“Site” means any of the Real Property currently or previously owned, leased or operated (directly or through the Contractors) by: (a) the Company or its Subsidiaries; or (b) any entities previously owned by the Company or its Subsidiaries, in each case including all soil, subsoil, surface waters and groundwater thereat.
“Straddle Period” has the meaning set forth in Section 6.9(a)(iii).
“Subsidiary” means, with respect to any Person, any other Person that is directly or indirectly Controlled by such Person.
“Support Obligations” has the meaning set forth in Section 6.17.
“Target Net Plant Value” means $297,988,656.
“Target Net Working Capital” means $20,251,711.
“Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, abandoned property, escheat, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, Transfer Taxes, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto and any liability in respect of any the foregoing payable by reason of contract, assumption, transferee or successor liability, operation of Law, Treasury Regulation § 1.1502-6 (or any analogous or similar provision of Law) or otherwise.
“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third Party” means a Person not a party to this Agreement.
“Third Party Claim” has the meaning set forth in Section 9.4(a).
“Third Party Defense” has the meaning set forth in Section 9.4(b).
“Transaction Expenses” has the meaning set forth in Section 10.3.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.
“Working Capital and Net Plant Value Methodology” has the meaning set forth in Section 2.4(d).
“$” means United States dollars.
1.2    Construction. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender shall include all genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof,” “herein,” “hereunder,” “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule of this Agreement unless otherwise specified; (e) the words “include,” “includes” and “including” when used in this Agreement shall be deemed to be modified by the words “without limitation,” unless otherwise specified; (f) the use of the word “or” is not intended to be exclusive unless expressly indicated otherwise; (g) the word “shall” shall be construed to have the same meaning and effect of the word “will;” (h) a reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns; (i) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted, from time to time, and all rules and regulations promulgated thereunder; and (j) all accounting terms used and not defined herein have the respective meanings given to them under GAAP.
ARTICLE II
PURCHASE AND SALE OF THE COMMON STOCK
2.1    Purchase and Sale of the Common Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller will sell, transfer and deliver, and the Purchaser will purchase from the Seller, all of the Common Stock (free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments and rights to acquire shares of any kind) for an aggregate purchase price equal to $296,000,000 (the “Base Purchase Price”), subject to adjustments pursuant to Section 2.4 (as finally adjusted, the “Purchase Price”); provided that in no event shall the Purchase Price exceed $325,000,000. Payment of the Purchase Price shall be made in accordance with Sections 2.3 and 2.4.
2.2    Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Purchaser, 1183 East Canvasback Dr., Terre Haute, Indiana 47802, at 10:00 a.m. on the date that is two Business Days after the satisfaction (or waiver as provided herein) of the conditions set forth in Article VII (other than those conditions that by their nature will be satisfied at the Closing), unless another time, date or place is agreed to in writing by the parties. The date upon which the Closing occurs is herein referred to as the “Closing Date.” The Closing will be deemed effective as of 11:59 p.m. Central Time on the Closing Date.
2.3    Calculation and Payment of Purchase Price on the Closing Date.
(a)    Calculation of the Closing Date Purchase Price. The aggregate amount to be paid to the Seller on the Closing Date (the “Closing Date Purchase Price”) is equal to the Base Purchase Price plus the Estimated Cash Amount (determined in accordance with Section 2.4(a), plus or minus, as applicable, the Estimated Net Working Capital Adjustment Amount (determined in accordance with Section 2.4(b)), plus or minus, as applicable, the Estimated Net Plant Value Adjustment Amount (determined in accordance with Section 2.4(c)), less the Estimated Purchaser Paid Indebtedness Amount, which the Purchaser will pay on behalf of the Company pursuant to Section 2.3(c), plus any adjustment amount pursuant to Section 6.5(e)(i); provided that the Closing Date Purchase Price shall not exceed $325,000,000. An example calculation of the Closing Date Purchase Price is set forth on Annex IV hereto.
(b)    Payment of the Closing Date Purchase Price. At the Closing, the Purchaser shall pay to the Seller by wire transfer of immediately available funds to an account designated in writing by the Seller no fewer than five Business Days prior to the Closing Date an amount equal to the Closing Date Purchase Price.
(c)    Payment of Purchaser Paid Indebtedness. At the Closing, the Purchaser shall pay on behalf of the Company all of the Indebtedness described on Section 2.3(c) of the Seller’s Disclosure Schedule (the “Purchaser Paid Indebtedness”) to the holder or holders thereof in accordance with, and upon receipt by the Purchaser of, a fully executed pay‑off letter and any other applicable discharges and lien release documentation, in each case, in form and substance reasonably acceptable to the Purchaser and, in each case, delivered by the Company to the Purchaser on or prior to the Closing Date.
(d)    Third Party Payments. Notwithstanding that the Purchaser is obligated to make on behalf of the Company certain payments to Third Parties pursuant to this Section 2.3, it is acknowledged that the underlying obligations in respect of which such payments are being made are not the obligations of the Purchaser and the Purchaser shall only be liable hereunder to make payments to such Third Parties in such amounts as the Purchaser is directed to make in accordance with the terms hereof.

(e)    The Seller and the Company shall, and shall cause each of the Company’s Subsidiaries to, use their reasonable best efforts prior to the Closing to minimize the Estimated Net Plant Value Adjustment Amount to the maximum extent possible through the management of the operations of the business of the Company and its Subsidiaries, including with respect to capital expenditures to be made by the Company or its Subsidiaries; provided that neither the Seller nor the Company shall take any action pursuant to this Section 2.3(e) that would compromise safety at the Mining Operations.
(f)    If when calculated in accordance with Section 2.3(a), the Closing Date Purchase Price exceeds $325,000,000, the Seller shall notify the Purchaser and provide reasonable supporting documentation of the adjustments to the Base Purchase Price and the calculation of the Closing Date Purchase Price. Subject to the Purchaser’s right to dispute such adjustments, the Company shall assign to the Seller certain Accounts Receivable prior to the Closing on a basis mutually agreeable to the Purchaser and the Seller (such agreement not to be unreasonably withheld, conditioned or delayed), in order to reduce the Estimated Net Working Capital such that the Closing Date Purchase Price does not exceed $325,000,000. To the extent additional measures are required to reduce the Closing Date Purchase Price to $325,000,000, the Purchaser and the Seller shall discuss in good faith other methods as shall be mutually agreeable to the Purchaser and the Seller (such agreement not to be unreasonably withheld, conditioned or delayed) of reducing the Closing Date Purchase Price to such amount. The Purchaser agrees that those methods will include, at the Seller’s election, the purchase of existing coal inventory by the Seller or one of its Affiliates immediately prior to Closing at the spot market price to the extent necessary to reduce the Closing Date Purchase Price to $325,000,000, with the provision that the purchased inventory will be stored separately at the mine where the inventory is located at the time of sale and will be maintained there under a separate contractual arrangement to be entered into by the Purchaser and the Seller (or its Affiliate), which will include the reimbursement of the Purchaser’s reasonable handling charges and any necessary or advisable measures to protect the Seller’s (or its Affiliate’s) interest in the purchased inventory, including a security interest therein; provided that no such purchase of inventory by the Seller or its Affiliate shall be permitted to the extent it would cause the condition set forth in Section 7.2(d) to fail to be satisfied.
2.4    Purchase Price Adjustment.
(a)    Estimated Closing Date Balance Sheet Certificate. At least five Business Days prior to the Closing Date, the Company and the Seller shall jointly prepare and deliver to the Purchaser (i) a reasonable good faith estimate of the consolidated balance sheet for the Company as of the Closing Date (the “Estimated Closing Balance Sheet”), (ii) a reasonable good faith estimate of the Closing Date Net Working Capital (the “Estimated Net Working Capital”), (iii) the resulting Estimated Net Working Capital Adjustment Amount, (iv) a reasonable good faith estimate of the Closing Date Net Plant Value (the “Estimated Net Plant Value”), (v) the resulting Estimated Net Plant Value Adjustment Amount, (vi) a reasonable good faith estimate of the Cash, if any, of the Company as of the Closing Date (as reflected on the Estimated Closing Balance Sheet) (the “Estimated Cash Amount”), (vii) a reasonable good faith estimate of the Indebtedness of the Company to be paid by the Purchaser as of the Closing Date (the “Estimated Purchaser Paid Indebtedness Amount”), and (viii) a certificate of the chief financial officer of the Company certifying the foregoing. Prior to the delivery of the Estimated Closing Balance Sheet, (1) representatives of the Purchaser and the Seller shall jointly survey, measure and calculate the coal inventory using the inventory methodology set forth on Annex I, which coal inventory calculation shall be used in determining the Estimated Net Working Capital, and (2) representatives of the Purchaser and the Seller shall jointly measure and calculate the parts inventory, which determination shall be used in the parts inventory calculation to be used in determining the Estimated Net Working Capital.
(b)    Estimated Net Working Capital Adjustment Amount. The Base Purchase Price shall be increased on a dollar-for-dollar basis to the extent the Estimated Net Working Capital is greater than the Target Net Working Capital, and shall be reduced on a dollar‑for‑dollar basis to the extent the Estimated Net Working Capital is less than the Target Net Working Capital (the “Estimated Net Working Capital Adjustment Amount”).
(c)    Estimated Net Plant Value Adjustment Amount. The Base Purchase Price shall be increased on a dollar-for-dollar basis to the extent the Estimated Net Plant Value is greater than the Target Net Plant Value, and shall be reduced on a dollar‑for‑dollar basis to the extent the Estimated Net Plant Value is less than the Target Net Plant Value (the “Estimated Net Plant Value Adjustment Amount”).
(d)    Working Capital and Net Plant Value Methodology. The Estimated Closing Balance Sheet and the Final Balance Sheet (and the individual elements thereof, including Net Working Capital and Net Plant Value) shall be prepared and determined in accordance with GAAP, with such modifications as are specified in the policies, principles, procedures and methodologies as set forth in Annexes I, II and III and made a part hereof (the “Working Capital and Net Plant Value Methodology”). Each of the deliveries set forth in this Section 2.4 shall be prepared in accordance with the Working Capital and Net Plant Value Methodology.
(e)    Final Balance Sheet. On the Closing Date and promptly following the Closing, representatives of the Purchaser and Seller shall jointly survey, measure and calculate the coal inventory using the inventory methodology set forth on Annex I, which coal inventory calculation shall be used in determining the Proposed Net Working Capital. Within 90 days following the Closing Date, the Purchaser shall prepare and deliver to the Seller a notice (an “Adjustment Notice”), which shall include a consolidated balance sheet of the Company as of the Closing Date prepared in accordance with GAAP and the methodologies specified in Annexes I, II and III (the “Proposed Balance Sheet” and, in its final and binding form after resolution of any disputes pursuant to this Section 2.4, the “Final Balance Sheet”) setting forth its calculation of (i) the Cash of the Company and its Subsidiaries as of the Closing Date (the “Proposed Cash Amount”, and, in its final and binding form after resolution of any disputes pursuant to this Section 2.4, the “Final Cash Amount”), (ii) the Indebtedness of the Company and its Subsidiaries as of the Closing Date that was not paid by the Purchaser pursuant to Section 2.3(c) or previously satisfied prior to the Closing (the “Proposed Indebtedness Amount”, and, in its final and binding form after resolution of any disputes pursuant to this Section 2.4, the “Final Indebtedness Amount”), (iii) the Closing Date Net Working Capital (the “Proposed Net Working Capital”, and, in its final and binding form after resolution of any disputes pursuant to this Section 2.4, the “Final Net Working Capital”), and

(iv) the Closing Date Net Plant Value (the “Proposed Net Plant Value”, and, in its final and binding form after resolution of any disputes pursuant to this Section 2.4, the “Final Net Plant Value”), together with the calculations utilized in, and the supporting documentation for the preparation of the Proposed Balance Sheet, the calculation of the Proposed Net Working Capital and the calculation of the Proposed Net Plant Value. The Seller shall have a period of 60 days (the “Objection Period”) after delivery of the Adjustment Notice in which to request additional information which shall be promptly provided by the Purchaser and to provide written notice to the Purchaser of any objections to the Proposed Balance Sheet and the calculation thereof (the “Objection Notice”). The Objection Notice shall set forth in reasonable detail the item of the Adjustment Notice to which each objection relates and the basis for each such objection. If the Seller delivers an Objection Notice within the Objection Period, the Seller and the Purchaser shall attempt in good faith to resolve any dispute concerning the items subject to such Objection Notice. If the Seller and the Purchaser do not resolve any dispute arising in connection with the Proposed Balance Sheet and its constituent parts within 30 days after the date of delivery of the Objection Notice, which 30‑day period may be extended by written agreement of the Purchaser and the Seller (such period, as it may be extended, the “Initial Resolution Period”), such dispute shall be resolved in accordance with the procedures set forth in Section 2.4(f). The Proposed Balance Sheet and the resulting Proposed Net Working Capital, Proposed Net Plant Value, Proposed Cash Amount and Proposed Indebtedness Amount shall be deemed to be accepted by the Seller, and shall become final and binding on the parties hereto on the earlier of (x) the expiration of the Objection Period without delivery to the Purchaser of an Objection Notice or (y) the date on which all objections provided for in a timely-delivered Objection Notice have been resolved by the parties or as provided for in Section 2.4(f).
(f)    Dispute Resolution Mechanism. If the Purchaser and the Seller have not been able to resolve the matters set forth in the Objection Notice (the “Dispute”) within the Initial Resolution Period, either party may submit such disputed matters to Crowe Horwath LLP (the “Reviewing Party”). Both parties shall submit to the Reviewing Party all materials and information to be considered by the Reviewing Party as promptly as practicable and in any event within 30 days following the initial submission of the Dispute to the Reviewing Party. The fees and expenses of the Reviewing Party incurred in the resolution of the disputed matters set forth in the Objection Notice shall be borne by the Purchaser, on the one hand, and the Seller, on the other hand, in proportion to the relative amounts of the aggregate disputed amount as to which such party prevailed, as determined by the Reviewing Party. The Reviewing Party shall make a determination regarding the Dispute (and written notice thereof shall be given to the Seller and the Purchaser) as promptly as practicable, but in any event within 30 days following the date on which the last item of information regarding the Dispute has been delivered to the Reviewing Party. The Reviewing Party will decide only the matters specifically raised in the Dispute based solely on the submissions made to the Reviewing Party which may include factual testimony and legal memoranda. The Reviewing Party will provide a written explanation in reasonable detail of the resolution of each matter raised in the Dispute, including the basis therefor; provided, however, that the Reviewing Party shall only decide the specific items under dispute by the parties. The determination of the Reviewing Party shall be final and binding on the Purchaser and the Seller, and the decision rendered pursuant to this Section 2.4(f) may be filed as a judgment in any court of competent jurisdiction. For the avoidance of doubt, nothing in this Section 2.4(f) shall preclude either party from pursuing any other remedy it may have under other provisions of this Agreement with respect to matters other than the matters governed by this provision.
(g)    Post-Closing Purchase Price Adjustments.
(i)    If (A) the Final Net Working Capital is less than the Estimated Net Working Capital, the Purchase Price shall be reduced on a dollar‑for‑dollar basis by an amount equal to such deficit, or (B) the Final Net Working Capital is greater than the Estimated Net Working Capital, the Purchase Price shall be increased by an amount equal to such surplus.
(ii)    If (A) the Final Net Plant Value is less than the Estimated Net Plant Value, the Purchase Price shall be reduced on a dollar‑for‑dollar basis by an amount equal to such deficit, or (B) the Final Net Plant Value is greater than the Estimated Net Plant Value, the Purchase Price shall be increased by an amount equal to such surplus.
(iii)    If (A) the Final Cash Amount is less than the Estimated Cash Amount, the Purchase Price shall be reduced on a dollar‑for‑dollar basis by an amount equal to such deficit, or (B) the Final Cash Amount is greater than the Estimated Cash Amount, the Purchase Price shall be increased by an amount equal to such surplus.
(iv)    If (A) the Final Indebtedness Amount is greater than the Estimated Purchaser Paid Indebtedness Amount, the Purchase Price shall be reduced on a dollar‑for‑dollar basis by an amount equal to such surplus, or (B) the Final Indebtedness Amount is less than the Estimated Purchaser Paid Indebtedness Amount, the Purchase Price shall be increased by an amount equal to such surplus.
The net amount of the adjustments to the Purchase Price under this Section 2.4(g) shall be the “Purchase Price Adjustment Deficit” if the net amount of the adjustments would, in the aggregate, reduce the Purchase Price hereunder, or the “Purchase Price Adjustment Surplus” if the net amount of the adjustments would, in the aggregate, increase the Purchase Price hereunder.
(h)    Payment Regarding Purchase Price Adjustments. Upon determination of the Final Net Working Capital, the Final Net Plant Value, the Final Cash Amount and the Final Indebtedness Amount in accordance with this Section 2.4 (such date of determination, the “Determination Date”), (i) if there is a Purchase Price Adjustment Deficit, the Seller shall pay to the Purchaser within five Business Days after the Determination Date, by wire transfer of immediately available funds an amount equal to the Purchase Price Adjustment Deficit; and (ii) if there is a Purchase Price Adjustment Surplus, the Purchaser shall, within five Business Days after the Determination Date, pay to the Seller by wire transfer of immediately available funds an amount equal to the Purchase Price Adjustment Surplus.
2.5    Closing Deliveries.
(a)    Documents Delivered by the Seller. At or prior to the Closing, the Seller will deliver to the Purchaser each of the following:

(i)        certificates representing the Common Stock, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer;
(ii)        a properly prepared certificate of non‑foreign status, as required pursuant to Treas. Reg. §1.1445‑2(b)(2), duly executed by the Seller;
(iii)        the Section 338(h)(10) Election Form (as described in Section 6.9(f)), duly executed by the Seller;
(iv)        pay‑off letters, in customary form, duly executed by the Company and the holders of any Purchaser Paid Indebtedness and any inter-company or Affiliate obligations to be discharged prior to closing and any other applicable discharges or lien release documentation, in each case, in form and substance reasonably acceptable to the Purchaser;
(v)        the corporate record book, stockholder ledger and all other corporate records of each of the Company and its Subsidiaries;
(vi)        a certificate, in form and substance reasonably acceptable to the Purchaser, duly executed by the Secretary of the Company certifying:
(A)    that attached to such certificate is a copy of duly adopted resolutions of the board of directors of the Company approving this Agreement and authorizing the execution and delivery of this Agreement, including the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby;
(B)    that such resolutions have not been amended, modified or rescinded and are in full force and effect; and
(C)    that attached to such certificate is a true and correct copy of the Organizational Documents of each of the Company and its Subsidiaries, each of which are in full force and effect and have not been amended, modified or rescinded.
(vii)    a certificate of existence for each of the Company and its Subsidiaries dated within 30 days prior to the Closing Date issued by the secretary of state of the applicable state of organization and foreign qualification good standing certificates for the Company and its Subsidiaries in each of the jurisdictions set forth in Sections 4.1 and 4.2(b) of the Seller’s Disclosure Schedule, as applicable;
(viii)    a copy of the duly adopted resolutions of the board of directors of the Seller, certified by an officer of the Seller, approving this Agreement and authorizing the execution and delivery of this Agreement, including the Ancillary Documents to be executed and delivered by the Seller pursuant hereto, and the consummation of the transactions contemplated hereby and thereby;
(ix)        all approvals, consents and waivers set forth on Section 7.2(g) of the Seller’s Disclosure Schedule, each of which approvals, consents and waivers shall be (1) in full force and effect, (2) not subject to any condition or other qualification and (3) in form and substance reasonably satisfactory to the Purchaser;
(x)        a landlord estoppel certificate for each Lease with Templeton Coal Company in form and substance reasonably satisfactory to the Purchaser;
(xi)        evidence of the assignment of the Accounts Receivable in accordance with Section 2.3(f) in a form mutually agreeable to the Purchaser and the Seller;
(xii)    the Seller Guaranty, duly executed by Seller Guarantor;
(xiii)    duly executed copies of each of the Contractor Termination Agreements and the Lafayette Termination Notices;
(xiv)    interim services agreements with the Contractors, substantially in the forms attached hereto as Exhibit B-1, B-2 and B-3, duly executed by the Contractors; and
(xv)    such other documents and items as are reasonably necessary or appropriate to effect the consummation of the transactions contemplated hereby or which may be customary under local Law.
(b)    Documents Delivered by the Purchaser. At or prior to the Closing, the Purchaser will deliver to the Seller each of the following:
(i)    payment of the Closing Date Purchase Price to be paid pursuant to the methods and determined in accordance with Section 2.3;
(ii)    a copy of the duly adopted resolutions of the board of directors of the Purchaser, certified by an officer of the Purchaser, approving this Agreement and authorizing the execution and delivery of this Agreement, including the Ancillary Documents to be executed and delivered by the Purchaser pursuant hereto, and the consummation of the transactions contemplated hereby and thereby; and
(iii)    such other documents and items as are reasonably necessary or appropriate to effect the consummation of the transactions contemplated hereby or which may be customary under local Law.
2.6    Withholding. The Company, the Purchaser and their Affiliates will be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any Person such amounts as they determine, in good faith and after due consultation with the Seller, are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. In the event that any amount is so deducted and withheld, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom the payment from which such amounts were withheld was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser as of the date hereof and as of the Closing as follows:
3.1    Organization and Good Standing. The Seller is duly organized and validly existing under the Laws of the State of Indiana.
3.2    Authority and Enforceability. The Seller has the requisite legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Seller and no other action is necessary on the part of the Seller to authorize this Agreement or any Ancillary Agreement to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement to which it is a party have been duly executed and delivered by the Seller. Assuming due authorization, execution and delivery by the Purchaser and each other party thereto, this Agreement and each such Ancillary Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.
3.3    No Conflicts; Consents.
(a)    The execution and delivery by the Seller of this Agreement and the Ancillary Agreements to which it is a party does not, the performance by the Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (in each case with or without the giving of notice or lapse of time or both) will not, directly or indirectly, (i) violate any Law, Order or other restriction of any Governmental Entity to which the Seller may be subject or (ii) violate, breach, conflict with or constitute a default or an event creating any additional rights (including rights of amendment, impairment, modification, suspension, revocation, acceleration, termination or cancellation), impose additional obligations or result in a loss of any rights, result in the creation of any Lien or require a consent or the delivery of notice, under any Contract or Permit to which the Seller is a party or by which the Seller is bound or to which any of the shares of Common Stock are subject. There is no Action pending or, to the Knowledge of the Seller, threatened against or affecting its shares of Common Stock.
(b)    Except as set forth on Section 3.3(b) of the Seller’s Disclosure Schedule, the Seller is not required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Entity in order for the parties to consummate the transactions contemplated hereby and by the Ancillary Agreements.

3.4    Common Stock Ownership.
(a)    The Seller has good and valid title to, and holds of record and owns beneficially, all of the Common Stock, free and clear of all Liens, subscriptions, warrants, calls, proxies, commitments, restrictions and rights to acquire shares of any kind. The shares of Common Stock are the only Equity Interests in the Company owned of record or beneficially by the Seller and the Seller does not own (or have any rights in or to acquire) any other Equity Interests in the Company or any other securities convertible into, or exercisable or exchangeable for, equity or voting interests in the Company. The shares of Common Stock were not issued in violation of (i) any Contract to which the Seller is or was a party or by which the Seller or its properties or assets is or was subject or (ii) of any preemptive or similar rights of any Person. This Agreement, together with the other documents executed and delivered at the Closing by the Seller, will be effective to transfer valid title to the Common Stock to the Purchaser, free and clear of all Liens, subscriptions, warrants, calls, proxies, commitments and Contracts of any kind.
(b)    The Seller is not party to (i) any voting agreement, voting trust, registration rights agreement, stockholder or member agreement or other similar arrangement with respect to the equity or voting interests in the Company or (ii) any Contract obligating the Seller to vote or dispose of any Equity Interests in the Company or which has the effect of restricting or limiting the transfer, voting or other rights associated with the Common Stock.
3.5    Brokers’ Fees. The Seller does not have any Liability to pay any fees or commissions to any broker, finder or similar agent with respect to this Agreement, the Ancillary Agreements or the transactions contemplated by hereby or thereby.
3.6    U.S. Status of Seller. The Seller is not a “foreign person” within the meaning of Section 1445 of the Code and is not a Person whose separate existence from a “foreign person” within the meaning of Section 1445 of the Code is disregarded for U.S. federal income tax purposes.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY
The Seller represents and warrants to the Purchaser as of the date hereof and as of the Closing as follows:
4.1    Organization and Good Standing. The Company is duly organized and validly existing under the Laws of the State of Indiana, has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns or leases property or assets or the nature of its activities require such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. Section 4.1 of the Seller’s Disclosure Schedule sets forth the jurisdiction of incorporation of the Company and each jurisdiction in which the Company is licensed or qualified to do business. The Seller has made available to the Purchaser a complete and accurate copy of the Organizational Documents for the

Company. The Company is not and has not been in breach or violation of or default under any provision of its Organizational Documents.
4.2    Capitalization.
(a)    Except for the Common Stock, no other Equity Interests in the Company are authorized, issued or outstanding. All of the shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with all applicable Laws. None of the shares of Common Stock were issued in violation of (i) any Contract to which the Seller or the Company is or was a party or by which the Seller or the Company or their respective properties or assets is or was subject or (ii) of any preemptive or similar rights of any Person. Except as set forth on Section 4.2(a) of the Seller’s Disclosure Schedule, there are no outstanding options, warrants or other Equity Interests or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any shares of capital stock or other Equity Interests of the Company and there are no “phantom stock” rights, stock appreciation rights or other similar rights with respect to the Company. There are no Contracts to which the Company is a party or by which the Company is subject, obligating the Company to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional shares of capital stock of, or other Equity Interests in, or options, warrants or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, any such shares of the Company, or any “phantom stock” right, stock appreciation right or other similar right with respect to the Company, or obligating the Company to enter into any such Contract. There are no Contracts, contingent or otherwise, obligating the Company to repurchase, redeem or otherwise acquire or dispose of any shares of capital stock of, or other Equity Interests in, the Company. There are no voting agreements, voting trusts, registration rights agreements, member agreements, stockholder agreements or other similar arrangements with respect to the capital stock of the Company. There are no rights plans affecting the Company.
(b)    Except as set forth on Section 4.2(b) of the Seller’s Disclosure Schedule, the Company does not own or hold the right to acquire any stock, partnership interest or joint venture interest or other Equity Interest in any other corporation, organization or entity. Except as set forth on Section 4.2(b) of the Seller’s Disclosure Schedule, the Company owns, directly or indirectly, of record and beneficially, all capital stock and other Equity Interests in each of its Subsidiaries, and all such capital stock and other equity interests are validly issued, fully paid and non-assessable (to the extent such concept is applicable to such equity interests). Each of the Company’s Subsidiaries is duly formed or organized and validly existing under the applicable Laws of its jurisdiction of formation or organization, and each of the Company’s Subsidiaries has all requisite power and authority to own and operate its properties and to carry on its businesses as now conducted. Each of the Company’s Subsidiaries is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns or leases property or assets or the nature of its activities require such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on such Subsidiary. Section 4.2(b) of the Seller’s Disclosure Schedule sets forth the jurisdiction of organization of each of the Company’s Subsidiaries and each jurisdiction in which each of the Company’s Subsidiaries is licensed or qualified to do business. The Seller has made available to the Purchaser a complete and accurate copy of the

Organizational Documents for each of the Company’s Subsidiaries. No Company Subsidiary is or has been in breach or violation of or default under any provision of its Organizational Documents
(c)    Except as set forth on Section 4.2(c) of the Seller’s Disclosure Schedule, neither the Company nor its Subsidiaries has any Indebtedness.
4.3    No Conflicts; Consents.
(a)    Except as set forth on Section 4.3(a) of the Seller’s Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party does not, and the performance by the Company of any of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (in each case with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate or conflict with or result in the breach of the provisions of any of the Organizational Documents of the Company, (ii) violate, breach, conflict with or constitute a default or an event creating any additional rights (including rights of amendment, impairment, modification, suspension, revocation, acceleration, termination or cancellation), impose additional obligations or result in a loss of any rights, or require a consent or the delivery of notice, under any Company Contract, Law or Permit applicable to the Company or to which the Company is a party or otherwise subject, or (iii) result in the creation of any Liens upon any asset owned or used by the Company.
(b)    Except as set forth on Section 4.3(b) of the Seller’s Disclosure Schedule, the Company is not required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Entity in order for the parties to consummate the transactions contemplated hereby and by the Ancillary Agreements.
4.4    Financial Statements; No Undisclosed Liabilities; Accounts Receivable.
(a)    Section 4.4(a) of the Seller’s Disclosure Schedule sets forth true and complete copies of the audited consolidated balance sheet of the Company as at December 31, 2013 (the “Balance Sheet”) December 31, 2012, and the related audited consolidated statements of income, changes in shareholders’ equity and cash flows of the Company, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively referred to as the “Financial Statements”), the unaudited consolidated balance sheet of the Company as at May 31, 2014, and the related consolidated statements of income, changes in shareholders’ equity and cash flows of the Company, together with all related notes and schedules thereto (collectively referred to as the “Interim Financial Statements”), and a pro forma balance sheet of the Company as at May 31, 2014 reflecting the transactions contemplated hereby (the “Purchased Balance Sheet”). Each of the Financial Statements, the Interim Financial Statements and the Purchased Balance Sheet (i) has been prepared based on the Books and Records of the Company and its Subsidiaries, (ii) has been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated and (iii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, subject, in the case of the Interim Financial Statements and Purchased Balance Sheet, to normal recurring year‑end audit adjustments and the absence of notes, in each case the effect of which, individually or in the aggregate, would not reasonably be expected to be material to the Company. The Company maintains a standard system of accounting and internal controls established and administered in accordance with GAAP.
(b)    Except as set forth on Section 4.4(b) of the Seller’s Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Liabilities except those which (i) are adequately reflected or reserved against in the Balance Sheet, (ii) have been incurred in the ordinary course of business consistent with past practice since December 31, 2013 and (iii) are not, individually or in the aggregate, material in amount.
4.5    Taxes.
(a)    All Income Tax Returns and other material Tax Returns required to have been filed by or with respect to the Company or any of its Subsidiaries have been duly and timely filed (or, if due between the date hereof and the Closing Date, will be duly and timely filed), and each such Tax Return in all material respects reflects Liabilities for Taxes and all other information required to be reported thereon. All material Taxes owed by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid). The Company and each of its Subsidiaries has adequately provided for, in its books of account and related records, Liabilities for all unpaid Taxes (that are current Taxes not yet due and payable) in accordance with GAAP.
(b)    Except as set forth on Section 4.5(b) of the Seller’s Disclosure Schedule, (i) there is no action or audit currently proposed, threatened or pending respect to the Company or any of its Subsidiaries in respect of any material Taxes; and (ii) neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, nor has the Company or any of its Subsidiaries made (or had made on its behalf) any requests for such extensions. No written claim (or, to the Knowledge of Seller, no other claim) has ever been made by an authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that as a result of their activities, the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction or that as a result of its activities, the Company or any of its Subsidiaries must file Tax Returns in such jurisdiction. There are no Liens on any of the stock, assets or properties of the Company or its Subsidiaries with respect to Taxes, except for Permitted Liens.
(c)    The Company and each of its Subsidiaries has withheld and timely paid all material Taxes required to have been withheld or paid and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.
(d)    There is no pending dispute or claim concerning any material Liabilities for Taxes with respect to the Company or any of its Subsidiaries for which notice has been provided or which is asserted or threatened. No issues have been raised in any examination with respect to the Company or any of its Subsidiaries which, by application of similar principles, could be expected to result in material Liabilities for Taxes for the Company or any of its Subsidiaries for any other period not so examined. Section 4.5(d) of the Seller’s Disclosure Schedule (i) lists all federal, state and local Income Tax Returns filed with respect to the Company or any of its Subsidiaries for taxable periods ended on or after January 1, 2008, (ii) indicates those Income Tax Returns that have been audited and (iii) indicates those Income Tax Returns that currently are the subject of audit. The Seller has made available to the Purchaser copies of all proforma federal Income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since January 1, 2008. Neither the Company nor any of its Subsidiaries has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.
(e)    None of the assets or properties of the Company or its Subsidiaries constitutes tax exempt bond financed property or tax exempt use property within the meaning of Section 168 of the Code. Neither the Company nor any of its Subsidiaries is a party or is subject to any “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982, or to any “long term contract” within the meaning of Section 460 of the Code. Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, is a party or subject to any Contract that under certain circumstances could obligate it to make payments that would result in a nondeductible expense under Section 280G of the Code or an excise Tax to the recipient of such payments pursuant to Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has participated in or cooperated with an international boycott as defined in Section 999 of the Code.
(f)    Neither the Company nor any of its Subsidiaries has received (or is subject to) any ruling from any Taxing Authority or has entered into (or is subject to) any Contract with a Taxing Authority. The Company and each of its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(g)    Neither the Company nor any of its Subsidiaries has agreed to or is required to make by reason of a change in accounting method or otherwise, or could be required to make by reason of a proposed or threatened change in accounting method or otherwise, any adjustment under Section 481(a) of the Code. Neither the Company nor any of its Subsidiaries has been the “distributing corporation” (within the meaning of Section 355 of the Code) with respect to a transaction described in Section 355 of the Code within the two-year period ending as of the date of this Agreement.
(h)    Neither the Company nor any of its Subsidiaries is a party to, a beneficiary of or subject to, any Tax allocation or sharing agreement with the Seller or Seller Parent (or any of their Affiliates) that will be in existence at Closing. Neither the Company nor any of its Subsidiaries has any Liabilities for the Taxes of any Person (i) as a transferee or successor, (ii) by Contract (other than commercial contracts the principal purpose of which is not Tax related), or (iii) except with respect to Seller Parent as the parent of the U.S. consolidated group of which the Company and its Subsidiaries are members under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law). Neither the Company nor any of its Subsidiaries is a party to, a beneficiary of or subject to, any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

(i)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Tax Law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, or (iv) cancellation of Indebtedness income arising on or prior to the Closing Date.
(j)    Neither the Company nor any of its Subsidiaries has been a party to, nor has engaged, in any transaction that, as of the date hereof, is a “listed transaction” or “substantially similar” transaction under Section 1.6011-4(b)(2) of the Treasury Regulations.
(k)    The Seller and/or Seller Parent is eligible to join with Purchaser in making the Section 338(h)(10) Election with respect to the purchase of all the Common Stock of the Company contemplated by this Agreement.
(l)    Notwithstanding anything elsewhere in this Agreement to the contrary, the representations and warranties in this Section 4.5 are the sole and exclusive representations and warranties in this Agreement concerning Taxes.
4.6    Compliance with Law; Permits.
(a)    Except as indicated on Sections 4.6(a)(i) and 4.6(c) of the Seller’s Disclosure Schedule and except for violations that have been fully cleared or resolved with the relevant Governmental Entity: (i) each of the Company and its Subsidiaries (A) has since January 1, 2008 conducted, and are presently conducting, their respective businesses in compliance with all applicable Laws in all material respects, and (B) has prior to January 1, 2008 conducted their respective businesses in compliance with all applicable Laws other than such non-compliance which would not reasonably be expected to result in a Material Adverse Effect, and (ii) each of the Contractors has (A) since January 1, 2008 conducted, and are presently conducting, the Mining Operations in compliance with all applicable Laws in all material respects, and (B) has prior to January 1, 2008 conducted the Mining Operations in compliance with all applicable Laws other than such non-compliance which would not reasonably be expected to result in a Material Adverse Effect. Except as indicated on Section 4.6(a)(ii) of the Seller’s Disclosure Schedule, to the Knowledge of the Seller, no event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) would be reasonably expected to result in a violation of, conflict with or failure on the part of the Company or any of its Subsidiaries to conduct its business, or on the part of the Contractors to conduct the Mining Operations, in compliance with, any applicable Law in all material respects. Except as indicated on Sections 4.6(a) and 4.6(c) of the Seller’s Disclosure Schedule, neither the Company nor any of its Subsidiaries has received notice regarding any material violation of, conflict with, or failure to conduct its business or the Mining Operations in compliance with, any applicable Law, excluding any notice of any such violation, conflict or failure on the part of the Contractors that has been fully resolved with the relevant Governmental Entity. The Mining Operations have not been designated as being subject to a pattern of violations by the Mine Safety and Health Administration, and neither the Company nor its Subsidiaries, nor to the Knowledge of the Seller, the Contractors, have received any written or oral communications from the Mine Safety and Health Administration indicating such a designation.
(b)    Each of the Company and its Subsidiaries has obtained, owns, holds or lawfully uses directly or through the Contractors, all Permits which are material for the conduct of its business or the Mining Operations, and each Permit is held free and clear of all Liens. Each such Permit is valid and in full force and effect and is listed on Section 4.6(b)(i) of the Seller’s Disclosure Schedule (with all Mining Permits being so designated). Section 4.6(b)(ii) of the Seller’s Disclosure Schedule sets forth each Order entered, issued or rendered by any Governmental Entity to which the Company or one of its Subsidiaries or its or their business, properties or assets is subject that could reasonably be expected to materially restrict the Mining Operations or result in Liability to the Company or its Subsidiaries that has not been fully resolved. Except as noted on Section 4.6(b)(iii) of the Seller’s Disclosure Schedule and except for violations that have been fully resolved with the relevant Governmental Entity, each of the Company and its Subsidiaries and the Contractors is and has been in compliance in all material respects with the Permits, and, to the Knowledge of the Seller, no event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) would be reasonably expected to result in a material violation of, conflict with, failure on the part of the Company or one its Subsidiaries or the Contractors to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of any Permit.
(c)    Section 4.6(c) of the Seller’s Disclosure Schedule sets forth a complete list of each violation of, conflict with or failure to comply with the Mining Regulations in connection with the Mining Operations that is open or has not been fully resolved with the relevant Governmental Entity.
(d)    Section 4.6(d) of the Seller’s Disclosure Schedule sets forth, as of the date of this Agreement, a complete list of all current plans, including mine plans, roof control plans, ventilation plans, corrective action programs, and any amendments, modifications, updates or material correspondence related thereto, for each of the Mining Operations that have been submitted to applicable Governmental Entities pursuant to the Mining Regulations, each of which has been made available to the Purchaser.
(e)    None of the representations and warranties contained in this Section 4.6 shall be deemed to relate to tax matters (which are governed by Section 4.5), labor and employment matters (which are governed by Section 4.14) or environmental matters (which are governed by Section 4.15). Notwithstanding the foregoing, the representations and warranties contained in this Section 4.6 shall be deemed to relate to the Mining Regulations.
4.7    Personal Property.
(a)    Except as set forth in Section 4.7(a) of the Seller’s Disclosure Schedule, each of the Company and its Subsidiaries has good and marketable title to the personal property (i.e. tangible property other than Real Property) it purports to own, and a valid leasehold interest in the personal property it leases, in each case free and clear of all Liens other than Permitted Liens, lease terms and purchase money liens. The material personal properties and assets that will be owned or leased and available for use by the Company or its Subsidiaries after the consummation of the transactions contemplated hereby (including the termination of Contracts pursuant to Section 6.5) (a) are in good operating condition and repair, subject to ordinary wear and tear, are usable in the ordinary course of the Mining Operations, and are suitable for the purposes for which they are currently being used, and (b) are sufficient for the conduct of the Mining Operations.
(b)    Section 4.7(b) of the Seller’s Disclosure Schedule sets forth a complete and accurate list of the equipment owned or leased by the Company or its Subsidiaries and used in the Mining Operations as of the date hereof with a net book value equal to or greater than $10,000 organized by coal mine, and with respect to equipment with a net book value equal to or greater than $50,000, also organized by production unit. All of such equipment will be located at such coal mines for use by the Purchaser as of the Closing.
4.8    Real Property.
(a)    Section 4.8(a) of the Seller’s Disclosure Schedule contains a list of (i) the Owned Real Property Interests, (ii) the Leased Real Property Interests, and (iii) the Rights of Way, and, together with the Owned Real Property Interests and Leased Real Property Interests, the “Real Property”); provided that the omission of any Owned Real Property Interests, Leased Real Property Interests or Right of Way by inadvertence which is not, individually or in the aggregate, material to the Company or its Subsidiaries or the Mining Operations from Section 4.8(a) of the Seller’s Disclosure Schedule shall not constitute a breach of this Section 4.8(a).
(b)    With respect to each Owned Real Property Interest:
(i)    Either the Company or one of its Subsidiaries has good and marketable title to each such Owned Real Property Interest free and clear of all Liens, except Permitted Liens.
(ii)    No structures, facilities or other improvements on any parcel adjacent to an Owned Real Property Parcel encroach onto any portion of the Owned Real Property Parcel in a manner that materially impairs the use of such property in the manner it is currently used by the Company.
(iii)    The Seller has made available to the Purchaser copies of the deeds and other instruments (as recorded) by which the Company or its Subsidiaries acquired the Owned Real Property Interests, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company or its Subsidiaries with respect to such Owned Real Property Interests.
(iv)    Except as set forth on Section 4.8(b)(iv) of the Seller’s Disclosure Schedule, there are no outstanding put rights or options or rights of first refusal or rights of first offer in Third Parties to purchase any of the Owned Real Property Interests.
(c)    With respect to Leased Real Property Interests, and except as set forth on Section 4.8(c) of the Seller’s Disclosure Schedule:

(i)    The Seller has made available to the Purchaser a true and complete copy of each Lease, and there are no oral or other agreements, amendments or modifications affecting such Lease, provided that a failure by inadvertence to make available to Purchaser any Lease or amendment which is not, individually or in the aggregate, material to the Company or its Subsidiaries or the Mining Operations shall not constitute a breach of this Section 4.8(c).
(ii)    Each Lease is a valid and binding Contract of the Company or its Subsidiaries, and is in full force and effect and is binding on and enforceable against the Company or its Subsidiaries, and, to the Knowledge of the Seller, binding upon and enforceable against the counterparties thereto (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and subject to general principles of equity), and is free and clear of any Liens other than Permitted Liens. Neither the Company nor any of its Subsidiaries, nor to Knowledge of the Seller, any other party to a Lease is in violation or breach of or default thereof that would constitute a material default thereof or otherwise entitle the lessor to terminate or modify any such Lease. No event has occurred which (whether with notice or lapse of time, or both) would constitute a material default thereof or otherwise entitle the lessor to terminate or modify any such Lease. Neither the Company nor any of its Subsidiaries has received any written notice alleging any violation, breach or default under any such Lease.
(iii)     Neither the Company nor any of its Subsidiaries owes or will owe any material brokerage commissions or finder’s fees with respect to any Lease or any renewal or extension thereof or the exercise of any right or option thereunder.
(d)    The Company or one of its Subsidiaries owns, has rights to use or possesses all material Rights of Way.
(e)    To the Knowledge of the Seller, no Governmental Entity or other Third Party having the power of eminent domain over the Real Property has commenced or intends to exercise the power of eminent domain or a similar power with respect to all or any part of such Real Property. There are no pending or, to the Knowledge of the Seller, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property or any other matters which do or may adversely affect the current use, occupancy or value thereof. Neither the Company nor any of its Subsidiaries has received notice of any pending or threatened special assessment proceedings affecting any portion of such Real Property.
(f)    The Real Property and all present uses and operations of the Real Property by the Company, its Subsidiaries or the Contractors comply with all zoning or other land use Laws affecting the Real Property in all material respects.
(g)    Except as set forth in Section 4.8(g) of the Seller’s Disclosure Schedule, no Person other than the Company or its Subsidiaries is in possession of any material Real Property or any portion thereof, and to the Knowledge of the Seller, there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person other than the Company or its Subsidiaries the right of use or occupancy of such Real Property or any portion thereof.

4.9    Intellectual Property.
(a)    Section 4.9(a)(i) of the Seller’s Disclosure Schedule contains a complete and accurate list of all Intellectual Property that is material to or necessary for the conduct of the Company’s and its Subsidiaries’ businesses or the Mining Operations (the “Company Intellectual Property”), and except as set forth on Section 4.9(a)(ii) of the Seller’s Disclosure Schedule, as of the Closing the Company or its Subsidiaries will own or have the right to use all such Company Intellectual Property.
(b)    Except as set forth on Section 4.9(b) of the Seller’s Disclosure Schedule, to the Knowledge of the Seller: (i) the Company Intellectual Property as currently licensed or used by the Company or its Subsidiaries, and the Company’s and its Subsidiaries’ conduct of their businesses as currently conducted, do not infringe, violate or misappropriate the Intellectual Property of any Person; and (ii) no Person is infringing, violating or misappropriating any Company Intellectual Property.
4.10    Absence of Certain Changes or Events.
(a)    As of the date hereof, except as set forth in Section 4.10(a) of the Seller’s Disclosure Schedule, since the date of the Balance Sheet, no Material Adverse Effect has occurred and is continuing.
(b)    Without limiting the generality of Section 4.10(a), except as set forth on Section 4.10(b) of the Seller’s Disclosure Schedule, since the date of the Balance Sheet, each of the Company and its Subsidiaries has conducted its business in the ordinary course, consistent with past practice, and neither the Company nor any of its Subsidiaries has:
(i)    made any change in its accounting principles or practices or the methods by which such principles or practices are applied for financial reporting purposes (except as required by GAAP), changed, or made, any material Tax election, changed any Tax accounting method or settled any material claim for Taxes or written down or written up (or failed to write down or write up in accordance with GAAP consistent with past practice) the value of any Accounts Receivable or revalued any of their respective assets other than in the ordinary course of business consistent with past practice and in accordance with GAAP;
(ii)    suffered any material damage, destruction or Loss with respect to any of its properties or assets, whether or not covered by insurance;
(iii)     other than in the ordinary course of business consistent with past practice, acquired, sold, transferred, conveyed, leased, subleased or otherwise disposed of any businesses or any material properties or assets (whether by merger, consolidation or otherwise); or
(iv)     authorized, committed or agreed to do any of the foregoing.

4.11    Contracts.
(a)    Section 4.11(a) of the Seller’s Disclosure Schedule sets forth a complete and accurate list of all of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of its or their assets are subject:
(i)    Contracts for the purchase or lease of materials, supplies, goods, services, equipment or other assets requiring aggregate payments in excess of $100,000;
(ii)    Contracts for the sale by the Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets (other than coal) having a value in excess of $50,000;
(iii)     Contracts requiring the Company or any of its Subsidiaries to purchase its total requirements of any product or service from a Third Party or that contain “take or pay” or other minimum purchase requirements provisions;
(iv)     Contracts for the purchase, sale or transport of coal (collectively, the “Coal Supply Agreements”);
(v)    Contracts with coal brokers for the sale of coal;
(vi)     Contracts to supply or provide contract mining services and any other Contracts with coal mine operators or their Affiliates, directors, managers, officers, stockholders or partners;
(vii)    partnership, joint venture or similar Contracts;
(viii)    employment, severance, stay, bonus, termination, change in control, consulting or similar Contracts;
(ix)     Contracts containing covenants not to compete or other covenants restricting or purporting to restrict the right of the Company or any of its Subsidiaries or Affiliates to engage in any line of business, acquire any property, develop or distribute any product, provide any service (including geographic restrictions) or to compete with any Person, or granting any exclusive distribution rights, in any market, field or territory;
(x)    Contracts with the Seller or any Affiliate of the Seller, the Company or any of its Subsidiaries, other than Coal Supply Agreements;
(xi)     Notes, debentures, bonds, equipment trusts, letters of credit, loans or other Contracts for or evidencing Indebtedness or the lending of money including Bonds;
(xii)    Contracts (including keepwell agreements) under which (A) any Person has directly or indirectly guaranteed Indebtedness or other Liabilities of the Company or any of its Subsidiaries or (B) the Company or any of its Subsidiaries has directly or indirectly guaranteed Indebtedness or other Liabilities of any Third Party (in each case other than endorsements for the purpose of collection in the ordinary course of business consistent with past practice);
(xiii)    Contracts under which the Company or any of its Subsidiaries has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Third Party;
(xiv)    Contracts under which there is a continuing obligation to pay any “earn out” payment or deferred or contingent purchase price or any similar payment respecting the purchase of any business or assets;
(xv)    Contracts that are material to the conduct of the business of the Company or its Subsidiaries as currently conducted (i) under which any Company Intellectual Property is licensed to any Third Party, or (ii) that constitute Intellectual Property licensed by the Company or its Subsidiaries (excluding generally-commercially‑available off‑the‑shelf software programs that in each case has incurred license fees of less than $2,500), identifying in each case whether such license is exclusive or non‑exclusive;
(xvi)    Contracts with any Governmental Entity with a value in excess of $50,000, other than Permits;
(xvii)    Contracts other than the Leases, the Contractor Mining Agreements or the Lafayette Agreements which require payment by the Company or its Subsidiaries of any royalties; and
(xviii)    Contracts that are otherwise material to the Mining Operations and not previously disclosed pursuant to this Section 4.11.
The Contracts required to be listed on Section 4.11(a) of the Seller’s Disclosure Schedule are collectively referred to herein as the “Company Contracts.” The Seller has made available complete and accurate copies of each Company Contract (including all material amendments, modifications, extensions and renewals thereof and related notices relating thereto) to the Purchaser.
(b)    Except as set forth on Section 4.11(b) of the Seller’s Disclosure Schedule, (i) each Company Contract is in full force and effect and valid and enforceable in accordance with its terms, (ii) each of the Company and its Subsidiaries and, to the Knowledge of the Seller, all other parties thereto have complied with and are in compliance with the provisions of each Company Contract in all material respects, (iii) neither the Company nor any of its Subsidiaries is, nor to the Knowledge of the Seller, any other party thereto is, in material default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Company Contract, and neither the Company nor any of its Subsidiaries has given or received notice to or from any Person relating to any such alleged or potential default that has not been cured, and (iv) the Company Contracts are all of the Contracts that are material to or necessary for the conduct of the Company’s and its Subsidiaries’ businesses or the Mining Operations.

(c)    Except as disclosed in Section 4.11(c) of the Seller’s Disclosure Schedule:
(i)    neither the Company nor any of its Subsidiaries has received written notice from any party to a Coal Supply Agreement threatening to suspend shipments under such Coal Supply Agreement due to an alleged breach by the Company or any of its Subsidiaries of such Coal Supply Agreement;
(ii)    there have been no whole or partial assignments or other transfers of any of the Coal Supply Agreements or of any interest therein by the Company or any of its Subsidiaries;
(iii)     none of the parties to any of the Coal Supply Agreements has made any written claim to the Company or any of its Subsidiaries, either by contractually-required notice or otherwise, of the existence of any force majeure events, which materially affect or could materially affect future deliveries under such Coal Supply Agreement;
(iv)    no written claims have been made or, to the Knowledge of the Seller, threatened under any economic hardship or similar provisions of any of the Coal Supply Agreements;
(v)    there have been no written demands by any of the parties to any of the Coal Supply Agreements for adequate assurance of performance, whether made pursuant to the terms of the Coal Supply Agreements or pursuant to statutory or common law;
(vi)     there are no pending or, to the Knowledge of the Seller, threatened material pricing disputes under the Coal Supply Agreements;
(vii)    no party to any of the Coal Supply Agreements has currently suspended or, to the Knowledge of the Seller, threatened to suspend its performance of the terms and conditions of the applicable Coal Supply Agreement either under the terms of such Coal Supply Agreement or otherwise;
(viii)    none of the customers or sellers under any of the Coal Supply Agreements has sought to renegotiate, alter or terminate any of the terms of the Coal Supply Agreements by any means, including, but not limited to, litigation, arbitration, renegotiation under the terms of the Coal Supply Agreements or renegotiation outside of the terms of the Coal Supply Agreements; and
(ix)     neither the Company nor any of its Subsidiaries is obligated to deliver any quantities of coal under any Coal Supply Agreement, the consideration for which has been pre-paid.
4.12    Litigation. Except as set forth on Section 4.12 of the Seller’s Disclosure Schedule, (a) there are no material actions, suits, proceedings, claims, arbitrations, litigations or investigations (each, an “Action” and collectively “Actions”), (i) pending or, to the Knowledge of the Seller, threatened against or affecting the Company or any of its Subsidiaries or its or their business, properties or assets or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Ancillary Agreements; (b) no event has occurred or circumstances exist that does or could reasonably be expected to result in or serve as a basis for any such material Action; and (c) there is no material unsatisfied judgment, penalty or award against the Company or any of its Subsidiaries or affecting its or their assets or properties.
4.13    Intentionally omitted.
4.14    Labor and Employment Matters.
(a)    Set forth on Section 4.14(a) of the Seller’s Disclosure Schedule is a complete and accurate list of any employees of the Company and its Subsidiaries (the “Employees”), and contractors and consultants who are individuals that provide services to the Company and its Subsidiaries as of the date hereof.
(b)    Neither the Company nor any of its Subsidiaries is a party or subject to any collective bargaining agreement, union contract, letter, side letter or other Contract involving any union, labor organization or other employee association. No union, labor organization or other employee association represents or purports to represent any Employee, contractor or consultant employed or retained by the Company or any of its Subsidiaries; there is not pending any effort or campaign to organize Employees into any union, labor organization or other employee association; and neither the Company nor any of its Subsidiaries has any obligation to recognize or bargain with any union, labor organization or other employee association. There have not been, and there are not pending or, to the Knowledge of the Seller, threatened, any labor disputes, strikes, work stoppages, lockouts, requests for representation, pickets, or work slowdowns that involve any union, labor organization or other employee association or Employees, contractors who are individuals or consultants of the Company or any of its Subsidiaries.
(c)    Except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries has effectuated or is in the process of effectuating a “plant closing” (as defined in the WARN Act) or a “mass lay-off” (as defined in the WARN Act), in either case affecting any site of employment or facility of the Company or any of its Subsidiaries, except in compliance with the WARN Act.
(d)    Since January 1, 2008, the Company and each of its Subsidiaries has complied with and has not engaged in any action or failure to act giving rise to liability under any Law, Contract (including but not limited to any employment or services agreement), benefit plan or other legal requirement, restriction or entitlement relative to any employee, contractor, consultant, labor organization or other individual employed by or who provides services to the Company or its Subsidiaries, or their businesses.
(e)    Notwithstanding anything elsewhere in this agreement to the contrary, the representations and warranties in this Section 4.14 are the sole and exclusive representations and warranties in this Agreement concerning labor and employment matters, subject to the last sentence of Section 4.6(e).

4.15    Environmental.
(a)    Except as set forth in the corresponding subsection of Section 4.15 of the Seller’s Disclosure Schedule, matters that have been fully satisfied and resolved with the relevant Governmental Entity, and matters addressed in Section 4.6: (i) except would not reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries and each of the Mining Operations is and has been in compliance with, and neither the Company nor any of its Subsidiaries has any Liabilities under, any and all Environmental Laws; (ii) the Company and each of its Subsidiaries, directly or through the Contractors possesses, has possessed and is and has been in compliance in all material respects with all applicable Environmental Permits; (iii) there are no Actions pending or, to the Knowledge of the Seller, threatened against either the Company or any of its Subsidiaries or to the Knowledge of the Seller either of the Contractors alleging that the Company or any of its Subsidiaries or any of the Mining Operations is in violation of or has any Liability under Environmental Laws or Environmental Permits; (iv) no Releases of Hazardous Materials have occurred and no Person has been exposed to any Hazardous Materials at, from, in, to, on, or under any Site and no Hazardous Materials are present in, on, under, about or migrating to or from any Site that would reasonably be expected to give rise to a material Liability to the Company and its Subsidiaries under applicable Environmental Laws; (v) neither the Company nor any of its Subsidiaries nor to the Knowledge of the Seller either of the Contractors has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material to any location which has resulted or could result in a material Liability to the Company and its Subsidiaries; (vi) there are no Phase I or Phase II environmental assessments, environmental investigations, studies, audits, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession of the Company or any of its Subsidiaries (or any advisors or representatives thereof) or the Contractors with respect to any Site, other than the Environmental Site Assessment dated March 8, 2010 by John T. Boyd Company Mining and Geological Consultants made available to Purchaser; (vii) except for the Contract Mining Agreements, neither the Company nor any of its Subsidiaries has, either expressly or by operation of Law, assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability or obligation, arising under or relating to Environmental Laws; (viii) neither the execution of this Agreement nor consummation of the transaction contemplated by this Agreement will require any pre-closing notification to or consent of any Governmental Authority (except with regard to the transfer of Permits or other ministerial notifications or transfers) or the undertaking of any investigations or remedial actions pursuant to Environmental Laws; (ix) other than the Permits listed on Sections 4.6(b)(i) and 4.6(b)(ii) of the Seller’s Disclosure Schedule, neither the Company nor any of its Subsidiaries has entered into or is subject to, any judgment, decree, order or other similar requirement of or agreement with any Governmental Authority under any Environmental Laws; and (x) there are no (A) polychlorinated biphenyl containing equipment, (B) underground storage tanks, or (C) asbestos-containing material at the Real Property.
(b)     Notwithstanding anything elsewhere in this agreement to the contrary, the representations and warranties in this Section 4.15 are the sole and exclusive representations and warranties in this Agreement concerning environmental matters, subject to the last sentence of Section 4.6(e).

4.16    Insurance. Section 4.16 of the Seller’s Disclosure Schedule sets forth (a) a list of each material insurance policy and fidelity bond on which the Company or any of its Subsidiaries, is the named insured or otherwise the beneficiary of coverage (the “Policies”). There are no material pending claims under any of such Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights. All Policies are in full force and effect and are valid and are enforceable in accordance with their terms. All premiums due under the Policies have been paid in full or, with respect to premiums not yet due, accrued. Neither the Company nor any of its Subsidiaries has received a notice of cancellation or termination of any Policy or of any material changes that are required in the conduct of the Company’s and its Subsidiaries’ businesses as a condition to the continuation of coverage under, or renewal of, any such Policy.
4.17    Customers and Suppliers. Section 4.17(a) of the Seller’s Disclosure Schedule sets forth a complete and accurate list of the current customers (other than customers of spot sales of less than one year) of the Company and its Subsidiaries (the “Company Customers”). Section 4.17(b) of the Seller’s Disclosure Schedule sets forth a complete and accurate list of each supplier (i) that constitutes a sole or primary source of supply to the Company or any of its Subsidiaries, (ii) to which the Company or its Subsidiaries made payments in excess of $100,000 during the year ended December 31, 2013, or (iii) that is otherwise material to the operation of the Company’s business (the “Company Material Suppliers”). The Company’s and its Subsidiaries’ relationships with each of the Company Customers and Company Material Suppliers are good commercial working relationships. Section 4.17(c) of the Seller’s Disclosure Schedule sets forth a list, to the Knowledge of the Seller, of each supplier (i) that constitutes a sole or primary source of supply to the Contractors with respect to the Mining Operations, (ii) to which the Contractors made payments in excess of $100,000 during the year ended December 31, 2013 with respect to the Mining Operations, or (iii) that is otherwise material to the Mining Operations (the “Contractor Material Suppliers”). Except as indicated in Section 4.17(d) of the Seller’s Disclosure Schedule, no Company Customer or Company Material Supplier has canceled, terminated or otherwise materially and adversely modified, or threatened to cancel, terminate or otherwise materially and adversely modify, its relationship with the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received notice that any Company Customer might take such action or limit its purchases from or sales to the Company or any of its Subsidiaries, either as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or otherwise. To the Knowledge of the Seller, the Contractors’ relationships with each of the Contractor Material Suppliers are good commercial working relationships. To the Knowledge of the Seller, no Contractor Material Supplier has canceled, terminated or otherwise materially and adversely modified, or threatened to cancel, terminate or otherwise materially and adversely modify, its relationship with the Contractors, and neither the Company nor any of its Subsidiaries has received notice that any Contractor Material Supplier might take such action or limit its sales to such Contractor.
4.18    Affiliate Transactions. Except as set forth on Section 4.18 of the Seller’s Disclosure Schedule, no Affiliate of the Seller, or Affiliate or family member of any director, current or former partner, member, manager, stockholder or officer of the Company or any of its Subsidiaries is a party to or is subject to, any Contract with the Company or any of its Subsidiaries or has any interest in any of the properties or assets of the Company or any of its Subsidiaries. There are no services provided to the Company or any of its Subsidiaries by any Affiliate of the Seller or by any Affiliate or family member of any director, current or former partner, member, manager, stockholder, officer or direct or indirect holder of equity interests of the Company or any of its Subsidiaries (other than services provided by any such Persons as directors, officers or employees of the Company or its Subsidiaries). Neither the Seller nor any Affiliate of the Seller or the Company or its Subsidiaries owns, directly or indirectly, any interest in (except for the ownership of marketable securities of publicly owned corporations, representing in no case more than 5% of the outstanding shares of such class of securities) or Controls or is a director, officer, employee, current or former partner of, participant in, consultant or contractor to any business organization which is a competitor, creditor, supplier, customer, landlord or tenant of the Company or any of its Subsidiaries.
4.19    Bank Accounts. Section 4.19 of the Seller’s Disclosure Schedule sets forth the name of each bank, safe deposit company or other financial institution in which the Company or any of its Subsidiaries has an account, lock box or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto.
4.20    Coal Reserves.
(a)    To the Knowledge of the Seller, none of the Coal Reserves are within an area designated as unsuitable for mining activities or under study for designation as unsuitable for mining activities under the Federal Surface Mining Control and Reclamation Act, 30 U.S.C. Section 1201, et seq. or analogous state laws.
(b)    The Seller has in good faith made available to the Purchaser all of the drilling, sampling, quality analyses and other geological, geotechnical and geophysical data in the possession of the Seller, the Company or its Subsidiaries, related to the Real Property or the Coal Reserves. The Seller has no Knowledge indicating that such information is inaccurate in any material respect. Notwithstanding the foregoing, the Seller makes no warranty or representation, and affirmatively disclaims any warranty or representation regarding the existence, nature, quality or quantity of any Coal Reserves.
4.21    Royalties. Except as set forth on Section 4.21 of the Seller’s Disclosure Schedule, all advanced or earned royalties due under the Leases or any Contracts have been timely and properly paid, and neither the Company nor any of its Subsidiaries has received notices of default or notices of audits in connection with the payment of such royalties.
4.22    Bonds. Section 4.22 of the Seller’s Disclosure Schedule lists all Bonds, including reclamation bonds, with respect to the Mining Operations, all of which are currently in effect.
4.23    Books and Records. The minute books and stock record books of the Company and each of its Subsidiaries reflect all material actions taken by written consent or resolution and meetings by their respective stockholders, members, partners, directors, managers, committees and other applicable governing or managing bodies, as the case may be. The Seller has made available to the Purchaser an accurate copy of the minute books and stock record books of the Company and each of its Subsidiaries. All Books and Records of the Company and each of its Subsidiaries will be in the possession of the Company and available to the Purchaser as of the Closing.
4.24    Brokers. Neither the Company nor any of its Subsidiaries has any Liability to pay any fees or commissions to any broker, finder or similar agent with respect to this Agreement, the Ancillary Agreements or the transactions contemplated by hereby or thereby.
4.25    No Other Representations and Warranties. Except for the representations and warranties contained in Article III and this Article IV (including the related portions of the Seller’s Disclosure Schedules) or the certificates delivered by the Seller at the Closing, none of the Seller, the Company, its Subsidiaries or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Seller, the Company or any of its Subsidiaries, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to the Purchaser and its Representatives, or any representation or warranty arising from statute or otherwise in law.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser represents and warrants to the Seller as of the date hereof and as of the Closing as follows:
5.1    Organization and Good Standing. The Purchaser is duly organized and validly existing under the Laws of the State of Indiana.
5.2    Authority and Enforceability. The Purchaser has the requisite power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser and no other action is necessary on the part of the Purchaser to authorize this Agreement or any Ancillary Agreement to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Ancillary Agreements to which it is a party have been duly executed and delivered by the Purchaser. Assuming due authorization, execution and delivery by the Seller and each other party thereto, this Agreement and each of the Ancillary Agreements constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.
5.3    No Conflicts; Consents.
(a)    The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party does not, and the performance by the Purchaser of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate or conflict with the provisions of any of the Organizational Documents of the Purchaser or (ii) violate any Law, Order or other restriction of any Governmental Entity to which the Purchaser may be subject or (iii) violate, breach, conflict with or constitute a default, an event of default, or an event creating any additional rights (including rights of amendment, impairment, suspension, revocation, acceleration, termination or cancellation), impose additional obligations or result in a loss of any rights, result in the creation of any Lien or require a consent or the delivery of notice, under any Contract or Permit applicable to the Purchaser or to which the Purchaser is a party or by which the Purchaser is bound or to which its assets are subject, except in the case of clauses (ii) and (iii) which would not reasonably be expected to impair or delay in any material respect the ability of the Purchaser to consummate the transactions contemplated hereby or by the Ancillary Agreements.
(b)    Except for the requirements of the HSR Act, the Purchaser is not required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Entity in order for the parties to consummate the transactions contemplated hereby and by the Ancillary Agreements, except where the failure to do so would not reasonably be expected to impair or delay in any material respect the ability of the Purchaser to consummate the transactions contemplated hereby or by the Ancillary Agreements.
5.4    Financing. The Purchaser has provided to the Seller a complete and correct copy of (a) a proposal letter and term sheet dated June 24, 2014 from its prospective financing arranger to the Purchaser (the “Highly Confident Letter”), evaluating the feasibility of a financing of up to $375,000,000 on the terms and conditions described therein (the “Loan Financing”) to finance the transactions contemplated by this Agreement and expressing the view that such arranger is “highly confident” that the financing described therein can be accomplished, subject to the terms and conditions expressed therein; and (b) a letter dated June 12, 2014 from a potential investor (the “Equity Financing Letter”) expressing an intent to provide equity financing (the “Equity Financing,” and together with the Loan Financing, the “Financing”) in connection with the transactions contemplated by this Agreement if necessary depending on the amount of available cash and funding the Purchaser obtains in connection with the Loan Financing. Subject to its terms and conditions, the Financing, if and when funded, will provide the Purchaser with acquisition financing on the Closing Date sufficient to pay to the Seller the Purchase Price and to pay all related fees and expenses due upon the Closing on the terms contemplated by this Agreement. The Purchaser has no reason to believe that it will not be able to complete the Financing on the terms and conditions outlined in the Highly Confident Letter and the Equity Financing Letter, subject to the terms and conditions expressed therein and the satisfaction of the conditions precedent to the Purchaser’s obligation to consummate the transactions contemplated hereby as specified in Sections 7.1 and 7.2 hereof.
5.5    Brokers. The Purchaser does not have any Liability to pay any fees or commissions to any broker, finder or similar agent with respect to this Agreement, the Ancillary Agreements or the transactions contemplated by hereby or thereby.

5.6    Purchase for Investment. The shares of Common Stock purchased by the Purchaser pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof. The Purchaser shall not offer to sell or otherwise dispose of, or sell or otherwise dispose of, the Common Stock so acquired by it in violation of any of the registration requirements of the Securities Act of 1933.
5.7    Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and its Subsidiaries, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Seller and the Company and its Subsidiaries for such purpose.  The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser has relied solely upon (i) the representations and warranties of the Seller set forth in Article III and Article IV of this Agreement (including the related portions of the Seller’s Disclosure Schedule) and the certificates delivered by the Seller at the Closing, and (ii) its own investigations; and (b) none of the Seller, the Company or any other Person has made any representation or warranty as to the Seller, the Company or this Agreement, except as set forth in Article III and Article IV of this Agreement (including the related portions of the Seller’s Disclosure Schedule) or the certificates delivered by the Seller at the Closing.
ARTICLE VI
COVENANTS
6.1    Restrictions on Equity Interest Transfers. The Seller hereby agrees not to transfer, assign or pledge, directly or indirectly, by operation of Law or otherwise, any of its Equity Interests in the Company or any of its Subsidiaries (other than the sale of the Seller’s Common Stock pursuant to this Agreement) during the period from the date hereof through and including the earlier of (a) the Closing; and (b) the termination of this Agreement in accordance with its terms. Any such attempted transfer, assignment or pledge during such period will not be effective, and the Seller shall cause the Company or its Subsidiaries not to record such transfer, assignment or pledge in the records of the Company or its Subsidiaries.
6.2    Conduct of Business.
(a)    Subject to such steps as the Seller may take pursuant to Section 2.3(e) and Section 2.3(f) and except (i) as set forth on Section 6.2 of the Seller’s Disclosure Schedule, (ii) as required by applicable Law, or (iii) with the prior written consent of the Purchaser, during the period commencing on the date hereof and ending at the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Company will, and the Seller will cause the Company to, and the Seller and the Company will cause each of the Company’s Subsidiaries to, carry on the business of the Company and its Subsidiaries in the ordinary course in a manner consistent with past practice (including maintenance of all appropriate safety measures), to pay its debts and Taxes when due and, to the extent consistent therewith, to use commercially reasonable efforts to keep intact its business, keep available the services of its current employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and other Persons with which it has significant business relationships. Among other things, the Company shall notify the Purchaser of (i) any notice of violation of the Mining Regulations in connection with the Mining Operations that occurs following the date hereof, or (ii) any material deviation of the Mining Operations from the plans as provided by the Seller pursuant to Section 4.6(d) or the submission or receipt of any amendments, modifications, updates or correspondence related to such plans.
(b)    Without limiting the generality of Section 6.2(a), subject to such steps as Seller may take pursuant to Section 2.3(e) and Section 2.3(f) and except (i) as set forth on Section 6.2 of the Seller’s Disclosure Schedule, (ii) as required by applicable Law, or (iii) with the prior written consent of the Purchaser (which consent, with respect to entering into Contracts for sales of coal, shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date hereof and ending at the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Seller and the Company will not, and the Seller will cause the Company not to, and the Seller and the Company will cause each of the Company’s Subsidiaries not to, take any action or enter into any transaction listed below:
(i)    amend or change its Organizational Documents;
(ii)    issue, sell or otherwise dispose of or repurchase, redeem or otherwise acquire any of its shares of, or rights of any kind to acquire (including options) any shares of, any of its capital stock or other Equity Interests;
(iii)     declare, set aside or pay any non-cash dividend or other distribution (whether in stock or property, or any combination thereof) on any of its capital stock or other Equity Interests;
(iv)     reclassify, combine, split, subdivide or issue any other securities in respect of, in lieu of or in substitution for, directly or indirectly, any of its capital stock or other Equity Interests;
(v)    make any change in its accounting principles or practices or the methods by which such principles or practices are applied for financial reporting purposes (except as required by GAAP), changed, or make, any material Tax election, change any Tax accounting method or settled any material claim for Taxes or written down or written up (or fail to write down or write up in accordance with GAAP consistent with past practice) the value of any Accounts Receivable or revalue any of their respective assets other than in the ordinary course of business consistent with past practice and in accordance with GAAP;
(vi)        (A) cancel, materially modify, terminate or grant a material waiver or release of any Company Contract or material Permit, or give any consent or exercise any material right thereunder or (B) enter into any Contract which would be a Company Contract if in effect on the date hereof;
(vii)    acquire, sell, transfer, convey, lease, sublease or otherwise dispose of any businesses or any properties or assets (whether by merger, consolidation or otherwise);

(viii)    (A) incur, guarantee or assume any Indebtedness, or mortgaged, pledged or subjected to any Lien any of its properties or assets, (B) pay any principal of or interest on any Indebtedness before the required date of such payment, cancel any Indebtedness or waive of any claims or rights with respect to any Indebtedness, or (C) fail to pay any creditor any amount owed to such creditor when due;
(ix)     make any loan, advance or capital contribution to, or investment in, any Person other than travel loans or advances in the ordinary course of business consistent with past practice;
(x)    fail to maintain in full force and effect or fail to use reasonable best efforts to replace or renew the Policies;
(xi)     undergo a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or
(xii)    authorize, commit or agree to do any of the foregoing.
6.3    Access to Information; Notification.
(a)    From the date hereof until the Closing, or earlier termination of this Agreement, Seller shall (and shall cause the Company and its Subsidiaries to) (i) afford to the Purchaser and its officers, directors, employees, accountants, counsel, consultants, advisors, agents and other representatives (“Representatives”) reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, Books and Records, contracts, agreements and other documents and data related to the Company and its Subsidiaries; (b) furnish the Purchaser and its Representatives with such financial, operating and other data and information related to the Company and its Subsidiaries as the Purchaser or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Seller and the Company to cooperate with the Purchaser in its investigation of the Company and its Subsidiaries; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to the Seller, under the supervision of the Seller’s personnel and in such a manner as not to unreasonably interfere with the normal operations of the Company. All requests by the Purchaser for access pursuant to this Section 6.3 shall be submitted or directed exclusively to Randy Beck or such other individuals as the Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither the Seller nor the Company shall be required to disclose any information to the Purchaser if such disclosure would: (x) jeopardize any attorney-client or other privilege; or (y) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, the Purchaser shall not contact any suppliers to, or customers of, the Company and its Subsidiaries with respect to the Company or its Subsidiaries or the transactions contemplated hereby without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed. The Purchaser and the Seller shall jointly develop and implement transition plans with respect to customers and suppliers regarding the transactions contemplated by this Agreement and will work together to communicate with customers and suppliers and implement those plans in a timely manner. Between the date of this Agreement and the Closing, except in connection with the weekly observation visits pursuant to

Section 6.3(c), which may include underground observations, or as set forth on Section 6.3(a) of the Purchaser’s Disclosure Schedule, the Purchaser shall have no right to perform invasive or subsurface investigations of the Real Property. The Purchaser shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.3 and comply with all applicable Laws and work rules of the Company and its Subsidiaries, and will indemnify the Company, its Subsidiaries and the Contractors for any Liabilities arising from or caused by the Purchaser’s or its Representatives’ negligence or willful misconduct while present at the Mining Operations or otherwise on the Real Property pursuant to the exercise of the Purchaser’s rights pursuant to this Section 6.3(a). The Purchaser’s representation in Section 5.7 shall apply to any information provided to the Purchaser pursuant to this Section 6.3(a). Prior to the Closing and if the Closing does not occur, the information provided pursuant to this Section 6.3 will be used solely for the purpose of evaluating and effecting the transactions contemplated hereby.
(b)    Between the date hereof and the Closing Date, each of the Seller and the Purchaser shall provide the other parties hereto with prompt written notice (i) in the event of the happening of (or the Seller or the Purchaser becoming aware of) any fact, event or occurrence (taken together with all other facts, events and occurrences) which (A) does, or would reasonably be expected to, have a Material Adverse Effect, or cause a breach of, or any material inaccuracy in, any of the representations and warranties set forth in Article III, Article IV or Article V of this Agreement or breach any of the Seller’s or the Purchaser’s covenants set forth herein or in the Ancillary Agreements if such fact, event or occurrence existed on the date hereof or (B) creates, or could be reasonably likely to create, a reasonable basis for the Seller or the Purchaser to believe that it will not be able to satisfy at the Closing any condition set forth in Article VII, (ii) of any notice or other communication from any Person alleging that the consent of such Person is or could be required in connection with the transactions contemplated by this Agreement and (iii) of any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, that the delivery of any notice pursuant to this Section 6.3(b) shall not (x) modify, diminish or in any other way affect the Seller’s or the Purchaser’s remedies hereunder (including their respective rights to indemnification), (y) cure any inaccuracies in or breaches of representations or warranties, or breaches of covenants made by the Seller or the Purchaser in this Agreement or (z) be deemed to amend, modify or supplement the Seller’s Disclosure Schedule or the Purchaser’s Disclosure Schedule.
(c)    Without otherwise limiting the Purchaser’s rights hereunder, between the date hereof and the Closing Date, the Seller shall cause the Company and its Subsidiaries to allow up to two Representatives of the Purchaser to visit on a weekly basis at each of the Company’s or its Subsidiaries’ operating mines to observe the Mining Operations; provided that such Representatives of the Purchaser shall comply with the safety and security rules then in effect at such operating mines. The parties shall work in good faith to schedule such visits in advance at times and for durations that are not disruptive to the Mining Operations.
(d)    Within 15 days following the end of each month prior to the Closing Date, the Seller shall deliver to the Purchaser unaudited consolidated balance sheets of the Company as of the last day of such month, and related unaudited consolidated statements of income, changes in shareholders’ equity and cash flow for the month then ended. The Company covenants that such monthly and quarterly statements shall (i) be prepared by consistent with the manner in which the Financial Statements were prepared and be in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly, in all material respects, the financial position of the Company and its Subsidiaries as of the applicable date; and (ii) be prepared from the Books and Records of the Company and its Subsidiaries. In addition, as soon as reasonably practicable following the date hereof, the Seller shall (i) deliver to the Purchaser an update to Section 4.7(b) of the Seller’s Disclosure Schedule to include the net book value of each item of equipment on such schedule, and (ii) cause the Company to write off the value of its parts inventory determined to be obsolete in such amount as mutually agreed by the parties hereto.
(e)    Following the date hereof until the Closing Date, the Purchaser shall have the right to place its own security personnel on-site at each of the Company’s or its Subsidiaries’ operating mines to monitor activity with respect to equipment and materials leaving the mine site, provided that such personnel do not unreasonably interfere with the Mining Operations. During the week prior to the anticipated Closing Date, the Purchaser shall have the right to inspect the equipment located at each of the Company’s or its Subsidiaries’ operating mines (both underground and at the surface). The Seller shall, and shall cause the Company and its Subsidiaries and the Contractors to provide reasonable assistance to the Purchaser during such inspections, including accompanying the Purchaser’s personnel during such inspections and assisting in locating the relevant equipment. The parties shall work in good faith to coordinate the Purchaser’s inspection and security procedures in order to minimize any disruption to the Mining Operations.
(f)    Prior to the Closing, the Seller shall be entitled, at its own expense, to make copies of the Books and Records and to retain such copies following the Closing, which copies shall remain subject to the confidentiality obligations of Section 6.6(a).
6.4    Resignations. At the Closing, the Seller shall (and shall cause the Company and its Subsidiaries to) deliver to the Purchaser duly signed resignations (including releases of claims) in form and substance reasonably satisfactory to the Purchaser, effective as of the Closing, of (a) all directors or managers of the Company and its Subsidiaries of their positions as directors or managers, as applicable, and (b) prior to the Closing, any officers of the Company and its Subsidiaries of their positions as officers.
6.5    Termination or Transfer of Certain Obligations.
(a)    Prior to the Closing, the Seller shall, and shall cause the Company and its Subsidiaries to, (i) repay and extinguish all Indebtedness of the Company and its Subsidiaries, other than Purchaser Paid Indebtedness; and (ii) secure the release of all Liens, other than Permitted Liens (except for Liens of the type set forth in clause (e) of the definition of Permitted Lien, all of which shall be released or for which the Seller shall indemnify the Purchaser), in and upon any of the properties and assets of the Company and its Subsidiaries, other than the release of Liens associated with such Purchaser Paid Indebtedness.
(b)    The Seller shall be solely responsible for the payment of any amounts payable under the severance, management, employment, stay, bonus, phantom stock, deferred compensation,

termination or similar Plans or Contracts of the Company or its Subsidiaries as a result of the consummation of the transactions contemplated hereby and by the Ancillary Agreements.
(c)    Prior to the Closing, the Seller shall (and shall cause the Company and its Subsidiaries to) (i) terminate any Contracts (other than the Contracts set forth on Section 6.5(c) to the Seller’s Disclosure Schedule) between the Company or any of its Subsidiaries, on the one hand, and the Seller or any Affiliate of the Seller, on the other hand, and (ii) settle any unpaid intercompany amounts or obligations between the Company or any of its Subsidiaries, on the one hand, and the Seller or any Affiliate of the Seller, on the other hand.
(d)    Prior to the Closing, the Seller shall (and shall cause the Company and its Subsidiaries to) terminate any Contracts between the Company or any of its Subsidiaries, on the one hand, and the Contractors or any other mine operators, on the other hand, without any further obligation or liability to the Company, any of its Subsidiaries or the Purchaser following the Closing other than the Contractor Termination Royalties, pursuant to termination agreements in substantially the form attached hereto as Exhibits C-1 and C-2 (the “Contractor Termination Agreements”).
(e)    As of the date hereof, the Seller has provided or shall (and shall cause the Company and its Subsidiaries to) provide notices to terminate the Lafayette Agreements, in accordance with the terms of those agreements, substantially in the form attached hereto as Exhibits D-1 and D-2 (the “Lafayette Termination Notices”).
(x)    Following the date hereof and prior to the Closing, the parties shall cooperate in good faith to obtain a settlement and release from Lafayette Energy Company with respect to the termination of the Lafayette Agreements; provided that (A) the form and substance of any such settlement and release shall be subject to the approval of the Purchaser in its sole discretion provided that such settlement and release shall not impose any liability on the Seller, and (B) any amounts to be paid to Lafayette Energy Company in respect of such settlement and release in excess of the Lafayette Pre-Closing Payments shall be paid by the Purchaser on behalf of the Company at the Closing, and will be included in an upward adjustment to the Closing Date Purchase Price.
(xi)    The parties acknowledge and agree that in the event a settlement and release is not reached with Lafayette Energy Company, (A) the Seller shall be responsible (to the extent not reflected in the Final Balance Sheet and the Purchase Price as adjusted pursuant to Section 2.4) for all Lafayette Pre-Closing Payments, and (B) from and after the Closing, the Company shall be responsible for all liabilities and other obligations under the Lafayette Agreements, whether arising before or after the Closing (excluding the Lafayette Pre-Closing Payments for which the Seller is responsible as described in subclause (A) above), including all such liabilities arising in connection with the termination of the Lafayette Agreements as contemplated by the Lafayette Termination Notices and attributable to the period commencing on the Closing Date and continuing thereafter.
(f)    Prior to the Closing, the Seller shall (and shall cause the Company and its Subsidiaries to) terminate or assign to the Seller or one of its Affiliates the Contracts set forth on

Section 6.5(f) of the Seller’s Disclosure Schedule, without any further obligation or liability to the Company, any of its Subsidiaries or the Purchaser following the Closing.
6.6    Confidentiality.
(a)    From and after the Closing, the Seller shall, and shall cause its Affiliates to, and shall use its reasonable best efforts to cause its and their respective officers, directors, employees, accountants, counsel, consultants, advisors, agents and other representatives to, hold in confidence any and all information, whether written or oral, concerning the Company or any of its Subsidiaries, except to the extent that such Person can show that such information (i) is in the public domain through no fault of the Seller or any Affiliate thereof or (ii) is lawfully acquired by them after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Seller or any Affiliate thereof is compelled to disclose any such information by judicial or administrative process or by other requirements of Law, such Person shall promptly notify the Purchaser in writing and shall disclose only that portion of such information which such Person is advised by its counsel in writing is legally required to be disclosed, provided that such Person shall exercise its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Without prejudice to the rights and remedies otherwise available in this Agreement, the parties each acknowledge that money damages would not be an adequate remedy for any breach of this Section 6.6, and that the Purchaser will be entitled to specific performance and other equitable relief by way of injunction in respect of a breach or threatened breach of any this Section 6.6.
(b)    From and after the Closing, the Purchaser shall, and shall cause its Affiliates to, and shall use its reasonable best efforts to cause its and their respective officers, directors, employees, accountants, counsel, consultants, advisors, agents and other representatives to, hold in confidence any and all information, whether written or oral, concerning the Seller, except to the extent that such Person can show that such information (i) is in the public domain through no fault of the Purchaser or any Affiliate thereof or (ii) is lawfully acquired by them after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Purchaser or any Affiliate thereof is compelled to disclose any such information by judicial or administrative process or by other requirements of Law, such Person shall promptly notify the Seller in writing and shall disclose only that portion of such information which such Person is advised by its counsel in writing is legally required to be disclosed, provided that such Person shall exercise its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Without prejudice to the rights and remedies otherwise available in this Agreement, the parties each acknowledge that money damages would not be an adequate remedy for any breach of this Section 6.6, and that the Seller will be entitled to specific performance and other equitable relief by way of injunction in respect of a breach or threatened breach of any this Section 6.6.
6.7    Public Announcements. No party hereto shall issue any press release or make any public statement relating to the subject matter of this Agreement without the prior written approval of all parties, except that the parties or their Affiliates may make any public disclosure it believes in good faith it is required to make by applicable Law or pursuant to any listing agreement with any national securities exchange or stock market (in which case the party required to make the disclosure shall consult with the other parties and allow the other parties reasonable time to comment thereon prior to issuance or release).
6.8    Employee Matters. Nothing contained in this Section 6.8 or elsewhere in this Agreement, express or implied, shall confer upon any Employee or legal representative or beneficiary thereof, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Section 6.8 or elsewhere in this Agreement, express or implied, shall (i) impose an obligation on the Purchaser or its Affiliates to offer employment to any Employee or contractor or consultant of the Company or any of its Subsidiaries, (ii) limit the right of the Purchaser or its Affiliates to terminate the employment or services of, or to reassign or otherwise alter the status of, any Employee or contractor or consultant of the Company or any of its Subsidiaries after the Closing or to change in any manner the terms and conditions of his or her employment or other service to or engagement by the Company or any of its Subsidiaries, (iii) be construed to prevent, and no action by the Company or any of its Subsidiaries prior to the Closing Date shall limit the ability of, the Purchaser or its Affiliates from terminating or modifying to any extent or in any respect any Plan that the Purchaser or its Affiliates may establish or maintain, or (iv) be construed as amending any Benefit Plan as in effect immediately prior to the Closing.
6.9    Tax Matters.
(a)    Preparation and Filing of Pre-Closing and Post-Closing Period Tax Returns.
(i)    Income Tax Returns for Pre-Closing Periods. The Seller or Seller Parent shall prepare and file, or cause to be prepared and filed, in a manner consistent with past practice (except as otherwise required by Law), all Income Tax Returns relating to the Company or its Subsidiaries for taxable periods ending on or prior to the Closing Date. The Seller or Seller Parent shall provide to the Purchaser a copy of any such Income Tax Return, or in the case of Income Tax Returns filed on a consolidated, combined or unitary basis, a pro forma Income Tax Return for the Company and its Subsidiaries, once filed.
(ii)    Tax Periods Ending on or Before the Closing Date. The Purchaser shall prepare, or cause to be prepared, and file, or cause to be filed, all other Tax Returns of the Company and its Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date, taking into account valid extensions of time within which to file. The Purchaser shall permit the Seller to review and comment upon such Tax Returns at least 15 days prior to the filing due date,, the Purchaser shall take into account in good faith any comments provided by the Seller and the Purchaser shall not file such Tax Returns without the consent of the Seller, which consent shall not be unreasonably withheld or delayed. The Seller shall be obligated to pay to the Purchaser the amount of Taxes with respect to such Tax Returns within 5 days following any demand by the Seller for such payment, but no earlier than 2 Business Days prior to the applicable due date (taking into account valid extensions of time within which to file), except to the extent that such Taxes were taken into account as a current liability that actually reduced Final Net Working Capital.

(iii)    Tax Periods Beginning Before and Ending After the Closing Date. The Purchaser shall prepare, or cause to be prepared, consistent with past practice to the extent consistent with existing law, and file, or cause to be filed, all Tax Returns of the Company and its Subsidiaries for Tax periods which begin on or before the Closing Date and end after the Closing Date (each a “Straddle Period”). With respect to any such Tax Returns, the Seller shall be obligated to pay to the Purchaser, within 5 days following any demand by the Purchaser, but no earlier than 2 Business Days prior to the applicable due date (taking into account valid extensions of time within which to file), an amount equal to the portion of such Taxes which relates to the Pre-Closing Period portion of each such Straddle Period (as determined pursuant to Section 6.9(c)), except to the extent that such portion of such Taxes was taken into account as a current liability that actually reduced Final Net Working Capital. The Purchaser shall permit the Seller to review and comment upon such Tax Returns at least 15 days prior to the filing due date, the Purchaser shall take into account in good faith any comments provided by the Seller and the Purchaser shall not file such Tax Returns without the consent of the Seller, which consent shall not be unreasonably withheld or delayed it being understood that failure to raise objection to such Tax Returns within 10 days of receipt of the applicable Tax Return shall be deemed consent.
(b)    Cooperation in Filing Tax Returns. The Purchaser, the Seller and Seller Parent shall, and shall cause each of their Affiliates to, fully cooperate with and provide each other with all reasonably requested information in connection with preparing, reviewing and filing of any Tax Return, amended Tax Return or claim for refund, determining Liabilities for Taxes or a right to refund of Taxes, or in conducting any audit or other Action with respect to Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by Governmental Entities relating to Taxes, and relevant records concerning the ownership and Tax basis of property, which any such party may possess. Each party will retain all Tax Returns, schedules, work papers, and all material records and other documents relating to Tax matters of the Company and its Subsidiaries for the Tax period first ending after the Closing Date and for all prior Tax periods until the later of either (i) the expiration of the applicable statute of limitations (and, to the extent notice is provided with respect thereto, any extensions thereof) for the Tax periods to which the Tax Returns and other documents relate or (ii) eight years following the due date (without extension) for such Tax Returns. Thereafter, the party holding such Tax Returns or other documents may dispose of them provided that such party shall give to the other party 30 days written notice of such disposal and providing the other party with the opportunity to copy (at such other party’s cost) such Tax Returns or other documents. Each party shall make its employees reasonably available on a mutually-convenient basis at its cost to provide explanation of any documents or information so provided.
(c)    Allocation of Certain Taxes and Tax Refunds.
(i)    If the Company or any of its Subsidiaries is permitted but not required under applicable state, local or foreign income Tax Laws to treat the Closing Date as the last day of a taxable period, then the parties shall treat that day as the last day of a taxable period.

(ii)    In the case of Taxes arising in a Straddle Period, except as provided in Section 6.9(c)(iii), the allocation of such Taxes between the Pre-Closing Period and the Post-Closing Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date.
(iii)     In the case of any real property, personal property or similar ad valorem Taxes that are payable for a Straddle Period, the portion of such Taxes which relates to the Pre-Closing Period portion of such Straddle Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Period portion of the Straddle Period and the denominator of which is the number of days in the entire Straddle Period; provided, however, any such Taxes attributable to any property that was owned by the Company at some point in the Pre-Closing Period, but is not owned as of the Closing Date, shall be allocated entirely to the Pre-Closing Period.
(iv)     The Seller shall be entitled to all Tax refunds and overpayments taken as a credit that relate to Pre-Closing Periods of Company and its Subsidiaries, and if any such refunds or overpayments are received by the Purchaser or any of its Affiliates (including, after the Closing, the Company or any of its Subsidiaries), the Purchaser promptly shall pay or cause to be paid to the Seller the amount so received, except to the extent that such refunds or overpayments were taken into account as a current asset that actually increased Final Working Capital.
(d)    Payment of Transfer Taxes and Fees. The Seller and Purchaser shall each pay one-half of any Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement (other than Section 6.20 hereof, which Transfer Taxes shall be solely for the account of the Purchaser). The Seller shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes and Purchaser shall provide such cooperation in connection with the preparation and filing of such documentation and Tax Returns as may be reasonably requested by the Seller.
(e)    Termination of Tax Sharing Agreements. The Seller shall ensure that any and all Tax allocation agreements, Tax sharing agreements or similar agreements or arrangements between the Company or any of its Subsidiaries, on the one hand, and the Seller or any of its Affiliates (other than the Company and its Subsidiaries), on the other hand, shall be terminated with respect to the Company and its Subsidiaries as of the day before the Closing Date, and from and after the Closing Date, the Company and its Subsidiaries shall have no obligation to make any payments in respect thereof to any Person for any period.
(f)    Section 338 Elections; Election Allocations.
(i)    At the Purchaser’s request, the Seller and/or Seller Parent will join with the Purchaser in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state or local Law) with respect to the Company and any of its Subsidiaries classified as U.S. corporations for federal income tax purposes (collectively, the “Section 338(h)(10) Election”). The Seller will pay any Taxes resulting from the making of the Section 338(h)(10) Election. The Purchaser will not make any Section 338(g) election with respect to this transaction.

(ii)    At the Closing, the Seller will deliver to the Purchaser a fully executed IRS Form 8023 reflecting the Section 338(h)(10) Election, and any similar form provided for under state or local Law (collectively, the “Section 338(h)(10) Election Form”). As requested from time to time by the Purchaser (whether before, at or after the Closing), the Seller and Seller Parent shall assist the Purchaser in, and shall provide the necessary information to the Purchaser, in connection with the preparation of any form or document required to effect a valid and timely Section 338(h)(10) Election, including IRS Form 8883, any similar form under state, local or other Law and any schedules or attachments thereto (collectively, “Section 338 Forms”). The Seller, Seller Parent and the Purchaser shall cooperate fully, and in good faith, with each other in making the Section 338(h)(10) Election. Each of the Purchaser, the Seller and/or Seller Parent shall timely file such IRS Forms 8023 by the prescribed due date under applicable Law.
(iii)    The parties agree that the Purchase Price and the liabilities of the Company and its Subsidiaries (plus other relevant items) will be allocated to the assets of the Company and its Subsidiaries for Tax and financial accounting purposes in the manner described in Treasury regulation section 1.338-6. After determination of the Final Balance Sheet pursuant to Section 2.4 but in no event later than 30 days prior to the latest date for the filing of each applicable Section 338 Form, the Purchaser shall prepare and submit to the Seller for the Seller’s review, comment and approval (such approval not to be unreasonably withheld or delayed and it being understood that failure to raise objection to within 10 Business Days of receipt of such submission shall be deemed consent), the Purchaser’s proposed allocation of the aggregate deemed sales price at which the Company and its Subsidiaries are deemed to have sold their assets for Tax purposes as a result of the Section 338(h)10 Election among the assets of the Company and its Subsidiaries as applicable and related Section 338 Forms (collectively, the “Election Allocations”) together with any materials supporting its Election Allocations (such as third party appraisals). The Purchaser and the Seller shall seek in good faith to resolve any differences that they may have with respect to the proposed Section 338 Allocation Schedule. In the event that the Purchaser and the Seller are unable to reach agreement on the Election Allocations within 20 Business Days of delivery thereof to the Seller, then the Reviewing Party shall resolve any issue in dispute under this Section 6.9(f) as promptly as possible and the determination of the Reviewing Party shall be final. The Purchaser and the Seller shall equally share the fees of the Reviewing Party in performing its obligations under this Section 6.9(f). Each of the Purchaser and the Seller agrees that promptly upon agreeing on the Election Allocations (or the determination of the Reviewing Party) it shall return an executed copy thereof to the other party hereto. The Purchaser, the Seller and Seller Parent shall, and shall cause their respective Affiliates to, file all Tax Returns in accordance with the Election Allocations and not to take any action inconsistent therewith unless otherwise required by a Taxing Authority.
(g)    Next Day Rule. The Purchaser, the Seller and Seller Parent agree to apply the Next Day Rule described in Treas. Reg. 1.1502-76(b)(ii)(B) and/or Treas. Reg. 1.338-1(d) to any applicable transaction that is not in the ordinary course of business that occurs on the Closing Date but after the Closing.
6.10    Regulatory Approvals.

(a)    Each of the Purchaser and the Seller shall promptly apply for, and take all reasonably necessary actions to obtain or make all declarations and filings with, and notices to, any Governmental Entity or other Person required to be obtained or made by it for the consummation of the transactions contemplated by this Agreement, including the transfer of all Permits. Each party shall cooperate with and promptly furnish information to the other party necessary in connection with any requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Seller and the Purchaser, or an Affiliate thereof, shall, as promptly as practicable, but in no event later than 15 Business Days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (“DOJ”), the notification and report form required for the transactions contemplated by this Agreement and any supplemental information requested in connection therewith pursuant to the HSR Act. Each of the Seller and the Purchaser shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that may be necessary under the HSR Act. The Purchaser and the Seller shall be equally responsible for all filing and other similar fees payable in connection with such filings, and for any local counsel fees.
(b)    Each of the Purchaser and the Seller shall use its commercially reasonable efforts to obtain the expiration of any applicable waiting period under the HSR Act required for the consummation of the transactions contemplated hereby. Each of the Purchaser and the Seller shall keep the other apprised of the status of any substantive communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. Notwithstanding the foregoing, the Purchaser shall not be required to (i) consent to the divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any of its or its Affiliates’ assets or any assets of the Company or its Subsidiaries, (ii) consent to any other structural or conduct remedy or enter into any settlement or agree to any Order regarding antitrust matters respecting the transactions contemplated by this Agreement, or (iii) litigate. Each of the Purchaser and the Seller shall both promptly respond to the DOJ or the FTC to any request for additional information.
(c)    The Purchaser and the Seller shall instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act at the earliest practicable dates. Such commercially reasonable efforts and cooperation include, but are not limited to, counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing Governmental Entity, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Entity. Prior to the submission of any substantive written communication to any Governmental Entity, each such party shall provide the other party with a reasonable opportunity to review and comment on such communication, to the extent practicable. Unless prohibited by the Governmental Entity or any applicable Law, no party shall participate in any meeting, or engage in any material substantive conversation, with any Governmental Entity without giving the other party prior notice of the meeting or conversation and the opportunity to attend or participate in such meeting or conversation.

(d)    Until the Closing, none of the Purchaser, the Seller, Seller Guarantor, Seller Parent, or the Company or its Subsidiaries, directly or indirectly, through one or more of their respective Affiliates, shall acquire or make any investment in any corporation, partnership, limited liability company or other business organization or any division or assets thereof, or merge with or into any other entity, or enter into any agreement or commitment to do any of the foregoing, that in any case would reasonably be expected to cause any material delay in the satisfaction of the conditions contained in Article VII or the consummation of the transactions contemplated hereby.
(e)    Following the Closing the Purchaser will promptly make all necessary filings to transfer or cause the re-issuance of, as applicable, all Permits, including without limitation all Mining Permits, mine licenses and MSHA identification numbers, and the Purchaser will diligently pursue such transfer or reissuance to the end that all Permits be transferred or reissued to the Purchaser as soon as is reasonably practicable. Prior to the Closing the parties will cooperate with each other to facilitate the transfer process.
6.11    Access to Books and Records. Each of Seller and Purchaser shall preserve until the sixth anniversary of the Closing Date all records possessed or to be possessed by it relating to the Company or its Subsidiaries. After the Closing Date, each such party shall provide the other party with reasonable access to such records, upon prior written request specifying the need therefor, during regular business hours, and the requesting party shall have the right to make copies of such Books and Records at its sole cost.
6.12    Further Assurances. Except as otherwise provided herein, the Purchaser and the Seller shall (and the Seller shall cause the Company and its Subsidiaries to) use reasonable best efforts to take, or cause to be taken, all actions necessary or appropriate to consummate and make effective the transactions contemplated by this Agreement. If at any time (whether before or after the Closing) any further action is necessary or appropriate to carry out the purposes of this Agreement, the parties shall use commercially reasonable efforts to take, or cause to be taken, that action, including the transfer of all Permits from the Contractors to the Purchaser, the Company or its Subsidiaries.
6.13    Release.
(a)    Effective upon the Closing, the Seller hereby irrevocable waives, releases and discharges the Company and its Subsidiaries, the Purchaser and each of their respective Affiliates and Representatives of and from any and all Liabilities and obligations to the Seller of any kind or nature whatsoever (including in respect of any rights of contribution or indemnification), whether arising under any Contract or otherwise at Law or in equity, and whether or not then known (other than Liabilities that arise under this Agreement and the Ancillary Agreements), other than pursuant to the Contracts set forth on Section 6.5(c) of the Seller’s Disclosure Schedule, and the Seller agrees that it will not seek to recover any amounts in connection therewith or thereunder from the Company, its Subsidiaries, the Purchaser or any of their respective Affiliates or Representatives.
(b)    Effective upon the Closing, Purchaser, (on behalf of the Company and the Company’s Subsidiaries) and the Company hereby irrevocably waives, releases and discharges the Seller and each of its Affiliates and Representatives of and from any and all Liabilities and obligations to the Purchaser of any kind or nature whatsoever (including in respect of any rights of contribution or indemnification), whether arising under any Contract or otherwise at Law or in equity, and whether or not then known (other than Liabilities that arise under this Agreement and the Ancillary Agreements), other than pursuant to the Contracts set forth on Section 6.5(c) of the Seller’s Disclosure Schedule, and the Purchaser agrees that it will not seek to recover any amounts in connection therewith or thereunder from the Seller or any of its respective Affiliates or Representatives.
6.14    Exclusivity. During the term of this Agreement, and except with respect to this Agreement and the transactions contemplated hereby, the Seller agrees that it will not, and will cause the Company, its Subsidiaries and its and their respective directors, officers, managers, employees, Affiliates and other agents and representatives not to: (a) encourage, initiate, solicit, seek or respond to, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation, recapitalization, business combination, liquidation, dissolution, equity investment or similar transaction involving, or any purchase of all or any substantial portion of the assets or any equity or equity-linked securities of, the Company or its Subsidiaries, which could impair, prevent or delay or dilute the benefits to the Purchaser of the transactions contemplated by this Agreement and the Ancillary Agreements (any such proposal or offer being hereinafter referred to as a “Proposal”); (b) continue, engage in, initiate or otherwise participate in, any negotiations concerning, or provide any information or data to, or have any substantive discussions with, any Person relating to a Proposal; (c) otherwise facilitate or cooperate in any effort or attempt to make, implement or accept a Proposal; or (d) enter into Contract with any Person relating to a Proposal.
6.15    Restrictive Covenants.
(a)    The Seller covenants that, commencing on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Restricted Period”), the Seller shall not, and shall cause its Affiliates not to, directly or indirectly engage in the mining, marketing or sale of coal (other than sales of excess coal by the Seller’s regulated utility Affiliates), or the acquisition of any fee or leasehold interests in any mineral rights to coal (other than coal bed methane or acquisitions of fee interests or leasehold interests in real property where the acquisition of rights to coal is incidental to the primary acquisition), in the State of Indiana. Neither the Seller nor its Affiliates will be precluded or restrained from engaging in (i) the purchase or development or any other activities related to oil or gas (including coal bed methane), or other minerals (other than coal), or (ii) entering into any merger or acquisition with a Third Party that is directly or indirectly engaged in the mining, marketing or sale of coal in the State of Indiana, provided that the primary business of such Third Party and its Affiliates is a business other than the mining, marketing or sale of coal, and provided further, that nothing in this provision shall preclude any transaction involving a change of control of Seller Parent.
(b)    The Seller covenants that for two years following the Closing, it shall not (and shall cause its Affiliates not to), solicit the employment of any Person who is during such two year period an Employee of the Purchaser, the Company or any of its Subsidiaries, hire any such Person, or persuade, induce or attempt to persuade or induce any such Person to leave his, her or its employment to the Company, its Subsidiaries, the Purchaser or its Affiliates; provided that nothing in this Section 6.15(b) shall prohibit the Seller or its Affiliates from hiring (i) any individual listed on Section 6.15(b) of the Seller’s Disclosure Schedule, (ii) any Employee of the Company or its Subsidiaries as a result of any general solicitation for employment not specifically directed at persons who are employed by the Company or its Subsidiaries or presented to the Seller by a recruiting or search firm so long as such recruiting or search firm is not specifically directed to solicit persons who are employed by the Company or its Subsidiaries, (iii) any former employee of the Company or its Subsidiaries, or (iv) any employee of the Company or its Subsidiaries that initiates contact with Seller regarding potential employment on his or her own initiative without any direct or indirect solicitation by the Seller or its Affiliates or its or their Representatives.
(c)    The Seller covenants that for two years following the Closing, it shall not (and shall cause its Affiliates not to) solicit or induce, or in any manner attempt to solicit or induce, or cause or authorize any other Person to solicit or induce any Person to cease, diminish or not commence doing business with the Company, its Subsidiaries, the Purchaser or its Affiliates; provided that nothing in this Section 6.15(c) shall prohibit the Seller or its Affiliates from exercising or enforcing in any manner any of their rights under contracts that the Seller or its affiliates may have with the Company or its Subsidiaries following the Closing.
(d)    From and after the Closing Date, the Seller shall not (and shall cause its Affiliates not to) disparage the Company, its Subsidiaries, the Purchaser or its Affiliates to any Person. From and after the Closing Date, the Purchaser shall not (and shall cause its Affiliates not to) disparage the Seller or its Affiliates to any Person.
(e)    The Seller acknowledges that the restrictions contained in this Section 6.15 are reasonable and necessary to protect the legitimate interests of the Purchaser and constitute a material inducement to the Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement, and that a violation of this Section 6.15 by the Seller will result in irreparable injury to the Purchaser and agrees that the Purchaser shall be entitled to seek preliminary and permanent injunctive relief, as well as such other equitable remedies as may be available to the Purchaser, which remedies shall be cumulative and in addition to any other rights or remedies to which the Purchaser may be entitled.
(f)    In the event that any covenant contained in this Section 6.15 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.15 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.16    Financing.
(a)    The Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions, and to cause, or cause to be done, all things, in each case reasonably necessary, proper or advisable to obtain and consummate the Financing as described in the Highly Confident Letter and, if applicable, the Equity Financing Letter, including using its reasonable best efforts to (i) negotiate in good faith and enter into definitive agreements with respect to the Loan Financing as soon as reasonably practicable and (A) on the terms and subject to the conditions reflected in the Highly Confident Letter, or (B) on such other terms that are acceptable in good faith to the Purchaser; (ii) if required to obtain sufficient funds to complete the transactions contemplated hereby, to negotiate in good faith and enter into one or more equity commitment agreements with respect to the Equity Financing on terms acceptable in good faith to the Purchaser; (iii) satisfy on a timely basis all conditions in the definitive agreements relating to the Loan Financing and, if applicable the Equity Financing (the “Financing Definitive Agreements”) and comply with the obligations thereunder applicable to the Purchaser and within its control; (iv) obtain such Third-Party consents as may be reasonably required to be obtained by the Purchaser in connection with the Financing, subject to the Seller’s compliance with Section 6.16(b) where applicable; and (v) upon the satisfaction or waiver of the conditions in the Financing Definitive Agreements, consummate the Financing on or prior to the Closing; provided, however, that, notwithstanding anything to the contrary contained herein, (1) the Purchaser shall have the right to substitute other debt or equity financing for all or any portion of the Financing from the same or alternative financing sources on terms and conditions reasonably acceptable to the Purchaser in good faith; and (2) the Purchaser shall not be required to, and the Purchaser shall not be required to cause any other Person to, commence, participate in, pursue or defend any Action against or involving any of the Purchaser’s lenders or investors or other Persons that have or may have agreed to provide any portion of, or otherwise with respect to, the Financing. The Purchaser shall provide the Seller with information on a current basis with respect to (i) the status of its negotiations with respect to definitive agreements relating to the Financing, (ii) satisfaction of all conditions in the definitive agreements relating to the Financing and (iii) such other matters as the Seller may reasonably request relating to the status of the Financing. The Purchaser shall provide the Seller with an executed copy of each definitive credit agreement or equity commitment agreement relating to the Financing promptly following execution thereof in the forms as will be publicly disclosed, together with any other documents or attachments thereto to the extent they contain any material terms or conditions to the Financing not otherwise reflected in the definitive agreement.
(b)    During the period beginning on the date hereof and ending on the Closing Date, upon the request of the Purchaser, the Seller shall, and shall cause its Affiliates and Representatives to, cooperate reasonably with the Purchaser in connection with the Purchaser’s financing of the transactions contemplated hereby, including by (i) providing customary information reasonably requested by the Purchaser relating to such financing; and (ii) making commercially reasonable efforts to obtain consents from Third Parties as reasonably necessary and taking such other actions as may reasonably be requested to facilitate the granting of a security interest to the Purchaser’s lenders in the collateral as contemplated by the Loan Financing on the Closing Date; provided that (i) nothing herein shall require such cooperation from the Seller or any of its Subsidiaries to the extent that it would unreasonably interfere with the ongoing operations of the

Seller and its Subsidiaries, and (ii) neither the Seller nor any of its Subsidiaries shall be required to expend any funds (other than incidental amounts) or make any payment to any Third Party in connection with its compliance with this Section 6.16(b).
(c)    Purchaser shall, promptly upon request of the Seller, reimburse the Seller (and its Affiliates and Representatives, including the Company and its Subsidiaries) for all reasonable out-of-pocket costs incurred by the Seller, and its Affiliates and Representatives in connection with such cooperation. The Purchaser shall indemnify and hold harmless the Seller and its Affiliates and Representatives for and against any and all Losses suffered or incurred by them in connection with the arrangement of the Financing except to the extent such Losses arise from any breach or noncompliance by the Seller, the Company or its Subsidiaries of any covenant or agreement in this Agreement, or the gross negligence or willful misconduct of the Seller or of the Company or its Subsidiaries prior to the Closing.
(d)    Any information provided to the Purchaser or its Representatives in accordance with this Section 6.16 or otherwise pursuant to this Agreement shall be held by the Purchaser and its Representatives in accordance with, shall be deemed provided under, and shall be subject to the terms of, the Confidentiality Agreement.
6.17    Support Obligations. With respect to each guaranty, letter of credit, performance or surety bond or similar credit support arrangement issued by or for the account of the Company or any of its Subsidiaries shown on Section 6.17 of the Seller’s Disclosure Schedule (collectively, the “Support Obligations”), the Purchaser shall obtain, prior to or as of the Closing, substitute credit support arrangements in replacement for the Support Obligations, and shall procure that each of the Seller and its Affiliates, and, where applicable, their sureties or letter of credit issuers, be fully released from their respective obligations under the Support Obligations as of the Closing Date, in form and substance reasonably satisfactory to the Seller. The Seller will cooperate reasonably with the Purchaser with respect to the foregoing.
6.18    WARN Notice. As promptly as practicable following the date hereof, the Company shall (and shall cause its Subsidiaries to) cause the Contractors to issue to its employees the notice required under the WARN Act or any other applicable Law in connection with the termination of the Contract Mining Agreements pursuant to Section 6.5(d).
6.19    Other Funds. From and after the Closing, (i) if the Seller or its Affiliates receives or collects any cash, checks or other property which are the property of the Purchaser, the Company or its Subsidiaries, the Seller shall remit any such amounts to the Purchaser as promptly as practicable but no later than ten Business Days after the Seller receives such sum, and (ii) if the Purchaser, the Company or its Subsidiaries receives or collects any cash, checks or other property which are the property of the Seller, the Purchaser shall remit any such amounts to the Seller as promptly as practicable but no later than ten Business Days after the Purchaser receives such sum.
6.20    Like-Kind Exchange. The Seller acknowledges that the Purchaser is contemplating acquiring a portion of the assets of the Company and its Subsidiaries through a like-kind exchange pursuant to Section 1031 of the Code, and agrees to cooperate with the Purchaser in effecting such transaction, including by causing the Company and its Subsidiaries to sell certain of their assets to be identified by the Purchaser to an Affiliate of the Purchaser, or to a Qualified Intermediary as defined by Reg. Section 1.1031(k)(1)(g)(4) or an Exchange Accommodation Titleholder as defined in Rev. Proc. 2000-37, immediately prior to the Closing on terms reasonably acceptable to the Seller. The Purchaser shall indemnify the Seller for any additional Taxes incurred by the Seller solely as a result of the transactions contemplated by this Section 6.20, and shall reimburse the Seller for any reasonable out-of-pocket costs (other than attorney’s fees) incurred by the Seller or the Company or any of its Subsidiaries in connection with their cooperation hereunder.
6.21    Use of Name. From and after the Closing Date, the Purchaser shall promptly cease all use of the trademarks, trade names, corporate names, domain names and logos containing the name “Vectren”, and shall, on or promptly after the Closing Date, take all steps necessary to change the name of the Company, including by making filings with the applicable Secretary(ies) of State and other applicable Governmental Entities. Notwithstanding the foregoing, the Purchaser may continue to use the name “Vectren” after the Closing Date solely to the extent necessary to prepare any Tax or other filings to be made with any Governmental Entity, provided that any such use is on a non-public basis.
ARTICLE VII
CONDITIONS TO CLOSING
7.1    Conditions to Obligations of the Purchaser and the Seller. The obligations of the Purchaser and the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions:
(a)    No temporary restraining Order, preliminary or permanent injunction or other Order shall be in effect enjoining, prohibiting or otherwise preventing the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements;
(b)    No Law shall have been enacted or shall be deemed applicable to the transactions contemplated by this Agreement which makes the consummation of such transactions illegal;
(c)    Any applicable waiting period under the HSR Act shall have expired or been terminated;
(d)    The notice period required under the WARN Act in connection with the notice issued pursuant to Section 6.18 shall have lapsed; and
(e)    The Closing Date Purchase Price shall not be more than $325,000,000.
7.2    Conditions to Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by the Purchaser in its sole discretion) of the following further conditions:
(a)    Each of the Seller’s Fundamental Representations shall be true and correct in all material respects, and each other representation and warranty of the Seller made in Article III and Article IV shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date, except in each case to the extent that such representation and warranty refers specifically to an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date, except in the case of representations and warranties other than the Seller’s Fundamental Representations where the failure of such representations and warranties to be true and correct would not reasonably be expected to result in a Material Adverse Effect;
(b)    The Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing;
(c)    During the period from the date of this Agreement until the Closing, no event shall have occurred that has had, or would reasonably be expected to have, a Material Adverse Effect;
(d)    The Company and its Subsidiaries shall own no less than the Minimum Coal Inventory Amount and no less than $8,000,000 of parts inventory;
(e)    All of the Employees of the Company and its Subsidiaries shall have been terminated;
(f)    The Purchaser shall have received certificates dated as of the Closing Date and signed by the Seller to the effect that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) shall have been satisfied;
(g)    The consents and approvals listed on Section 7.2(g) of the Seller’s Disclosure Schedule shall have been obtained, and the notices listed on Section 7.2(g) of the Seller’s Disclosure Schedule shall have been given, and each such consent, approval and notice shall be in form and substance reasonably satisfactory to the Purchaser, in full force and effect and not subject to the satisfaction of any condition that has not been satisfied;
(h)    The Purchaser shall have received the funds sufficient to pay the Closing Date Purchase Price from the Financing or otherwise;
(i)    The condition identified on Section 7.2(i) of the Purchaser’s Disclosure Schedule shall be satisfied; and
(j)    The Seller shall have executed and delivered (or caused to be executed and delivered) to the Purchaser all agreements and other documents required to be executed and delivered to the Purchaser pursuant to this Agreement at or prior to the Closing (including all certificates, documents and instruments required to be delivered to the Purchaser at the Closing pursuant to Section 2.5(a)).
7.3    Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by the Seller in its sole discretion) of the following further conditions:

(a)    Each of Purchaser’s Fundamental Representations shall be true and correct in all material respects, and each other representation and warranty of Purchase made in Article V shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date, except in each case to the extent that such representation and warranty refers specifically to an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date, except in the case of representations and warranties other than the Purchaser’s Fundamental Representations where the failure of such representations and warranties to be true and correct would not reasonably be expected to result in a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated hereby;
(b)    The Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date;
(c)    The Seller shall have received a certificate dated as of the Closing Date and signed by the Purchaser to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied;
(d)    The Purchaser shall have made payment of the Closing Date Purchase Price, it being understood that such payment shall be made simultaneously with the other actions to be taken by the parties as of the Closing and shall be subject to satisfaction or waiver by the Purchaser of the conditions to the Purchaser’s obligations set forth in Sections 7.1 and 7.2; and
(e)    The Purchaser shall have executed and delivered to the Seller all agreements and other documents required to be executed and delivered to the Seller pursuant to this Agreement at or prior to the Closing (including all certificates, documents and instruments required to be delivered to the Seller the Closing pursuant to Section 2.5(b)).
ARTICLE VIII
TERMINATION
8.1    Termination.
(a)    This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:
(i)    by mutual written consent of the Purchaser and the Seller;
(ii)    by the Purchaser or the Seller if the Closing does not occur on or before the Outside Date; provided that the right to terminate this Agreement under this Section 8.1(a)(ii) shall not be available (A) to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of, or resulted in the failure of, the Closing to occur on or before such date, or (B) to the Purchaser in the event this Agreement is also terminable at such time by the Seller pursuant to Section 8.1(a)(vii);

(iii)     by the Purchaser if (A) the Seller shall have breached any of the covenants or agreements contained in this Agreement such that the closing condition set forth in Section 7.2(b) would not be satisfied, (B) there exists a breach of any representation or warranty of the Seller contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied, (C) following the date hereof an event has occurred (and cannot be cured prior to the Outside Date) that has had, or would reasonably be expected to have, a Material Adverse Effect; provided, (1) in the case of the immediately preceding clauses (A) and (B), that such breach is not cured by the Seller within 20 Business Days following notice thereof, and (2) the Purchaser shall not be entitled to terminate this Agreement pursuant to the immediately preceding clause (A) or (B) if, at the time of such termination, the Purchaser is in breach of any representation, warranty, covenant or other agreement contained herein in a manner that the conditions to Closing set forth in Section 7.3(a) or 7.3(b), as applicable, would not be satisfied;
(iv)    by the Seller if (A) the Purchaser shall have breached any of the covenants or agreements contained in this Agreement such that the closing condition set forth in Section 7.3(b) would not be satisfied or (B) there exists a breach of any representation or warranty of the Purchaser contained in this Agreement such that the closing condition set forth in Section 7.3(a) would not be satisfied; provided, (1) in the case of the immediately preceding clauses (A) and (B), that such breach is not cured by the Purchaser within 20 Business Days following notice thereof, and (2) the Seller shall not be entitled to terminate this Agreement pursuant to this Section 8.1(a)(iv) if, at the time of such termination, the Seller is in breach of any representation, warranty, covenant or other agreement contained herein in a manner that the conditions to Closing set forth in Section 7.2(a) or 7.2(b), as applicable, would not be satisfied;
(v)    by the Purchaser or the Seller if a Governmental Entity shall have issued an Order or taken any other Action, in any case having the effect of restraining, enjoining or otherwise prohibiting, the transactions contemplated by this Agreement and such Order or other Action is final and non‑appealable;
(vi)     by the Seller if the Federal Office of Surface Mining or any agency of the State of Indiana administering SMCRA (or any comparable state Law) determines that Purchaser is (a) ineligible to receive additional surface mining permits or (b) under investigation to determine whether its eligibility to receive such permits should be revoked, i.e. “permit blocked” and the Purchaser is unable to resolve such designation or investigation within 20 Business Days following notice thereof; or
(vii)    by the Seller, if all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than those conditions set forth in Section 7.2(h) or that by their terms are to be satisfied at the Closing) and the Seller stands ready and willing to consummate such transactions, and the condition set forth in Section 7.2(h) shall not have been satisfied by the Outside Date.
(b)    The party desiring to terminate this Agreement pursuant to Sections 8.1(a)(ii), 8.1(a)(iii), 8.1(a)(iv), 8.1(a)(v), 8.1(a)(vi) or 8.1(a)(vii) shall give written notice of such termination to the other parties hereto.

8.2    Purchaser Termination Fee. If this Agreement is validly terminated by the Seller pursuant to Section 8.1(a)(vii), then the Purchaser shall pay to the Seller by wire transfer of immediately available funds an amount equal to $20,000,000 (the “Purchaser Termination Fee”), such payment to be made within 5 Business Days after written notice of such termination. It is the intent of the Seller and the Purchaser, and the Seller and the Purchaser hereby acknowledge and agree, that notwithstanding anything to the contrary in this Agreement, upon the termination of this Agreement pursuant to Section 8.1(a)(vii), the Seller’s receipt of the Purchaser Termination Fee shall be the sole and exclusive right and remedy of the Seller, the Company and their Affiliates, and the sole and exclusive obligation of the Purchaser and its Affiliates, with respect to all matters arising under or relating to this Agreement, and that upon payment of the Purchaser Termination Fee, the Purchaser shall not have any further liability or obligation relating to or arising out of this Agreement, and all rights and claims, whether at Law or in equity, in contract, tort or otherwise, of the Seller, the Company and its Affiliates shall be deemed waived, against the Purchaser or any of its Affiliates, lenders or investors for any and all Losses suffered in connection with this Agreement or the transactions contemplated hereby (other than with respect to obligations arising under the Confidentiality Agreement, and any expense reimbursement and indemnity obligations of the Purchaser contained in Sections 6.3(a) and 6.16 and any interest and expenses payable pursuant to the following sentence of this Section 8.2). In the event that the Purchaser fails to timely pay the Purchaser Termination Fee when due and payable pursuant to this Section 8.2, and, in order to obtain such payment the Seller commences an Action, and Purchaser ultimately pays such Purchaser Termination Fee, the Purchaser shall pay the Seller its reasonable costs and expenses (including reasonable attorney’s fees) incurred in connection with such Action along with the Purchaser Termination Fee, together with interest on the Purchaser Termination Fee and such costs or expenses at the “prime rate” as published in The Wall Street Journal, Eastern Edition on such date, from the date on which the Purchaser Termination Fee was due and payable hereunder (or such costs and expenses were expended by Seller) until the date on which such payment is received by the Seller.
8.3    Effect of Termination. In the event of termination of this Agreement in accordance with Section 8.1, this Agreement will forthwith become void and have no effect, without any Liability (other than, subject to Section 8.2, with respect to any claim for any intentional pre‑termination breach of any representation, warranty, covenant or agreement set forth in this Agreement); provided, that the provisions of Sections 6.6, 6.7, 8.2 and 8.3, Article IX and Article X will survive any termination hereof pursuant to Section 8.1.
ARTICLE IX
INDEMNIFICATION
9.1    Survival.
(a)    All representations and warranties of the parties hereto contained in this Agreement, any Ancillary Agreement and any certificate or other document provided hereunder will survive the Closing and the consummation and performance of the transactions contemplated hereby. None of the covenants and other obligations of the parties contained in this Agreement shall survive the Closing Date except for those that by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. If the Closing occurs, the Seller shall have liability with respect to a breach of any representation or warranty only if the Purchaser delivers a Notice of Claim with respect to such breach on or before the date that is twelve (12) months following the Closing Date; provided, however, that (a) the Seller shall have liability (i) with respect to the representations and warranties contained in Article III (except Sections 3.3 and 3.6) and Sections 4.1, 4.2 and 4.24 (such representations and warranties being referred to as the “Seller’s Fundamental Representations”) if the Purchaser delivers a Notice of Claim at any time, and (ii) with respect to the representations and warranties contained in Sections 4.5 and 4.15 if the Purchaser delivers a Notice of Claim on or before the date that is 60 days following the expiration of the applicable statute of limitations, as extended, and (b) the Purchaser shall have liability with respect to the representations and warranties contained in Sections 5.1, 5.2 and 5.5 (such representations and warranties being referred to as the “Purchaser’s Fundamental Representations”) if the Seller delivers a Notice of Claim at any time.
(b)    In the event a Notice of Claim for indemnification under Section 9.2 or 9.3 is given within the applicable survival period set forth in Section 9.1(a), the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal Action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved. The Indemnitor shall indemnify the Indemnitee for all Losses (subject to the limitations set forth herein, if applicable) that the Indemnitee may incur in respect of such claim, regardless of when incurred.
9.2    Indemnification by the Seller. If the Closing occurs and subject to the limitations set forth herein, the Seller shall indemnify and defend the Purchaser and its Affiliates (including the Company and its Subsidiaries) and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Purchaser Indemnitees”) against, and shall hold them harmless from, any and all losses, damages, claims, charges, Liabilities, Actions, interest, penalties, Taxes, costs and expenses, including legal, consultant, accounting and other professional fees, and fees and costs actually incurred (collectively, “Losses”) resulting from, arising out of or incurred by any Purchaser Indemnitee in connection with, or otherwise with respect to: (a) any inaccuracy or breach of any representation or warranty made by the Seller in this Agreement, any of the Ancillary Agreements or any certificate or other document furnished or to be furnished to the Purchaser in connection with the transactions contemplated by this Agreement; (b) any breach by the Seller of any covenant or agreement contained in this Agreement or any of the Ancillary Agreements; (c) except to the extent that the Seller has already made payments in respect of such amounts pursuant to Section 6.9(a) or to the extent that such amounts were taken into account as a current liability that actually reduced Final Net Working Capital, (i) any Tax imposed on or relating to the Company or its Subsidiaries with respect to any Pre-Closing Period; (ii) any Liabilities of the Company or its Subsidiaries for the Taxes of another Person (such as the Seller or Seller Parent) as a transferee or successor, by Contract (other than a commercial Contract the principal purpose of which is not Tax related) or by operation of law, where the Company or any of its Subsidiaries became a transferee or successor, entered into such Contract or the relationship or connection giving rise to such Liabilities arose prior to the Closing; (d) Cypress Creek Mine, LLC, an Indiana limited liability company, or any of its assets, properties, rights, liabilities and obligations, or any other assets, properties, rights, liabilities and obligations related to the former Cypress Creek surface mine; (e) any Indebtedness or Transaction Expenses to the extent not satisfied prior to the Closing or included in any Purchase Price adjustment pursuant to Section 2.4; (f) any notice from a Governmental Entity of a violation of the Mining Regulations in connection with the Mining Operations that has not been fully resolved prior to the Closing; (g) any items set forth on Section 4.12 of the Seller’s Disclosure Schedule; (h) any determination that any individual who provided services to the Mining Operations was improperly classified as an independent contractor or other non-employee status, or that the Company or any of its Subsidiaries was a joint employer or single employer or co-employer with any other entity associated with the Mining Operations, including (i) under any Plan, (ii) for taxation or Tax Reporting, and (iii) under the Fair Labor Standards Act or any similar state statute; (i) any Liens of the type set forth in clause (e) of the definition of Permitted Liens which have not been released prior to the Closing (which ultimately result in a Loss to the Company or its Subsidiaries following the Closing); (j) the Contract Mining Agreements (other than with respect to the Contractor Termination Royalties); (k) to the extent set forth in Section 6.5(e)(ii), the Lafayette Pre-Closing Payments; and (l) any Benefit Plans.
9.3    Indemnification by the Purchaser. If the Closing occurs and subject to the limitations set forth herein, the Purchaser shall indemnify and defend the Seller and its Affiliates, and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Seller Indemnitees”) against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any Seller Indemnitee in connection with, or otherwise with respect to: (a) any inaccuracy or breach of any representation or warranty made by the Purchaser in this Agreement or any of the Ancillary Agreements or any certificate or other document furnished or to be furnished to the Seller in connection with the transactions contemplated by this Agreement; (b) any breach by the Purchaser of any covenant or agreement contained in this Agreement or any of the Ancillary Agreements; (c) the ownership or operation of the Company and its Subsidiaries by the Purchaser or its Affiliates (or any subsequent transferee of any such party, if such transfer is made within three years of the Closing Date) on and after the Closing Date (except for (i) any claims with respect to which the Seller is obligated to indemnify the Purchaser Indemnitees pursuant to Section 9.2, and (ii) any claims the Purchaser or the Company and its Subsidiaries may have against the Seller or its Affiliates) (d) any Taxes of the Company or its Subsidiaries attributable to a Post‑Closing Period and indemnification for which is not provided to the Purchaser in Section 9.2; (e) any additional Taxes or out-of-pocket costs relating to the Section 1031 like-kind exchange as set forth in Section 6.20; (f) any Support Obligation, to the extent the Losses relating to such Support Obligations arise or are incurred after Closing; and (g) subject to Section 9.2(k), the Lafayette Agreements.
9.4    Indemnification Procedure for Third Party Claims.
(a)    In the event that an Indemnitee becomes aware of the possibility of any claim or the commencement of any Action by a third party in respect of which indemnity may be sought under the provisions of Section 6.3(a), Section 6.16(c), Section 6.20 or this Article IX (a “Third Party Claim”), the Indemnitee shall notify the Indemnitor in writing of such Third Party Claim (such notice, a “Notice of Claim”); provided that the failure or delay in notifying the Indemnitor of such Third Party Claim will not relieve the Indemnitor of any Liability it may have to the Indemnitee except to the extent that such failure or delay causes actual harm to the Indemnitor with respect to such Third Party Claim. Any Notice of Claim shall describe the Third Party Claim in reasonable detail, shall include copies of all written material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.
(b)    The Indemnitor will have 30 days from the date on which the Indemnitor received the Notice of Claim (the “Indemnitor Defense Review Period”) to notify the Indemnitee that the Indemnitor desires to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel reasonably acceptable to the Indemnitee and at the sole cost and expense of the Indemnitor (a “Third Party Defense”). At any time prior to the Indemnitor’s assumption of the Third Party Defense in accordance herewith, the Indemnitee may file any motion, answer or other pleading or take any other action that the Indemnitee in good faith believes to be necessary to protect its interests. If the Indemnitor assumes the Third Party Defense in accordance herewith: (i) the Indemnitee may, at its own expense, retain separate co‑counsel and participate in the defense of the Third Party Claim, but the Indemnitor shall control the investigation, defense and settlement thereof; (ii) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitee which consent shall not be unreasonably delayed, conditioned or withheld; (iii) the Indemnitor shall conduct the Third Party Defense actively and diligently and keep the Indemnitee reasonably informed about developments in connection with the Third Party Defense; (iv) the Indemnitor will not take any action, or omit to take any action, without the consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), that would cause any Contracts, correspondence or other documents of the Indemnitee or its Affiliates to be disclosed to a third party; and (v) the Indemnitee will provide reasonable cooperation in the Third Party Defense. Notwithstanding the foregoing, if counsel for the Indemnitee reasonably determines that there is a conflict between the positions of the Indemnitor and the Indemnitee in conducting the defense of such Action or that there are legal defenses available to such Indemnitee different from or in addition to those available to the Indemnitor, then counsel for the Indemnitee shall be entitled, if the Indemnitee so elects, to conduct the defense to the extent reasonably determined by such counsel to protect the interests of the Indemnitee, at the expense of the Indemnitor but only with respect to issues with respect to which such conflict exists.
(c)    If the Indemnitor does not assume the Third Party Defense prior to the end of the Indemnitor Defense Review Period, the Indemnitee shall have the right to assume the Third Party Defense with counsel reasonably acceptable to the Indemnitor, at the expense of the Indemnitor; provided, however, that the Indemnitor shall have the right, at its expense, to participate in such Third Party Defense but the Indemnitee shall control the investigation, defense and settlement thereof. The Indemnitee shall conduct the Third Party Defense actively and diligently, and the Indemnitor will provide reasonable cooperation in the Third Party Defense. The Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner and on such terms as it may deem appropriate without the consent of the Indemnitor; provided, however, that the amount of any settlement made or entry of any judgment consented to by the Indemnitee without the consent of the Indemnitor (not to be unreasonably withheld or delayed) shall not be determinative of the validity of the claim.

(d)    Notwithstanding anything herein to the contrary, without the written consent of the Purchaser, which will not be unreasonably withheld, conditioned or delayed, the Seller shall not be entitled to assume any Third Party Defense: (i) to the extent that any such Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief against the Purchaser, the Company, any of its Subsidiaries or any of their respective Affiliates; (ii) if such Third Party Claim relates to or arises in connection with any criminal proceeding, Action, indictment, allegation or investigation against the Purchaser, the Company, any of its Subsidiaries or any of their respective Affiliates; or (iii) if the Seller has failed or is failing to vigorously prosecute or defend such Third Party Claim.
(e)    The Seller and the Purchaser shall cooperate with the each other in all reasonable aspects in connection with the defense of any Third Party Claim, including (i) making available (subject to the provisions of Section 6.11) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses), to the defending party, management employees of the non-defending party as may reasonably be necessary for the preparation of the defense of such Third Party Claim, and (ii) making available the benefits of the Policies in effect prior to or after the Closing to the extent available to satisfy any such Third Party Claim.
9.5    Indemnification Procedures for Non-Third Party Claims. In the event that an Indemnitee becomes aware of the possibility of a claim that does not involve a Third Party Claim in respect of which indemnity may be sought under the provisions of Section 6.3(a), Section 6.16(c), Section 6.20 or this Article IX, the Indemnitee shall send a Notice of Claim to the Indemnitor. The Indemnitor will have 30 days from receipt of such notice of claim to dispute the claim and will reasonably cooperate and assist the Indemnitee in determining the validity of the claim for indemnity. If the Indemnitor does not give notice to the Indemnitee that it disputes such claim within 30 days after its receipt of the notice of claim, the claim specified in such notice of claim will be presumed to be a Loss subject to indemnification hereunder, provided that the Indemnitor shall not be precluded from subsequently challenging its obligation to indemnify the Indemnitee for such Loss except to the extent that such delay has prejudiced the Indemnified Party’s defense against such claim.
9.6    Other Matters Relating to Indemnification.
(a)    Limitations on Liability for Seller. Except for claims with respect to the Seller’s Fundamental Representations, the Seller shall not be required to indemnify any Purchaser Indemnittee for any Loss, or any series of related Losses, (i) pursuant to Section 9.2(a) that do not exceed $50,000 (the “De Minimis Claim Amount”); provided, however, that, to the extent any such Loss, or series of related Losses, exceeds the De Minimis Claim Amount with respect to any Loss, or series of related Losses, the full amount of such Loss shall be applied to the Deductible, and (ii) except to the extent that the aggregate amount of such Losses exceeds $5,000,000 (the “Deductible”), and then only to the extent that the aggregate of such Losses exceeds the Deductible.
(b)    Cap on Liability for Seller. (i) The Seller’s aggregate liability for all claims made pursuant to Section 9.2(a) other than claims with respect to the Seller’s Fundamental Representations shall not exceed $30,000,000, and (ii) the Seller’s aggregate liability for all claims made with respect to the Seller’s Fundamental Representations or pursuant to Sections 9.2(b) through (k) shall not exceed the Base Purchase Price.
(c)    Qualifications. For purposes of this Article IX, all qualifications as to materiality or Material Adverse Effect contained in any representation, warranty, covenant or agreement contained herein will be disregarded for purposes of determining the amount of any Loss, but not for purposes of determining whether a Loss has occurred.
(d)    Exclusive Remedy. The indemnification rights of the parties under this Article IX are the sole and exclusive remedy after the Closing for claims seeking monetary damages available to the Purchaser Indemnitees and the Seller Indemnitees, as applicable, for breaches of any of the representations, warranties, covenants and agreements contained in this Agreement.
(e)    Tax Treatment of Indemnification Payments. Except as otherwise required by applicable Law, the parties shall treat any indemnification payment made hereunder as an adjustment to the consideration payable under this Agreement.
(f)    Interest on Losses. Any and all Losses hereunder shall bear interest from the date actual expenditure is made by the Indemnified Party until paid by the Indemnitor at the “prime rate” as published in The Wall Street Journal, Eastern Edition on the date such expenditure was made by the Indemnitee.
(g)    Insurance. Payments by an Indemnitor in respect of any Loss shall be reduced by the amount of any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnitee in respect of any such claim. The Indemnitee shall reasonably cooperate with the Indemnitor and use its commercially reasonable efforts to recover or assist the Indemnitor to recover under any applicable insurance policies or applicable indemnity, contribution or other similar agreements for any Losses; provided that the foregoing shall not be deemed or construed to require the Indemnitee to resolve any claims for recovery prior to submitting a claim for indemnification to the Indemnitor.
(h)    Tax Benefits. Payments by an Indemnitor in respect of any Loss shall be reduced by an amount equal to the cash value Tax benefit (if any) (i) actually recognized by the Indemnitee incurring the Loss as a current deduction in the taxable year such Loss was incurred, or (ii) reasonably expected to be realized in the next taxable year following the year such Loss was incurred.
(i)    No Duplication; Subsequent Payments. No Indemnitee shall be entitled to recover any Loss to the extent (i) indemnification of such amount would constitute a duplicative payment for the same Loss, whether because it constitutes a breach of more than one representation, warranty, covenant or agreement or being addressed by more than one clause under Section 9.2 or Section 9.3 or otherwise or (ii) such amount has had the effect of reducing the Purchase Price pursuant to Sections 2.3 or 2.4. If any Indemnitee receives payment or reimbursement from any source for any amount for which such Indemnitee has previously received payment from an Indemnitor pursuant to either Section 9.2 or 9.3, such Indemnitee shall promptly pay the full amount of such payment or reimbursement to such Indemnitor.

(j)    Mitigation. In the event of any breach giving rise to an indemnification obligation under this Article IX, each Indemnitee shall take, or cause its Affiliates to take, reasonable steps to mitigate the Losses arising from such breach.
ARTICLE X
MISCELLANEOUS
10.1    Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if (a) delivered personally against written receipt, (b) sent by facsimile or e-mail transmission, (c) mailed by registered or certified mail, postage prepaid, return receipt requested, or (d) mailed by reputable international overnight courier, fee prepaid, to the parties hereto at the following addresses or facsimile numbers:
If to the Seller:
Vectren Utility Services, Inc.
One Vectren Square
211 N.W. Riverside Drive
Evansville, IN 47708
Attention: Ronald E. Christian
Facsimile No.: (812) 491-4169
Email: rchristian@vectren.com

with copies to:
Baker Botts LLP
30 Rockefeller Plaza
New York, NY 10112
Attention: William S. Lamb
Facsimile No.: (212) 259-2557
Email: bill.lamb@bakerbotts.com
Wyatt, Tarrant & Combs, LLP
250 West Main Street, Suite 1600
Lexington, KY 40507-1746
Attention: Karen Greenwell
Facsimile No.: (859) 259-0649
Email: kgreenwell@wyattfirm.com
If to the Purchaser:
Sunrise Coal, LLC
1183 East Canvasback Dr.
Terre Haute, IN 47802
Attention: Brent Bilsland
Facsimile No.: (812) 299-2810

Email: bbilsland@sunrisecoal.com
with a copy to:
Morgan, Lewis & Bockius LLP
300 S. Grand Avenue, Twenty-Second Floor
Los Angeles, CA 90017
Attention: Ingrid A. Myers
Facsimile No.: (213) 612-2501
Email: imyers@morganlewis.com
All such notices, requests and other communications will be deemed given, (w) if delivered personally as provided in this Section 10.1, upon delivery, (x) if delivered by facsimile or email transmission as provided in this Section 10.1, upon confirmed receipt, (y) if delivered by mail as provided in this Section 10.1, upon the earlier of the fifth Business Day following mailing and receipt, and (z) if delivered by overnight courier as provided in this Section 10.1, upon the earlier of the second Business Day following the date sent by such overnight courier and receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 10.1). Any party hereto may change the address to which notices, requests and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner set forth herein.
10.2    Amendments and Waivers. No amendment of this Agreement will be effective unless it is in writing and signed by the parties hereto. No waiver of any provision of this Agreement will be effective unless it is in writing and duly signed by the party granting the waiver, and no such waiver will constitute a waiver of satisfaction of any other provision of this Agreement. No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof of the exercise of any other right, power or privilege.
10.3    Expenses. Each of the parties hereto shall pay their own fees and expenses incurred in connection with negotiating and preparing this Agreement, the Ancillary Agreements and consummating the transactions contemplated hereby, including fees and disbursements of their respective attorneys, accountants, brokers, finders and investment bankers. If the transaction is consummated, except as otherwise provided in this Agreement, all fees and expenses, including legal, accounting, investment banking, broker’s and finder’s fees and expenses incurred by the Seller, the Company or its Subsidiaries in connection with this transaction shall be deemed expenses of the Seller and shall be borne by the Seller (the “Transaction Expenses”).
10.4    Assignment and Delegation. No party may assign any part of its rights, or delegate any of its obligations, under this Agreement, except that the Purchaser may assign or delegate its rights and obligations under this Agreement, in whole or in part, (a) to one or more of its Affiliates (provided that no such assignment or delegation prior to the Closing shall relieve the Purchaser of its obligations hereunder), (b) to any subsequent purchaser of the Company or its Subsidiaries or all or any significant portion of the assets of the Company or its Subsidiaries or (c) to its lenders as collateral security for its obligations under any of its secured debt financing arrangements.

10.5    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. If a permitted assignment of rights occurs (a) the non‑assigning party will be deemed to have agreed to perform in favor of the assignee, (b) a contemporaneous delegation will be deemed to have occurred, and (c) the assignee will be deemed to have assumed the assignor’s performance obligations in favor of the non‑assigning party, except in each case where evidence exists to the contrary.
10.6    Governing Law. All matters relating to or arising out of this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (whether sounding in contract, tort or otherwise) will be governed by and construed in accordance with the laws of the State of Indiana, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Indiana or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Indiana.
10.7    Consent to Jurisdiction. Each party hereto irrevocably submits to the exclusive jurisdiction of any state or federal court located in Vigo County in the State of Indiana for the purposes of any Action arising out of this Agreement or the Ancillary Agreements or any transaction contemplated hereby or thereby, and agrees to commence any such Action only in such courts. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein shall be effective service of process for any such Action. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement, Ancillary Agreements or the transactions contemplated hereby or thereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.
10.8    Specific Performance: Limitation on Damages.
(a)    The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
(b)    In no event shall any Party to this Agreement be liable to any other Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, damages for loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value, or any damages based on any type of multiple (except to the extent such damages are claimed against or recovered from an Indemnitee in connection with a Third Party Claim).

10.9    “As Is” Sale; No Reliance. EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III AND ARTICLE IV (INCLUDING THE RELATED PORTIONS OF THE SELLER’S DISCLOSURE SCHEDULE) AND THE CERTIFICATES DELIVERED BY THE SELLER AT THE CLOSING, (a) THE COMPANY AND ITS SUBSIDIARIES ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS,” AND (b) THE PURCHASER ACKNOWLEDGES THAT IT HAS NOT RELIED ON, AND THE SELLER EXPRESSLY DISCLAIMS, ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANY OR ITS SUBSIDIARIES OR THE INTERESTS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE COMPANY AND ITS SUBSIDIARIES, INCLUDING WITH RESPECT TO THE EXISTENCE, NATURE, QUALITY OR QUANTITY OF ANY COAL RESERVES.
10.10    Certain Limitations. Notwithstanding anything in this Agreement to the contrary, this Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto or their successors and permitted assigns, except pursuant to the Seller Guaranty. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or Action based on, in respect of or by reason of the transactions contemplated hereby, except pursuant to the Seller Guaranty.
10.11    Counterparts. The parties may sign this Agreement in several counterparts, each of which will be deemed an original but all of which together will constitute one instrument. Execution and delivery of this Agreement may be effected by means of an exchange of facsimile or other electronic copies.
10.12    Third Party Beneficiaries. This Agreement does not and is not intended to confer any rights or remedies upon any Person, including any employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, other than the parties to this Agreement; provided, however, that in the case of Article IX, the other Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns are intended third party beneficiaries of the provisions contained in such Article.
10.13    Entire Agreement. This Agreement, the Ancillary Agreements, the Exhibits, the Schedules and the other documents, instruments and other agreements specifically referred to in this Agreement or those documents or delivered under this Agreement or those documents constitute the final and entire agreement between the parties on the subject matter of this Agreement. This Agreement supersedes all prior oral or written agreements or policies relating to this Agreement, except for the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms, subject to Section 6.6.

10.14    Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
10.15    Severability. If any provision of this Agreement is held invalid, illegal or unenforceable in any jurisdiction, the remainder of this Agreement, or application of that provision to any Persons or circumstances, or in any jurisdiction, other than those as to which it is held unenforceable, will not be affected by that unenforceability and will be enforceable to the fullest extent permitted by Law.
10.16    Interpretation; Disclosure Schedules. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof. The Disclosure Schedules have been arranged for purposes of convenience in separately titled sections corresponding to sections of this Agreement; provided, however, that each section of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to the extent such disclosure and the applicability of such information is readily apparent on its face.  Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.  The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of law or breach of contract).
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.
SUNRISE COAL, LLC

By: /s/ Brent Bilsland
Name: Brent Bilsland
Title: President
VECTREN UTILITY SERVICES, INC.

By: /s/ Ronald E. Christian
Name: Ronald E. Christian
Title: Vice President, Secretary and
Assistant Treasurer
VECTREN FUELS, INC.

By: /s/ Randy L. Beck
Name: Randy L. Beck
Title: President

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Annex I
Coal Inventory Methodology
Stockpile Surveying Methodology
The methods currently being utilized at the Seller’s Mining Operations to measure and calculate stockpile volumes, as described below, shall be used to determine stockpile volumes. Representatives of the Purchaser’s engineering staff must be present before and during the surveying of the stockpiles at the Mining Operations, to make certain that both parties are in agreement that the agreed procedures were followed. The parties shall cooperate and work together in good faith to negate any problems that may arise during the surveying of the stockpiles.
Oaktown
Vectren Fuels, Inc.’s Oaktown operation consists of a coal preparation and handling system that keeps the individual mine stockpiles, both on the clean and raw side, separate for each mine – Oaktown 1 & Oaktown 2. There are two separate clean stockpiles and two separate raw stockpiles – 4 piles total. There is also one small clean stockpile of purchased coal, mixed, stacked near the rail.
The separated stockpiles are graded and shaped with dozers upon leaving the stacking tubes. Each dozer is equipped with a GPS tracking device that provides real-time feedback as the dozer passes over the stockpile to aid in measuring stockpile volumes. Each of the stockpiles at Oaktown 1 & Oaktown 2 must be properly graded and shaped prior to surveying, to allow for accurate measurement of the piles by dozer passes.
In addition to the data gathered by the dozer/GPS units, measurements of the base of each stockpile and areas of each stockpile outside the influence of reclaim feeders are directly measured by mobile/hand-held surveying units. The raw data from the dozer/GPS units and the mobile/hand-held surveying units are combined for each stockpile, input into CAD-based software, and used to generate stockpile volumes.
Prosperity
There is only one slope at Vectren Fuels Inc.’s Prosperity mine, so there are only two stockpiles - one raw stockpile and one clean stockpile at this mine.
Stockpiles at the Prosperity mine are measured using direct surveying methods, consisting of a total station and/or mobile/hand-held laser device. Areas of the stockpiles that can be safely and directly traversed, the base of each stockpile and those outside the influence of reclaim feeders, are measured directly with GPS units. Areas of the stockpiles outside these safe areas are measured with a hand-held laser.

General
Once the pile volumes are established, assumptions of both recovery and density must be made to establish tonnage in both the raw and clean stockpiles.
Densities & Recoveries
Clean
The clean coal stockpiles at the Oaktown and Prosperity mine locations will be assumed to have a clean coal loose density of 55 lb/ft3. Recovery for clean coal stockpiles will be assumed to be 100% (i.e., a value of 1.0 will be used in the calculation of stockpile tonnage).
Raw
The raw coal stockpiles at the Oaktown and Prosperity mine locations will be assumed to have a raw coal loose density of 80.0 lb/ft3.
Recovery for raw coal stockpiles will be determined for each of the Oaktown 1, Oaktown 2 and Prosperity mines, based on plant recovery data from such mine during the 120 day period ending on the day prior to the date on which the coal inventory is determined pursuant to the Agreement. The average recovery for the raw coal stockpiles for each mine (i.e., Oaktown 1, Oaktown 2 and Prosperity), over the 120-day period, will be the recovery used in the calculation of tonnage for that mine.
Calculation of Stockpile Tonnages
Clean:
Tonnages for each clean coal stockpile will be calculated based on the surveyed volume for that stockpile, and applying a loose coal density of 55 lb/ft3 and a 100% recovery.
For example, assume a volume of one thousand loose cubic yards (1,000 c.y.). Utilizing the density and recovery stated above, the clean tons would be:
(1,000 c.y.)x(27 ft3/1c.y)x(55 lb/ft3)x(1 ton/2000 lb)x(1.0) = 742.5 tons of clean coal
Note: There are 27 cubic feet in a cubic yard. There are 2,000 pounds in a ton.
Raw:
Tonnages for each raw coal stockpile will be calculated based on the surveyed volume for that stockpile, and applying a loose coal density of 80.0 lb/ft3 and the average recovery for the applicable mine (i.e., Oaktown 1, Oaktown 2 and Prosperity) over the 120 day period as described above. Thus, each raw coal stockpile may have a different recovery based on each mine’s individual properties

For example, assume a volume of one thousand loose cubic yards (1,000 c.y.). Utilizing the density stated above and assuming a recovery of 60%, the clean tons would be:
(1,000 c.y.)x(27 ft3/1c.y)x(80.0 lb/ft3)x(1 ton/2000 lb)x(0.6) = 648 tons of clean coal
Note: There are 27 cubic feet in a cubic yard. There are 2,000 pounds in a ton.

Annex II
Working Capital Methodology

	Target		Net Working Capital
	Net Working Capital		Adjustment
	Dec-13	May-13	Methodology
Current Assets
Cash (1)	$—	$—
Accounts Receivable - Trade	11,358,597	11,944,070
Advance Royalties (2)	2,760,819	2,337,309
Coal Inventory	26,172,398	39,301,479
Prepaid Expenses	437,306	1,621,075
Parts Inventory (3)	13,299,584	13,378,468
Total Current Assets	54,028,704	68,582,401

Less:

Current Liabilities:
Accounts Payable	13,475,718	9,905,313
Accrued Liabilities	7,256,429	4,391,588
Accrued Property and Sales Tax (4)	1,230,559	1,088,620
Mine and Rail Reclamation Obligations (5)	11,814,287	12,089,156
Total Current Liabilities	33,776,993	27,474,677

Net Working Capital	$20,251,711	$41,107,724	$20,856,013	(6)

(1) Cash is excluded from purchased balance sheet, however, the net working capital will be adjusted at closing to cover cash necessary for uncleared or undeposited checks and drafts
(2) Includes both current and long-term Advanced Royalities assets
(3) Parts inventory is classified as Materials and Supplies Inventory on the audited and interim balance sheets
(4) Accrued Property and Sales Tax is classified as Accrued Taxes and Liabilities on the interim balance sheet
(5) Mine and Rail Reclamation Obligations are classified as "Long-Term Liabilities" on the interim balance sheet
(6)Illustrative net working capital adjustment using a 5/31/13 closing date

Annex III
Net Plant Value Methodology

	Target		Net Plant
	Net Plant		Adjustment
	Dec-13	May-13	Methodology
Net Plant:
Property and Equipment	153,752,764	155,118,651
Mining Property	2,638,358	2,629,578
Mine Development Costs	133,935,423	133,196,787
Asset Retirement Obligation Assets	7,662,111	7,460,311
Total Net Plant	$297,988,656	$298,405,327	$416,671

Annex IV
Example Purchase Price Calculation

	Purchase
	Price
	Methodology

Base Purchase Price	296,000,000	From Section 2.1
Plus: Net Working Capital Adjustment	20,856,013	From Annex II
Plus: Net Plant Adjustment	416,671	From Annex III
Less: Indebtedness Amount	—	From Schedule 2.3(c)
Purchase Price	$317,272,684	For Illustrative Purposes Only

Exhibit A
Seller Guaranty
This GUARANTY, dated as of the ____ day of _________, 2014, is entered into by Vectren Enterprises, Inc. an Indiana corporation (“Enterprises”), to and for the benefit of Sunrise Coal, LLC, an Indiana limited liability company (the “Purchaser”).
WITNESSETH:
WHEREAS, VECTREN UTILITY SERVICES, INC., an Indiana corporation (“VUSI”), is a wholly owned subsidiary of Enterprises;
WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of June 30, 2014 (the “Purchase Agreement”), by and among the Purchaser, VUSI and VUSI’s wholly owned subsidiary, VECTREN FUELS, INC., an Indiana corporation (“Fuels”), VUSI has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from VUSI, all of the capital stock of Fuels, subject to and in accordance with the terms and conditions of the Purchase Agreement; and
WHEREAS, as a condition precedent to the Purchaser consummating that transactions contemplated by the Purchase Agreement and performing its obligations thereunder, and as an inducement to the Purchaser entering into the Purchase Agreement, Enterprises has agreed to execute and deliver this Guaranty for the benefit of the Purchaser;
NOW, THEREFORE, in consideration of the foregoing premises and the following covenants and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Enterprises covenants with the Purchaser as follows:
1.    Guaranty. For value received and in consideration of the direct and indirect benefits to be derived by Enterprises in connection with the transactions contemplated by the Purchase Agreement, with effect from the date of this Guaranty, Enterprises hereby guarantees VUSI’s full and prompt payment as and when due of all amounts owed by VUSI under Article IX of the Purchase Agreement, subject in all respects to all of the conditions, limitations, and qualifications set forth in the Purchase Agreement (the “Obligations). This is a continuing Guaranty of payment and not merely of collection. Subject to the provisions of Section 4, this Guaranty shall terminate upon the earlier of the termination of the Obligations or the date which is three (3) years from the date of this Guaranty; provided, however, that this Guaranty and Enterprise’s liability hereunder shall survive any such termination with respect to any claims made by the Purchaser under the Purchase Agreement if such claims are made prior to such termination.
2.    Waiver. Enterprises hereby expressly waives notice from the Purchaser of its acceptance of and reliance upon this Guaranty. Enterprises consents to any extensions of time for the payment of the Obligations and to any changes in the terms of the Purchase Agreement, and waives any notices thereof. Enterprises also waives promptness, diligence, presentment to or demand of payment from anyone liable upon the Obligations, and presentment, notice of dishonor, protest and all other notices whatsoever. No waiver, amendment, release or modification of this Guaranty shall be established by conduct, custom or course of dealing, but solely by an instrument in writing duly executed by Enterprises and the Purchaser. The Purchaser’s failure or delay in exercising any right, remedy or power hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise by the Purchaser of any right, remedy or power hereunder preclude the Purchaser from any other or future exercise of any right, remedy or power. Each and every right, remedy and power granted to the Purchaser hereunder or allowed to it by law or other agreement shall be cumulative with and not exclusive of any other.
3.    Waiver of Defenses. The liability of Enterprises under this Guaranty, and Enterprises’ obligations under this Guaranty shall not be impaired or released as a result of (a) any change of the time, manner or terms of payment of any of the Obligations; (b) any renewal or increase of any of the Obligations; (c) any release or partial release of any other guarantor or other obligor in respect of any of the Obligations; (d) any modification, amendment, waiver or renewal of, or consent to departure from, any agreement or instrument relating to any of the Obligations; (e) the Purchaser’s exercise or failure to exercise any rights against VUSI, Enterprises or others or any other action or inaction by the Purchaser in respect of any of the Obligations; (f) with respect to any of the foregoing, the lack of notice to or consent by Enterprises; or (g) any other circumstance which might otherwise constitute a defense available to, or discharge of, a surety or a guarantor excepting payment. Nothing herein is intended to deny Enterprises, and Enterprises shall have and may assert any and all of the defenses, set-offs, counterclaims and other rights which VUSI is or may be entitled to assert that arise from or out of the Purchase Agreement, except for defenses arising out of the bankruptcy, insolvency, dissolution or liquidation of VUSI. The obligations of Enterprises hereunder are several from VUSI or any other person, and are primary obligations concerning which Enterprises is the principal obligor. There are no conditions precedent to the enforcement of this Guaranty, except as expressly contained herein.
4.    Reinstatement Provision. If the Purchaser receives any payment or payments on account of the Obligations, which payment or payments of any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver, or any other party under any bankruptcy act or code, state or federal law, common law or equitable doctrine, then to the extent of any sum not finally retained by the Purchaser, Enterprises’ obligations to the Purchaser hereunder shall be reinstated and this Guaranty, shall remain in full force and effect (or be reinstated) until payment of the Obligations shall have been made to the Purchaser, which payment shall be due on demand.
5.    Assignment. This Guaranty shall be binding upon Enterprises and upon its successors and assigns and shall be for the benefit of the Purchaser and its successors and assigns. Enterprises may not assign this Guaranty or the obligations hereunder without the express written consent of the Purchaser and such assignment will not be unreasonably withheld. Any purported assignment in violation of this Section 5 shall be void and without effect.

6.    Applicable Law. This Guaranty shall be governed by and construed in accordance with the laws of the State of Indiana, without giving effect to laws of such state that would require the application of the laws of any other state.

7.    Severability. In case any clause, provision or section of this Guaranty, or any application thereof, is for any reason held to be illegal, invalid, or inoperable, Enterprises and the Purchaser shall negotiate an equitable adjustment to such affected provisions of this guaranty with a view towards effecting the purpose and intent of the Guaranty, and subject to such adjustment such illegality, invalidity or inoperability shall not affect the remainder thereof or any other clause, provision or section, and each such clause, provision or section shall be deemed to be effective and operative in the manner and to the fullest extent permitted by law.
8.    Only Agreement. This Guaranty is the entire and only agreement between Enterprises and the Purchaser with respect to the guaranty of the Obligations of VUSI by Enterprises.
9.    Representations and Warranties. Enterprises represents and warrants to the Purchaser that: (a) it is a corporation duly incorporated and validly existing under the laws of the State of Indiana; (b) it has all requisite power and authority to execute and to deliver and to perform all of its obligations under this Guaranty; (c) the execution, delivery and performance of this Guaranty by Enterprises are within its corporate powers and have been duly authorized by all necessary corporate actions; (d) this Guaranty constitutes a legally valid and binding agreement of Enterprises, subject only to insolvency, bankruptcy, moratorium, reorganization, fraudulent conveyance or similar laws affecting creditors’ rights generally and by general principles of equity; (e) the execution, delivery and performance of this Guaranty will not violate any provision of any requirement of law or contractual obligation of Enterprises (except to the extent that any such violation would not reasonably be expected to have a material adverse effect on Enterprises’ ability to perform this Guaranty); (f) no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or governmental authority and no consent of any other person (including, without limitation, any stockholder or creditor of Enterprises) is required in connection with the execution, delivery, performance, validity or enforceability of this Guaranty, other than any which have been obtained or made prior to the date hereof and remain in full force and effect; and (g) no litigation, investigation or proceeding of or before any arbitrator or governmental authority is pending or, to the knowledge of Enterprises, threatened by or against Enterprises relating to this Guaranty or that would have a material adverse effect on Enterprises’ ability to perform this Guaranty.
10.    Collection Expenses. If the Purchaser is required to pursue any remedy against Enterprises hereunder, Enterprises shall pay to the Purchaser upon demand, all reasonable attorneys’ fees and expenses and all other reasonable costs, expenses and fees incurred by the Purchaser in successfully enforcing this Guaranty.
11.    Notices. Any notices given or required to be given hereunder shall be given to Enterprises and the Purchaser, as applicable, by being either: (a) delivered personally against written receipt, (b) sent by facsimile or e-mail transmission, (c) mailed by registered or certified mail, postage prepaid, return receipt requested, or (d) mailed by reputable international overnight courier, fee prepaid, to Enterprises or the Purchaser, as applicable, at the following addresses or facsimile numbers:

If to Enterprises:        Vectren Enterprises, Inc.
Attention: Office of the Treasurer
One Vectren Square
Evansville Indiana 47708
Phone: (812) 491-4080
Fax No.: (812) 491-4346
E-mail: rgoocher@vectren.com
With an additional notice to:    Vectren Corporation
Attention: Ronald E. Christian
One Vectren Square
Evansville, Indiana 47708
Phone: (812) 491-4202
Fax No.: (812) 491-4238
E-mail: rchristian@vectren.com
If to the Purchaser:        Sunrise Coal, LLC
Attention: Brent Bilsland
1183 East Canvasback Dr.
Phone: (812) 298-3702
Fax No.: (812) 299-2810
E-mail: bbilsland@sunrisecoal.com
All such notices, requests and other communications will be deemed given, (w) if delivered personally as provided in this Section 11, upon delivery, (x) if delivered by facsimile or email transmission as provided in this Section 11, upon confirmed receipt, (y) if delivered by mail as provided in this Section 11, upon the earlier of the fifth business day following mailing and receipt, and (z) if delivered by overnight courier as provided in this Section 11, upon the earlier of the second business day following the date sent by such overnight courier and receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 11). Enterprises or the Purchaser may change the address to which notices to it are to be sent upon written notice to the Purchaser or Enterprises, respectively.
12.    Modification. This Guaranty may not be amended or modified unless the changes are in writing and signed by both Enterprises and the Purchaser.
13.    JURY TRIAL WAIVER.     ENTERPRISES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY.
[signature page follows]

IN WITNESS WHEREOF, Enterprises has executed and delivered this Guaranty effective as of the day and year first above written.

Vectren Enterprises, Inc.

By:
Name :
Title:

Accepted:

Sunrise Coal, LLC

By:
Name:
Title:

Exhibit B-1
Interim Services Agreement (Oaktown #1)
See attached.

Exhibit B-2
Interim Services Agreement (Oaktown #2)
See attached.

Exhibit B-3
Interim Services Agreement (Prosperity)
See attached.

Exhibit C-1
Contractor Termination Agreement (Oaktown)
See attached.

Exhibit C-2
Contractor Termination Agreement (Prosperity)
See attached.

Exhibit D-1
Lafayette Termination Notice (Oaktown)
See attached.

Exhibit D-2
Lafayette Termination Notice (Prosperity)
See attached.

INTERIM OPERATING AGREEMENT
THIS INTERIM OPERATING AGREEMENT (this “Agreement”), dated as of the __28th_day of __June________, 2014, is made and entered into by and between Black Panther Mining, LLC, an Indiana limited liability company (“BPM”), and Oaktown Fuels No. 1 Mine, LLC, an Indiana limited liability company (“Owner”).
RECITALS
A. BPM and Owner are parties to the Contract Mining Agreement dated January 14, 2000 (as amended, the “CMA”) whereby BPM operates the Oaktown Mine for Owner.
B. Pursuant to the CMA, the permits for or relating to the operation of the Oaktown Mine, including the permits listed on Exhibit A attached hereto, have been issued in the name of BPM (collective, the “Permits”).
C. BPM, Owner, Vectren Fuels, Inc., SFI Coal Sales, LLC, and Vectren Utility Services, Inc. have entered into an agreement whereby the CMA will be terminated (the “Termination Agreement”) effective as of the date of the closing (the “Closing Date”) of the transaction contemplated by the Stock Purchase Agreement dated as of June [30], 2014 between Vectren Utility Services, Inc. (Owner’s remote parent) and Sunrise Coal, LLC .
D. Pursuant to the Termination Agreement, BPM, Owner and the other parties thereto have agreed to cooperate to effect the transfer of the Permits to Owner or its designees, which transfer may occur subsequent to the Closing Date.
E. As a condition to the Termination Agreement, and in order to effect the transition from operation of the Oaktown Mine by BPM to operation by Owner or its designee, BPM has agreed to enter into this Interim Operating Agreement.
In consideration of the premises and mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
1. INTERIM OPERATIONS. Subject to any required consent or approval by the governmental authority that issues or administrates a Permit, BPM hereby grants Owner and its designees the right to operate the Oaktown Mine under and pursuant to the Permits, subject to the terms and conditions of this Agreement, during the period from and after the Closing Date and continuing until the date on which such Permits are transferred to Owner or its designee. Owner and each of its designees shall operate solely as an independent contractor and not as an agent, employee or servant of BPM. BPM shall have no right or obligation in any way to direct, supervise or control the mining and reclamation activities of Owner. Except as otherwise provided in this Agreement, as between BPM and Owner, all of Owner’s operations shall be at the sole cost and expense of Owner, and any benefit gained from such operations shall likewise be for the sole account and benefit of Owner. To the extent that the process of transferring the Permits has not been commenced prior to the Closing Date, BPM agrees that Owner shall have the right (at its sole cost and expense) to prepare, submit and obtain approval of any necessary applications for the transfer or re-issuance of the Permits; provided that BPM shall have an opportunity to review any such filing in advance. BPM and Owner or its designee shall reasonably cooperate and coordinate with each other as necessary for Owner or such designee to submit and obtain approvals for the transfer or re-issuance of the Permits. None of Owner or its designees shall receive any compensation from BPM, and BPM shall receive no compensation from Owner in connection with the operations of the Oaktown Mine or the transfer or re-issuance of the Permits as contemplated herein.
2. NOTICES.
If BPM or Owner receives a notice of violation, a cessation order or any other correspondence, order, citation or communication of any kind under any of the Permits following the Closing Date but before the transfer or re-issuance of a Permit, BPM shall give Owner, or Owner shall give BPM, as applicable, prompt written notice thereof. Any notice or other communication given under this Agreement shall be in writing and shall be: (i) delivered personally; (ii) sent by documented overnight delivery service; (iii) sent by facsimile transmission, provided that a confirmation copy thereof is sent no later than the Business Day following the day of such transmission by documented overnight delivery service or first class mail, postage prepaid (certified or registered mail, return receipt requested); or (iv) sent by first class mail, postage prepaid (certified or registered mail, return receipt requested). Such notice shall be deemed to have been duly given: (w) on the date of the delivery, if delivered personally; (x) on the Business Day after dispatch by documented overnight delivery service, if sent in such manner; (y) on the date of facsimile transmission, if so transmitted; or (z) on the fifth Business Day after sent by first class mail, postage prepaid, if sent in such manner. Notices or other communications shall be directed to the following addresses:
Notices to BPM

Black Panther Mining, LLC
11700 Water Tank Road
Cynthiana, IN 47612

Notices to Owner:

Oaktown Fuels Mine No. 2, LLC
1183 Canvasback Dr.
Terre haute, IN 47802

Attention: President

with copies to:

________________________
________________________
________________________
________________________

Any party may at any time change its address for service from time to time by giving notice to the other party in accordance with this Section 3.
3.    VIOLATIONS, ABATEMENT AND INSPECTION. (a) During the term of this Agreement, the Owner shall be responsible for compliance with all obligations of the terms of the Permits and all laws and regulations applicable to the Permits and the operations performed pursuant thereto (the “Permit Obligations”). If BPM or Owner receives a notice of violation, cessation order or other notice relating to a failure to comply with the Permit Obligations (a “Violation”), Owner will promptly take action to abate or otherwise resolve the Violation. Owner will give BPM notice when the Violation has been abated. (b) If Owner fails to timely abate a Violation, BPM shall notify Owner of its intention to undertake abatement activities. If after such notice, Owner does not undertake remedial action, BPM shall be entitled to undertake remedial actions on its own behalf. (c) During term of this Agreement, BPM, its agents, engineers or other related persons on its behalf, shall have the right, but not the obligation, to enter onto the Oaktown Mine premises (the “Property”), for the purpose of ascertaining the condition of the operations located on the Property, and the status of Owner’s compliance with the Permits, provided that BPM shall not in any event interfere with the operation at the Oaktown Mine or on the Property, and that BPM shall, and shall cause its representatives to, comply with all of Owner’s (or its designee’s) safety and security policies in effect at such time. BPM shall give Owner reasonable prior notice of its intent to make inspections or enter the Property and shall provide Owner (or its designee) with an opportunity to have Owner’s representative accompany the representatives of BPM while they are on the Property. Operator shall cooperate in good faith to facilitate BPM’s exercise its rights under this Section 3.
4.    COVENANTS OF OWNER. Owner covenants to BPM that Owner will operate the Oaktown Mine and conduct coal mining and processing operations any other activity conducted under the Permits in substantial compliance with the Permits and any applicable laws, and Owner will not materially deviate from any methods of operation established as a condition of the Permits (as they may be amended) at any time following the execution of this Agreement and prior to receipt of written approval of such deviation from the relevant governmental authority or the transfer or reissuance of the relevant Permit. Notwithstanding anything to the contrary herein, none of Owner or its designees shall be under any obligation, nor shall this Interim Operating Agreement be construed to impose any obligation on Owner or any of its designees, to conduct coal mining or processing operations on the Property.

5.    INDEMNITY OBLIGATIONS OF OWNER.
[1] Owner will indemnify, defend and hold harmless BPM and its, assigns and successors in interest, and each of their respective stockholders, members, partners, directors, officers, employees, agents, attorneys and representatives (the “BPM Indemnified Persons”), from and against any actions, suits, proceedings, demands, claims, investigations, penalties, assessments, judgments, costs, liabilities or expenses, including reasonable attorneys’ fees and court costs, incurred by any BPM Indemnified Person resulting from any failure by Owner or its designee to comply with applicable law with respect to the Oaktown Mine, including any surface operations related thereto after the Closing Date and prior to the date on which the last of the Permits is transferred or re-issued to Owner or its designees, or to operate the Oaktown Mine after the Closing Date in accordance with a Permit, including any citation, notice of violation or penalty assessed as a result of or in connection with such failure, that occurs after the Closing Date and prior to the date on which such Permit is transferred or re-issued to Owner or its designee, in each case except to the extent directly resulting from the negligence or intentional misconduct of any of the BPM Indemnified Persons (any of the foregoing, a “BPM Indemnified Loss”).
[2] Promptly after the receipt by any BPM Indemnified Person of notice of the commencement or assertion of any action, suit, proceeding, demand, claim or investigation by a third party (an “Asserted Liability”) that may result in a BPM Indemnified Loss, such BPM Indemnified Person will give written notice thereof (the “Claims Notice”) to Owner. The failure to give such Claims Notice shall not relieve Owner from any obligation hereunder, except to the extent that such failure causes actual harm to BPM. Owner shall have the right to assume the control of the defense of such Asserted Liability, at Owner’s expense and with counsel of its choice reasonably satisfactory to such BPM Indemnified Person; provided, that Owner shall so notify such BPM Indemnified Person that it will defend such Asserted Liability within fifteen (15) days after receipt of such Claims Notice.
6.    DURATION. The term of this Agreement shall commence on the Closing Date and shall automatically terminate without any action of the Parties as of the date on which Owner or its designee obtains the consent or approval of the relevant governmental authority to the transfer, assignment or re-issuance to Owner or its designee of the last of the Permits, and shall thereafter be of no further force or effect. Notwithstanding anything to the contrary in the foregoing, the provisions of Section 5 of this Agreement and the rights and obligations of the Parties thereunder arising during or relating to the period between the Closing Date and the termination of this Agreement, shall survive the termination of this Agreement.
7.    ASSIGNMENT. This Agreement may not be assigned by either party without the prior written consent of the other party hereto. Any assignment permitted to be made by either Owner or BPM to any person or entity pursuant to this Section 6 shall not relieve the assigning party from any of its obligations hereunder. Notwithstanding anything to the contrary in the foregoing, Owner may assign a security interest in this Agreement to its lenders and BPM hereby consents to such assignment. Nothing in this Agreement shall be deemed or construed to restrict or prohibit Owner from designating the rights granted pursuant to Section 1 of this Agreement or subcontracting for the performance of any or all of its activities or operations in connection with the Oaktown Mine.
8.    MODIFICATION. No term or provision of this Agreement may be changed, waived, discharged or terminated orally, except by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. No course of dealing between the parties shall be effective to amend or waive any provision of this Agreement.
9.    GOVERNING LAW. This Agreement will be construed in accordance with and governed by the internal laws of the State of Indiana (without reference to its rules as to conflicts of law).
10.    SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under applicable Law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.
11.    WAIVER. The failure of any party hereto to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon breach hereof shall not limit such party’s right thereafter to enforce any provision or exercise any right.
12.    EXPENSES. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred by the parties hereto in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the party that has incurred such expenses. In the event of a dispute between or among the parties in connection with this Agreement and the transactions contemplated hereby, each of the parties hereto agrees that the prevailing party shall be entitled to reimbursement by the other party or parties of reasonable expenses, including reasonable legal expenses, incurred in connection with any related action or proceeding.
13.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY CLAIM, ACTION, SUIT, ARBITRATION, INQUIRY, PROCEEDING OR INVESTIGATION TO WHICH SUCH PARTY IS A PARTY INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT.
14.    COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.    DUE AUTHORIZATION. BPM and Owner each represent and warrant to the other that (i) it has the power and authority to enter into, execute, deliver and carry out this Agreement, and (ii) the execution, delivery and performance of this Agreement has been, and the individual that executes this Agreement on behalf of BPM or Owner, respectively, has been, duly authorized by all proper and necessary corporate or limited liability company action.
16.    PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their successors and permitted assigns, and except for the rights of the BPM Indemnified Persons as set forth in Section 5, nothing in this Agreement, express or implied, is intended to confer upon any other person or entity any rights or remedies of any nature whatsoever under or by reason of this Agreement.
[End of Text; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
BPM:
By: /s/ Donald Blankenberger

Name: Donald Blankenberger

Title: President

OWNER:

OAKTOWN FUELS MINE NO. 1, LLC

By: /s/ Randy L. Beck

Name: Randy L. Beck

Title: President

STATE OF _______	)
	)	:SS
COUNTY OF _________	)

The foregoing instrument was acknowledged before me this the ___ day of ______________, 2014, by ______________, as ___________of _______________________________, on behalf of the corporation.
My commission expires: ___________________________________.
____________________________________
NOTARY PUBLIC

STATE OF ______	)
	)	:SS
COUNTY OF _________	)

The foregoing instrument was acknowledged before me this the ___ day of ___________, 2014, by ______________, as _____________ of ______________________________, on behalf of the company.
My commission expires: ___________________________________.

NOTARY PUBLIC

PREPARED BY:

_____________________________

61181302.1

INTERIM OPERATING AGREEMENT
THIS INTERIM OPERATING AGREEMENT (this “Agreement”), dated as of the _28th__day of _June_________, 2014, is made and entered into by and between Black Panther Mining, LLC, an Indiana limited liability company (“BPM”), and Oaktown Fuels No. 2 Mine, LLC, an Indiana limited liability company (“Owner”).
RECITALS
A. BPM and Owner are parties to the Contract Mining Agreement dated January 14, 2000 (as amended, the “CMA”) whereby BPM operates the Oaktown Mine for Owner.
B. Pursuant to the CMA, the permits for or relating to the operation of the Oaktown Mine, including the permits listed on Exhibit A attached hereto, have been issued in the name of BPM (collective, the “Permits”).
C. BPM, Owner, Vectren Fuels, Inc., SFI Coal Sales, LLC, and Vectren Utility Services, Inc. have entered into an agreement whereby the CMA will be terminated (the “Termination Agreement”) effective as of the date of the closing (the “Closing Date”) of the transaction contemplated by the Stock Purchase Agreement dated as of June [30], 2014 between Vectren Utility Services, Inc. (Owner’s remote parent) and Sunrise Coal, LLC .
D. Pursuant to the Termination Agreement, BPM, Owner and the other parties thereto have agreed to cooperate to effect the transfer of the Permits to Owner or its designees, which transfer may occur subsequent to the Closing Date.
E. As a condition to the Termination Agreement, and in order to effect the transition from operation of the Oaktown Mine by BPM to operation by Owner or its designee, BPM has agreed to enter into this Interim Operating Agreement.
In consideration of the premises and mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
1. INTERIM OPERATIONS. Subject to any required consent or approval by the governmental authority that issues or administrates a Permit, BPM hereby grants Owner and its designees the right to operate the Oaktown Mine under and pursuant to the Permits, subject to the terms and conditions of this Agreement, during the period from and after the Closing Date and continuing until the date on which such Permits are transferred to Owner or its designee. Owner and each of its designees shall operate solely as an independent contractor and not as an agent, employee or servant of BPM. BPM shall have no right or obligation in any way to direct, supervise or control the mining and reclamation activities of Owner. Except as otherwise provided in this Agreement, as between BPM and Owner, all of Owner’s operations shall be at the sole cost and expense of Owner, and any benefit gained from such operations shall likewise be for the sole account and benefit of Owner. To the extent that the process of transferring the Permits has not been commenced prior to the Closing Date, BPM agrees that Owner shall have the right (at its sole cost and expense) to prepare, submit and obtain approval of any necessary applications for the transfer or re-issuance of the Permits; provided that BPM shall have an opportunity to review any such filing in advance. BPM and Owner or its designee shall reasonably cooperate and coordinate with each other as necessary for Owner or such designee to submit and obtain approvals for the transfer or re-issuance of the Permits. None of Owner or its designees shall receive any compensation from BPM, and BPM shall receive no compensation from Owner in connection with the operations of the Oaktown Mine or the transfer or re-issuance of the Permits as contemplated herein.
2. NOTICES.
(a) If BPM or Owner receives a notice of violation, a cessation order or any other correspondence, order, citation or communication of any kind under any of the Permits following the Closing Date but before the transfer or re-issuance of a Permit, BPM shall give Owner, or Owner shall give BPM, as applicable, prompt written notice thereof. Any notice or other communication given under this Agreement shall be in writing and shall be: (i) delivered personally; (ii) sent by documented overnight delivery service; (iii) sent by facsimile transmission, provided that a confirmation copy thereof is sent no later than the Business Day following the day of such transmission by documented overnight delivery service or first class mail, postage prepaid (certified or registered mail, return receipt requested); or (iv) sent by first class mail, postage prepaid (certified or registered mail, return receipt requested). Such notice shall be deemed to have been duly given: (w) on the date of the delivery, if delivered personally; (x) on the Business Day after dispatch by documented overnight delivery service, if sent in such manner; (y) on the date of facsimile transmission, if so transmitted; or (z) on the fifth Business Day after sent by first class mail, postage prepaid, if sent in such manner. Notices or other communications shall be directed to the following addresses:
Notices to BPM

Black Panther Mining, LLC
11700 Water Tank Road
Cynthiana IN 47612
Attn: President

Notices to Owner:

Oaktown Fuels No. 1 Mine, LLC
1183 East Canvasback Dr.

Terre Haute, IN 47802
Attention: President

(b) Any party may at any time change its address for service from time to time by giving notice to the other party in accordance with this Section 3.
3.    VIOLATIONS, ABATEMENT AND INSPECTION. (a) During the term of this Agreement, the Owner shall be responsible for compliance with all obligations of the terms of the Permits and all laws and regulations applicable to the Permits and the operations performed pursuant thereto (the “Permit Obligations”). If BPM or Owner receives a notice of violation, cessation order or other notice relating to a failure to comply with the Permit Obligations (a “Violation”), Owner will promptly take action to abate or otherwise resolve the Violation. Owner will give BPM notice when the Violation has been abated. (b) If Owner fails to timely abate a Violation, BPM shall notify Owner of its intention to undertake abatement activities. If after such notice, Owner does not undertake remedial action, BPM shall be entitled to undertake remedial actions on its own behalf. (c) During the term of this Agreement, BPM, its agents, engineers or other related persons on its behalf, shall have the right, but not the obligation, to enter onto the Oaktown Mine premises (the “Property”), for the purpose of ascertaining the condition of the operations located on the Property, and the status of Operator’s compliance with the Permits, provided that BPM shall not in any event interfere with the operation at the Oaktown Mine or on the Property, and that BPM shall, and shall cause its representatives to, comply with all of Owner’s (or its designee’s) safety and security policies in effect at such time. BPM shall give Owner reasonable prior notice of its intent to make inspections or enter the Property and shall provide Owner (or its designee) with an opportunity to have Owner’s representative accompany the representatives of BPM while they are on the Property. Operator shall cooperate in good faith to facilitate BPM’s exercise its rights under this Section 3.
4.    COVENANTS OF OWNER. Owner covenants to BPM that Owner will operate the Oaktown Mine and conduct coal mining and processing operations any other activity conducted under the Permits in substantial compliance with the Permits and any applicable laws, and Owner will not materially deviate from any methods of operation established as a condition of the Permits (as they may be amended) at any time following the execution of this Agreement and prior to receipt of written approval of such deviation from the relevant governmental authority or the transfer or reissuance of the relevant Permit. Notwithstanding anything to the contrary herein, none of Owner or its designees shall be under any obligation, nor shall this Interim Operating Agreement be construed to impose any obligation on Owner or any of its designees, to conduct coal mining or processing operations on the Property.
5.    INDEMNITY OBLIGATIONS OF OWNER.
[1] Owner will indemnify, defend and hold harmless BPM and its, assigns and successors in interest, and each of their respective stockholders, members, partners, directors, officers, employees, agents, attorneys and representatives (the “BPM Indemnified Persons”), from and against any actions, suits, proceedings, demands, claims, investigations, penalties, assessments, judgments, costs, liabilities or expenses, including reasonable attorneys’ fees and court costs, incurred by any BPM Indemnified Person resulting from any failure by Owner or its designee to comply with applicable law with respect to the Oaktown Mine, including any surface operations related thereto after the Closing Date and prior to the date on which the last of the Permits is transferred or re-issued to Owner or its designees, or to operate the Oaktown Mine after the Closing Date in accordance with a Permit, including any citation, notice of violation or penalty assessed as a result of or in connection with such failure, that occurs after the Closing Date and prior to the date on which such Permit is transferred or re-issued to Owner or its designee, in each case except to the extent directly resulting from the negligence or intentional misconduct of any of the BPM Indemnified Persons (any of the foregoing, a “BPM Indemnified Loss”).
[2] Promptly after the receipt by any BPM Indemnified Person of notice of the commencement or assertion of any action, suit, proceeding, demand, claim or investigation by a third party (an “Asserted Liability”) that may result in a BPM Indemnified Loss, such BPM Indemnified Person will give written notice thereof (the “Claims Notice”) to Owner. The failure to give such Claims Notice shall not relieve Owner from any obligation hereunder, except to the extent that such failure causes actual harm to BPM. Owner shall have the right to assume the control of the defense of such Asserted Liability, at Owner’s expense and with counsel of its choice reasonably satisfactory to such BPM Indemnified Person; provided, that Owner shall so notify such BPM Indemnified Person that it will defend such Asserted Liability within fifteen (15) days after receipt of such Claims Notice.
6.    DURATION. The term of this Agreement shall commence on the Closing Date and shall automatically terminate without any action of the Parties as of the date on which Owner or its designee obtains the consent or approval of the relevant governmental authority to the transfer, assignment or re-issuance to Owner or its designee of the last of the Permits, and shall thereafter be of no further force or effect. Notwithstanding anything to the contrary in the foregoing, the provisions of Sections 5 of this Agreement and the rights and obligations of the Parties thereunder arising during or relating to the period between the Closing Date and the termination of this Agreement, shall survive the termination of this Agreement.
7.    ASSIGNMENT. This Agreement may not be assigned by either party without the prior written consent of the other party hereto. Any assignment permitted to be made by either Owner or BPM to any person or entity pursuant to this Section 6 shall not relieve the assigning party from any of its obligations hereunder. Notwithstanding anything to the contrary in the foregoing, Owner may assign a security interest in this Agreement to its lenders and BPM hereby consents to such assignment. Nothing in this Agreement shall be deemed or construed to restrict or prohibit Owner from designating the rights granted pursuant to Section 1 of this Agreement or subcontracting for the performance of any or all of its activities or operations in connection with the Oaktown Mine.
8.    MODIFICATION. No term or provision of this Agreement may be changed, waived, discharged or terminated orally, except by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. No course of dealing between the parties shall be effective to amend or waive any provision of this Agreement.

9.    GOVERNING LAW. This Agreement will be construed in accordance with and governed by the internal laws of the State of Indiana (without reference to its rules as to conflicts of law).
10.    SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under applicable Law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.
11.    WAIVER. The failure of any party hereto to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon breach hereof shall not limit such party’s right thereafter to enforce any provision or exercise any right.
12.    EXPENSES. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred by the parties hereto in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the party that has incurred such expenses. In the event of a dispute between or among the parties in connection with this Agreement and the transactions contemplated hereby, each of the parties hereto agrees that the prevailing party shall be entitled to reimbursement by the other party or parties of reasonable expenses, including reasonable legal expenses, incurred in connection with any related action or proceeding.
13.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY CLAIM, ACTION, SUIT, ARBITRATION, INQUIRY, PROCEEDING OR INVESTIGATION TO WHICH SUCH PARTY IS A PARTY INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT.
14.    COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
15.    DUE AUTHORIZATION. BPM and Owner each represent and warrant to the other that (i) it has the power and authority to enter into, execute, deliver and carry out this Agreement, and (ii) the execution, delivery and performance of this Agreement has been, and the individual that executes this Agreement on behalf of BPM or Owner, respectively, has been, duly authorized by all proper and necessary corporate or limited liability company action.
16.    PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their successors and permitted assigns, and except for the rights of the BPM Indemnified Persons as set forth in Section 5, nothing in this Agreement, express or implied, is intended to confer upon any other person or entity any rights or remedies of any nature whatsoever under or by reason of this Agreement.
[End of Text; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
BPM:
By:/s/ Donald Blankenberger

Name: Donald Blankenberger

Title: President

OWNER:

OAKTOWN FUELS MINE NO. 2, LLC

By: /s/ Randy L. Beck

Name: Randy L. Beck

Title: President

STATE OF __________	)
	)	:SS
COUNTY OF __________	)

The foregoing instrument was acknowledged before me this the ___ day of ______________, 2014, by ______________, as ___________of _______________________________, on behalf of the corporation.
My commission expires: ___________________________________.
____________________________________
NOTARY PUBLIC

STATE OF _________	)
	)	:SS
COUNTY OF __________	)

The foregoing instrument was acknowledged before me this the ___ day of ____________, 2014, by ______________, as _____________ of ______________________________, on behalf of the company.
My commission expires: ___________________________________.

NOTARY PUBLIC

PREPARED BY:

_____________________________

61181302.1

INTERIM OPERATING AGREEMENT
THIS INTERIM OPERATING AGREEMENT (this “Agreement”), dated as of the _28th__day of __June________, 2014, is made and entered into by and between Five Star Mining, LLC, an Indiana limited liability company (“Five Star”), and Prosperity Mine, LLC, an Indiana limited liability company (“Owner”).
RECITALS
A. Five Star and Owner are parties to the Contract Mining Agreement dated January 14, 2000 (as amended, the “CMA”) whereby Five Star operates the Prosperity Mine for Owner.
B. Pursuant to the CMA, the permits for or relating to the operation of the Prosperity Mine, including the permits listed on Exhibit A attached hereto, have been issued in the name of Five Star (collective, the “Permits”).
C. Five Star, Owner, Vectren Fuels, Inc., SFI Coal Sales, LLC, and Vectren Utility Services, Inc. have entered into an agreement whereby the CMA will be terminated (the “Termination Agreement”) effective as of the date of the closing (the “Closing Date”) of the transaction contemplated by the Stock Purchase Agreement dated as of June [30], 2014 between Vectren Utility Services, Inc. (Owner’s remote parent) and Sunrise Coal, LLC .
D. Pursuant to the Termination Agreement, Five Star, Owner and the other parties thereto have agreed to cooperate to effect the transfer of the Permits to Owner or its designees, which transfer may occur subsequent to the Closing Date.
E. As a condition to the Termination Agreement, and in order to effect the transition from operation of the Prosperity Mine by Five Star to operation by Owner or its designee, Five Star has agreed to enter into this Interim Operating Agreement.
In consideration of the premises and mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
1. INTERIM OPERATIONS. Subject to any required consent or approval by the governmental authority that issues or administrates a Permit, Five Star hereby grants Owner and its designees the right to operate the Prosperity Mine under and pursuant to the Permits, subject to the terms and conditions of this Agreement, during the period from and after the Closing Date and continuing until the date on which such Permits are transferred to Owner or its designee. Owner and each of its designees shall operate solely as an independent contractor and not as an agent, employee or servant of Five Star. Five Star shall have no right or obligation in any way to direct, supervise or control the mining and reclamation activities of Owner. Except as otherwise provided in this Agreement, as between Five Star and Owner, all of Owner’s operations shall be at the sole cost and expense of Owner, and any benefit gained from such operations shall likewise be for the sole account and benefit of Owner. To the extent that the process of transferring the Permits has not been commenced prior to the Closing Date, Five Star agrees that Owner shall have the right (at its sole cost and expense) to prepare, submit and obtain approval of any necessary applications for the transfer or re-issuance of the Permits; provided that Five Star shall have an opportunity to review any such filing in advance. Five Star and Owner or its designee shall reasonably cooperate and coordinate with each other as necessary for Owner or such designee to submit and obtain approvals for the transfer or re-issuance of the Permits. None of Owner or its designees shall receive any compensation from Five Star, and Five Star shall receive no compensation from Owner in connection with the operations of the Prosperity Mine or the transfer or re-issuance of the Permits as contemplated herein.
2. NOTICES.
(a) If Five Star or Owner receives a notice of violation, a cessation order or any other correspondence, order, citation or communication of any kind under any of the Permits following the Closing Date but before the transfer or re-issuance of a Permit, Five Star shall give Owner, or Owner shall give Five Star, as applicable, prompt written notice thereof. Any notice or other communication given under this Agreement shall be in writing and shall be: (i) delivered personally; (ii) sent by documented overnight delivery service; (iii) sent by facsimile transmission, provided that a confirmation copy thereof is sent no later than the Business Day following the day of such transmission by documented overnight delivery service or first class mail, postage prepaid (certified or registered mail, return receipt requested); or (iv) sent by first class mail, postage prepaid (certified or registered mail, return receipt requested). Such notice shall be deemed to have been duly given: (w) on the date of the delivery, if delivered personally; (x) on the Business Day after dispatch by documented overnight delivery service, if sent in such manner; (y) on the date of facsimile transmission, if so transmitted; or (z) on the fifth Business Day after sent by first class mail, postage prepaid, if sent in such manner. Notices or other communications shall be directed to the following addresses:
Notices to Five Star

Five Star Mining, LLC
11700 Water Tank Road
Cynthiana, IN 47612
Attn: President

Notices to Owner:

Prosperity Mine, LLC
1183 East Canvasback Dr.
Terre Haute, IN47802

Attention: President
with copies to:

(b) Any party may at any time change its address for service from time to time by giving notice to the other party in accordance with this Section 3.
3.    VIOLATIONS, ABATEMENT AND INSPECTION. (a) During the term of this Agreement, the Owner shall be responsible for compliance with all obligations of the terms of the Permits and all laws and regulations applicable to the Permits and the operations performed pursuant thereto (the “Permit Obligations”). If Five Star or Owner receives a notice of violation, cessation order or other notice relating to a failure to comply with the Permit Obligations (a “Violation”), Owner will promptly take action to abate or otherwise resolve the Violation. Owner will give Five Star notice when the Violation has been abated. (b) If Owner fails to timely abate a Violation, Five Star shall notify Owner of its intention to undertake abatement activities. If after such notice, Owner does not undertake remedial action, Five Star shall be entitled to undertake remedial actions on its own behalf. (c) During the term of this Agreement, Five Star, its agents, engineers or other related persons on its behalf, shall have the right, but not the obligation, to enter onto the Prosperity Mine premises (the “Property”), for the purpose of ascertaining the condition of the operations located on the Property, and the status of Operator’s compliance with the Permits, provided that Five Star shall not in any event interfere with the operation at the Prosperity Mine or on the Property, and that BPM shall, and shall cause its representatives to, comply with all of Owner’s (or its designee’s) safety and security policies in effect at such time. BPM shall give Owner reasonable prior notice of its intent to make inspections or enter the Property and shall provide Owner (or its designee) with an opportunity to have Owner’s representative accompany the representatives of BPM while they are on the Property. Operator shall cooperate in good faith to facilitate BPM’s exercise its rights under this Section 3.
Five Star shall give Operator reasonable prior notice of its intent to make inspections or enter the Property and shall provide Operator with an opportunity to have Operator’s agent or engineer accompany the representatives of Five Star. Operator shall cooperate in good faith to facilitate Five Star’s exercise its rights under this Agreement.
4.    COVENANTS OF OWNER. Owner covenants to Five Star that Owner will operate the Prosperity Mine and conduct coal mining and processing operations any other activity conducted under the Permits in substantial compliance with the Permits and any applicable laws, and Owner will not materially deviate from any methods of operation established as a condition of the Permits (as they may be amended) at any time following the execution of this Agreement and prior to receipt of written approval of such deviation from the relevant governmental authority or the transfer or reissuance of the relevant Permit. Notwithstanding anything to the contrary herein, none of Owner or its designees shall be under any obligation, nor shall this Interim Operating Agreement be construed to impose any obligation on Owner or any of its designees, to conduct coal mining or processing operations on the Property.

5.    INDEMNITY OBLIGATIONS OF OWNER.
[1] Owner will indemnify, defend and hold harmless Five Star and its, assigns and successors in interest, and each of their respective stockholders, members, partners, directors, officers, employees, agents, attorneys and representatives (the “Five Star Indemnified Persons”), from and against any actions, suits, proceedings, demands, claims, investigations, penalties, assessments, judgments, costs, liabilities or expenses, including reasonable attorneys’ fees and court costs, incurred by any Five Star Indemnified Person resulting from any failure by Owner or its designee to comply with applicable law with respect to the Prosperity Mine, including any surface operations related thereto after the Closing Date and prior to the date on which the last of the Permits is transferred or re-issued to Owner or its designees, or to operate the Prosperity Mine after the Closing Date in accordance with a Permit, including any citation, notice of violation or penalty assessed as a result of or in connection with such failure, that occurs after the Closing Date and prior to the date on which such Permit is transferred or re-issued to Owner or its designee, in each case except to the extent directly resulting from the negligence or intentional misconduct of any of the Five Star Indemnified Persons (any of the foregoing, a “Five Star Indemnified Loss”).
[2] Promptly after the receipt by any Five Star Indemnified Person of notice of the commencement or assertion of any action, suit, proceeding, demand, claim or investigation by a third party (an “Asserted Liability”) that may result in a Five Star Indemnified Loss, such Five Star Indemnified Person will give written notice thereof (the “Claims Notice”) to Owner. The failure to give such Claims Notice shall not relieve Owner from any obligation hereunder, except to the extent that such failure causes actual harm to Five Star. Owner shall have the right to assume the control of the defense of such Asserted Liability, at Owner’s expense and with counsel of its choice reasonably satisfactory to such Five Star Indemnified Person; provided, that Owner shall so notify such Five Star Indemnified Person that it will defend such Asserted Liability within fifteen (15) days after receipt of such Claims Notice.
6.    DURATION. The term of this Agreement shall commence on the Closing Date and shall automatically terminate without any action of the Parties as of the date on which Owner or its designee obtains the consent or approval of the relevant governmental authority to the transfer, assignment or re-issuance to Owner or its designee of the last of the Permits, and shall thereafter be of no further force or effect. Notwithstanding anything to the contrary in the foregoing, the provisions of Section 5 of this Agreement and the rights and obligations of the Parties thereunder arising during or relating to the period between the Closing Date and the termination of this Agreement, shall survive the termination of this Agreement.
7.    ASSIGNMENT. This Agreement may not be assigned by either party without the prior written consent of the other party hereto. Any assignment permitted to be made by either Owner or Five Star to any person or entity pursuant to this Section 6 shall not relieve the assigning party from any of its obligations hereunder. Notwithstanding anything to the contrary in the foregoing, Owner may assign a security interest in this Agreement to its lenders and Five Star hereby consents to such assignment. Nothing in this Agreement shall be deemed or construed to restrict or prohibit Owner from designating the rights granted pursuant to Section 1 of this Agreement or subcontracting for the performance of any or all of its activities or operations in connection with the Prosperity Mine.
8.    MODIFICATION. No term or provision of this Agreement may be changed, waived, discharged or terminated orally, except by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. No course of dealing between the parties shall be effective to amend or waive any provision of this Agreement.
9.    GOVERNING LAW. This Agreement will be construed in accordance with and governed by the internal laws of the State of Indiana (without reference to its rules as to conflicts of law).
10.    SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under applicable Law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.
11.    WAIVER. The failure of any party hereto to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon breach hereof shall not limit such party’s right thereafter to enforce any provision or exercise any right.
12.    EXPENSES. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred by the parties hereto in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the party that has incurred such expenses. In the event of a dispute between or among the parties in connection with this Agreement and the transactions contemplated hereby, each of the parties hereto agrees that the prevailing party shall be entitled to reimbursement by the other party or parties of reasonable expenses, including reasonable legal expenses, incurred in connection with any related action or proceeding.
13.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY CLAIM, ACTION, SUIT, ARBITRATION, INQUIRY, PROCEEDING OR INVESTIGATION TO WHICH SUCH PARTY IS A PARTY INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT.
14.    COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.    DUE AUTHORIZATION. Five Star and Owner each represent and warrant to the other that (i) it has the power and authority to enter into, execute, deliver and carry out this Agreement, and (ii) the execution, delivery and performance of this Agreement has been, and the individual that executes this Agreement on behalf of Five Star or Owner, respectively, has been, duly authorized by all proper and necessary corporate or limited liability company action.
16.    PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their successors and permitted assigns, and except for the rights of the Five Star Indemnified Persons as set forth in Section 5, nothing in this Agreement, express or implied, is intended to confer upon any other person or entity any rights or remedies of any nature whatsoever under or by reason of this Agreement.
[End of Text; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
FIVE STAR:
By:/s/ Donald Blankenberger

Name: Donald Blankenberger

Title: President

OWNER:

P    ROSPERITY MINE, LLC

By: /s/ Randy L. Beck

Name: Randy L. Beck

Title: President

STATE OF __________	)
	)	:SS
COUNTY OF __________	)

The foregoing instrument was acknowledged before me this the ___ day of ______________, 2014, by ______________, as ___________of _______________________________, on behalf of the corporation.
My commission expires: ___________________________________.
____________________________________
NOTARY PUBLIC

STATE OF _________	)
	)	:SS
COUNTY OF __________	)

The foregoing instrument was acknowledged before me this the ___ day of ____________, 2014, by ______________, as _____________ of ______________________________, on behalf of the company.
My commission expires: ___________________________________.

NOTARY PUBLIC

PREPARED BY:

_____________________________

61181302.1

C-1
AGREEMENT

THIS AGREEMENT is entered into this __28th_________ day of __June________, 2014 among OAKTOWN FUELS MINE NO. 1, LLC, an Indiana limited liability company (“Oaktown 1”); OAKTOWN FUELS MINE NO. 2, LLC, an Indiana limited liability company (“Oaktown 2”); VECTREN FUELS, INC., an Indiana corporation (“VFI”); SFI COAL SALES, LLC, an Indiana limited liability company (“SFI”); VECTREN UTILITY SERVICES, INC., an Indiana corporation (“VUS”); and BLACK PANTHER MINING, LLC, an Indiana limited liability company (“BPM”).

WHEREAS, Oaktown 1 and BPM entered into a Contract Mining Agreement dated November 23, 2009 but effective as of January 1, 2008 (as amended, the “CMA”), pursuant to which BPM agreed to provide certain services to Oaktown 1 in connection with the operation of the Oaktown No. 1 mine (with all related facilities, “Mine 1”); and

WHEREAS, that contract has subsequently been amended, inter alia, to make it applicable to Oaktown 2 and to the operation of the Oaktown No. 2 mine (with all related facilities, “Mine 2”); and

WHEREAS, VFI owns all of the outstanding ownership interests of SFI, which owns all of the outstanding interests of each of Oaktown 1 and Oaktown 2; and

WHEREAS, VUS owns, or will own as of the Closing (as defined below), all of the stock of VFI; and

WHEREAS, VUS is negotiating an agreement to sell the stock of VFI to Sunrise Coal, LLC with the effect that VFI, Oaktown 1, and Oaktown 2 will become direct and indirect subsidiaries of Sunrise Coal, LLC (the “Sale”); and

WHEREAS, the parties desire that upon the closing of the Sale (the “Closing”) the CMA will terminate and that the terms of this Agreement will be substituted therefore.

NOW THEREFORE, for in and consideration of One-Hundred Dollars ($100.00), the covenants, agreements and releases contained herein, the payments to be made hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1:	DEFINITIONS

“Books and Records” means minute books; books of account; manuals; general, financial, warranty and shipping records; invoices; customer and supplier lists; correspondence; engineering, maintenance and operating records and data; mine operations and inspection records; credit records of customers; computer files, permits and permit applications and all other documents, records and files, but not including any employee or personnel files.
“BPM Releasing Parties” has the meaning set forth in Section 13.1.
“Claims” has the meaning set forth in Section 13.1.
“Direct Labor and Associated Costs” means the wages of all hourly Mine 1 Employees and Mine 2 Employees, as applicable, including non-miners, and the salaries of all salaried personnel employed by BPM for Mine 1 or Mine 2, as applicable, including a mine superintendent, on-site managers and supervisors, payments to consultants for Mine 1 or Mine 2, as applicable, if such consultants were approved in writing in advance by Oaktown 1 or Oaktown 2, as applicable, and all bonuses paid to, and the costs of all incentive, pension and retirement programs for, such workers and employees, and all payroll burdens, including but not limited to all costs associated with worker compensation such as premiums, deductibles and self-insurance amounts associated therewith, other insurance and benefit costs, in each case, to the extent directly allocable to the performance by BPM of its obligations under the CMA for the operation of Mine 1 or Mine 2, as applicable, and the production and delivery of coal from such mine.
“Excluded Costs” means (i) any local, state or federal gross, adjusted gross or net income taxes; (ii) any fines, penalties, damage or assessments resulting from a violation of mining laws or regulations, as the same may be in effect from time-to-time, where such violation is flagrant, willful or intentional, or results from “high negligence” or “reckless disregard,” as such terms are defined in applicable MSHA rules, regulations, orders or releases in effect from time-to-time; (iii) deductibles applicable to any of the insurance coverages required to be maintained pursuant to the CMA to the extent the loss arises out of any grossly negligent, willful or reckless act or failure to act by BPM or its employees, contractors or agents; (iv) any indemnity obligation arising out of the CMA or this Agreement; or (v) any liability arising from a breach of the CMA or this Agreement by BPM.
“Good Mining Practices” means such practices, acts or methods of operating a coal mine and ancillary facilities as are generally accepted as reasonable, safe and appropriate in the industry and in conformity with the requirements of all applicable laws, regulations and permit requirements.
“Mine Contracts” has the meaning set forth in Section 4.1.
“Mine Employees” has the meaning set forth in Section 3.2.
“Mine 1 and Prep Plant MSHA Citations” has the meaning set forth in Section 7.1.
“Mine 2 MSHA Citations” has the meaning set forth in Section 8.1.
“Mine 1 Permits” has the meaning set forth in Section 5.1.
“Mine 2 Permits” has the meaning set forth in Section 6.1.
“Mine 1 Permit Citations” has the meaning set forth in Section 5.3.
“Mine 2 Permit Citations” has the meaning set forth in Section 6.3.
“MSHA” has the meaning set forth in Section 7.1.
“Oaktown 1 Books and Records” has the meaning set forth in Section 10.1.
“Oaktown 2 Books and Records” has the meaning set forth in Section 10.1.
“Oaktown 1 Equipment” has the meaning set forth in Section 11.1.
“Oaktown IP” has the meaning set forth in Section 9.
“Oaktown 1 Released Parties” has the meaning set forth in Section 13.1.
“Oaktown 2 Released Parties” has the meaning set forth in Section 13.2.
“Termination Fee” has the meaning set forth in Section 12.1.
“Vendors” has the meaning set forth in Section 4.1.
“VFI Released Parties” has the meaning set forth in Section 13.3.
“VUS Representative” has the meaning set forth in Section 3.7.

“WARN Act” has the meaning set forth in Section 3.3.
“Worker Claims” has the meaning set forth in Section 3.5.

ARTICLE 2:	EFFECTIVENESS

2.1    EFFECTIVENESS OF AGREEMENT PROVISIONS. This Agreement will be effective as of the date first written above. Notwithstanding that this Agreement is binding and effective upon its execution, the parties acknowledge that many of the obligations and the releases contained herein will not be effective unless and until the Closing of the Sale occurs, as indicated herein. Until the Closing, the CMA will otherwise remain in full force and effect in accordance with its terms, except to the extent it is expressly modified by this Agreement as to pre-Closing periods and obligations.

2.2    TERMINATION OF AGREEMENT. At any time prior to the Closing, VUS may give notice to BPM that the Closing will not occur. In such case, and upon such notice from VUS, this Agreement will terminate, and the CMA will remain in full force and effect except as expressly modified herein as to pre-Closing periods and obligations.

ARTICLE 3:	EMPLOYEES

3.1    BPM AS EMPLOYER. The parties acknowledge that all of the workers who have been directly involved in the operations at Mine 1 and Mine 2 (collectively the “Mines”) are and have been employees of BPM. The parties further acknowledge that following the Closing, none of those employees will be needed by BPM for the operations at the Mines.

3.2    IDENTIFICATION AND TERMINATION OF EMPLOYEES. Attached hereto as Exhibit 1 is a true and complete list of all of the employees of BPM involved in the operations at Mines or who are otherwise associated with the business of Oaktown 1 or Oaktown 2 (the “Mine Employees”). BPM agrees that it will, as of the Closing, terminate the employment of the Mine Employees.

3.3    WARN NOTICE. At the request of Oaktown 1and Oaktown 2, and within one (1) day of its receipt of such request, BPM will provide the notification to the Mine Employees required under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) regarding the termination of the Mine Employees in form and substance satisfactory to Oaktown 1 and Oaktown 2. Oaktown 1 and Oaktown 2 will provide a form of notice for BPM to use and will advise BPM as to the process for serving the WARN Act notices. It is anticipated that the WARN Act notice will be given on or about July 1, 2014. It is further anticipated that the Closing of the Sale will occur, if at all, on or after sixty-one (61) days following BPM’s giving of the WARN Act notification. The costs of giving such notice will considered “Mining Costs” under the CMA and will be treated accordingly.

3.4    BPM CONTINUING EMPLOYMENT OBLIGATIONS. Until the employment of each of the Mine Employees is terminated, BPM will continue to be the employer of such Employee for all purposes (subject to BPM’s absolute discretion as to the continued employment of such employee), including without limitation providing any employee benefits and being responsible for providing workers’ compensation coverage and administering and resolving workers compensation claims, in accordance with the terms of the CMA and the current practice of the parties in the performance of the CMA. BPM represents that it has fully and properly paid all wages and other benefits to all Employees, and BPM will ensure that all wages and other employee benefits have been properly and fully paid to all Mine Employees as of the Closing.

3.5    WORKER CLAIMS. Following the Closing and the termination of the CMA, BPM will promptly notify VUS regarding any workers compensation claims or other claims brought by or related to the Mine Employees (whether existing at the time of Closing or subsequently filed “Worker Claims”) and the litigation and/or resolution of same. Attached hereto as Exhibit 2 is a true and complete list of all Worker Claims associated with Mine 1 as of the date of this Agreement. Attached hereto as Exhibit 3 is a true and complete list of all Worker Claims associated with Mine 2. BPM will supplement Exhibits 2 and 3 as of the date of Closing.
3.6    EMPLOYEE CERTIFICATE. At the Closing, BPM will provide a certification in the form set forth on Exhibit 4 hereto that all Mine Employees have been fully paid and provided with all applicable termination and other benefits, or if that is not the case, it will provide a detailed list of unpaid wages and benefits.

3.7    RESOLUTION OF WORKER CLAIMS. Following the Closing and the termination of the CMA (a) VUS will identify a representative to receive notices from BPM regarding any Worker Claims or any other matters for which VUS may have any liability hereunder (the “VUS Representative”); (b) BPM will promptly notify the VUS Representative of any claim, demand or right of action asserted or any action, suit or proceeding threatened or instituted with regard to any Employee or any Worker Claim; (c) prior to the commencement of any negotiations or litigation, and during the course of such negotiations or litigation, with respect to any Employee or any Worker Claim, BPM will consult with VUS to obtain its recommendations and direction with respect to the conduct thereof; (d) at VUS’s option, VUS may assume (as BPM’s agent, designee or otherwise), the management of any or all Claims relating to Employees or Worker Claims; (e) all negotiations and litigation with respect to any Employee or any Worker Claim will be conducted by or at the direction of VUS; (f) BPM will cooperate with VUS in the handling of any Employee or Worker Claims and in the verification of all costs and expenses associated therewith; (g) BPM will not settle or consent to the entry of any award or judgment with regard to any Employee or any Worker Claim without the consent of VUS.

3.8    PAYMENT OF WORKER CLAIMS. Following the Closing and subject to BPM’s compliance with the terms and provisions of Section 3.7, VUS will indemnify and hold harmless BPM for any out-of pocket costs (including any workers’ compensation payments that are not covered by insurance) associated with the litigation or resolution of any Worker Claims, provided that such costs are reasonable, verified and approved by VUS, in its reasonable discretion, incurred in accordance with this Agreement and are not Excluded Costs.

3.9    PAYMENT OF LABOR COSTS. VUS will reimburse BPM for any Direct Labor and Associated Costs for Mine Employees which are incurred by BPM prior to Closing but which are not paid at or prior to the Closing and for which BPM had not previously received funds in payment thereof, provided such costs have been verified and approved by VUS in its reasonable discretion.

ARTICLE 4:	VENDORS

4.1    MINE CONTRACTS AND VENDORS. Exhibit 5 hereto is a true and complete list of all of the material contracts (the “Mine Contracts”) between BPM and all vendors for materials, supplies, or services in connection with the operation of the Mines and the business activities of Oaktown 1 and Oaktown 2 (the “Vendors”).

4.2    TRANSFER OF CONTRACTS. BPM agrees that, at the request of Oaktown 1 and Oaktown 2, whether before or after the Closing, it will transfer to Oaktown 1 or Oaktown 2 or their designees such of the Mine Contracts as they may request, so that the contractual relationship with the Mine Vendors will be directly with Oaktown 1 or Oaktown 2, as applicable. BPM will cooperate with Oaktown 1 and Oaktown 2 in transferring the contracts and in establishing a relationship between Oaktown 1 or Oaktown 2 or their designees and the Vendors. Notwithstanding the transfer of the Mine Contracts, until the Closing, BPM will be responsible for fulfilling all of the of the obligations under the Mine Contracts consistent with past practices and will continue to communicate with the Vendors on behalf of Oaktown 1 and Oaktown 2 as it has in the past. BPM will terminate all unassumed Mine Contracts as of the Closing, and to the greatest extent reasonably possible will do so in such a manner as to avoid any expense or liability to BPM, Oaktown 1 or Oaktown 2. Any liability or expenses incurred by BPM as a result of such termination that have been verified and approved by VUS in its reasonable discretion will constitute a Mining Cost under the CMA and will be treated accordingly, except to the extent they are Excluded Costs.

4.3    PAYMENT OF VENDORS. BPM will use its reasonable best efforts to cause all claims for payment asserted by the Vendors for goods or services provided by them in connection with the Mines prior to the Closing (“Vendor Claims”) to be paid prior to, or as soon as possible after, the Closing. After the Closing, BPM will continue to pay Vendor Claims, subject to VUS’ verification and approval of same in its reasonable discretion and to the extent that BPM had not previously received funds for the payment thereof. BPM will cooperate with VUS and will provide VUS with all the information necessary to (a) verify the correctness of any unpaid pre-Closing Mine 1 Vendor charges and (b) to contest any such charges that VUS deems unjustified or unreasonable.

4.4    CERTIFICATE OF PAYMENT AND LIEN RELEASES. At the Closing BPM will provide Oaktown 1, Oaktown 2 and VUS with a certificate in the form attached hereto as Exhibit 6 regarding the Vendor charges. At the Closing, and thereafter with respect to the Vendors that have not been paid in full as of the Closing, BPM will also provide Oaktown 1, Oaktown 2 and VUS with such lien waivers from the Vendors as they may request.

ARTICLE 5:	PERMITS - OAKTOWN 1

5.1    MINE 1 AND MINE 2 PERMITS. Attached hereto as Exhibit 7 is a true and complete list of all permits and licenses of any kind which relate to or could affect the operations of Mine 1 or the business of Oaktown 1 and Mine 2 and the business of Oaktown 2 (the “Oaktown Permits”).

5.2    TRANSFER OF PERMITS. BPM agrees that it will execute to be effective as of the Closing, the Interim Operating Agreement for Mine 1 attached hereto as Exhibit 8. Further, BPM agrees that at the Closing it will transfer, and execute such documents as may be necessary to facilitate such transfer of, the Mine Permits to Oaktown 1 or Oaktown 2 or their designees free and clear of all liens and encumbrances arising by or through BPM. To the extent the permits are encumbered by liens to support a line of credit, BPM covenants that it will not draw on that line of credit prior to the release of any such liens. Notwithstanding the foregoing, no transfer of permits will be completed unless or until any bond or other financial surety affecting BPM has been replaced. BPM hereby releases any claim it may have to any accrual by Oaktown 1or Oaktown 2 or any of their affiliates for reclamation obligations.

5.3    MINE 1 VIOLATIONS. Attached hereto as Exhibit 9 is a true and complete list of all unabated notices of violation, cessation orders, or other open regulatory matters relating to the operations at Mine 1 other than the MSHA citations which are addressed below (with any other such violations that may be issued before or after the Closing with regard to Mine 1, the “Mine 1 Permit Citations”). BPM will update Exhibit 9 at the Closing.

5.4    PAYMENT OF MINE 1 VIOLATIONS. Following the Closing, VUS will reimburse, indemnify and hold harmless BPM from and against all out-of-pocket expenses associated with the litigation and/or resolution of the Mine 1 Permit Citations, provided that such expenses, are reasonable, were and are incurred in accordance with the terms of this Agreement and the CMA, have been verified and approved by VUS in its reasonable discretion and are not Excluded Costs.

5.5    RESOLUTION OF MINE 1 VIOLATIONS. Following the Closing, BPM will promptly notify VUS of any claim, demand or right of action asserted or any action, suit or proceeding threatened or instituted against BPM with regard to any Mine 1 Permit Citations. After the Closing, before it commences any negotiations or litigation with respect to any Mine 1 Permit Citation, and during the pendency of same, BPM will consult with VUS to obtain its recommendations and direction with respect to the conduct thereof. All negotiations and litigation with respect to any Mine 1 Permit Citation will be conducted by or at the direction of VUS, and BPM will not settle or pay any Mine 1 Permit Citation without the prior consent of the VUS Representative. At the option of VUS, it may assume (as BPM’s agent, designee or otherwise) the management of any or all Mine 1 Permit Citations. BPM will cooperate with VUS in the handling of any Mine 1 Permit Citations and in the verification of any costs or expenses related thereto.

ARTICLE 6:	OAKTOWN 2

6.1    TRANSFER OF PERMITS. BPM agrees that it will execute to be effective as of the Closing, the Interim Operating Agreement for Mine 2 attached hereto as Exhibit 10.

6.2    MINE 2 VIOLATIONS. Attached hereto as Exhibit 11 is a true and complete list of all unabated notices of violation, cessation orders, or other open regulatory matters relating to the operations at Mine 2 other than the MSHA citations which are addressed below (with any other such violations that may be issued before or after the Closing with regard to Mine 2, the “Mine 2 Permit Citations”). BPM will update Exhibit 11 at the Closing.

6.3    PAYMENT OF MINE 2 VIOLATIONS. Following the Closing, VUS will reimburse, indemnify and hold harmless BPM from and against all out-of-pocket expenses associated with the litigation and/or resolution of the Mine 2 Permit Citations, provided that such expenses were and are incurred in accordance with the terms of this Agreement and the CMA, have been verified and approved by VUS in its reasonable discretion and are not “Excluded Costs.”

6.4    RESOLUTION OF MINE 2 VIOLATIONS. Following the Closing, BPM will promptly notify VUS of any claim, demand or right of action asserted or any action, suit or proceeding threatened or instituted against BPM with regard to any Mine 2 Permit Citations. After the Closing, before it commences any negotiations or litigation with respect to any Mine 2 Permit Citation, and during the pendency of same, BPM will consult with VUS to obtain its recommendations and direction with respect to the conduct thereof. All negotiations and litigation with respect to any Mine 2 Permit Citation will be conducted by or at the direction of VUS, and BPM will not settle or pay any Mine 2 Permit Citation without the prior consent of the VUS Representative. At the option of VUS, it may assume (as BPM’s agent, designee or otherwise) the management of any or all Mine 2 Permit Citations. BPM will cooperate with VUS in the handling of any Mine 2 Permit Citations and in the verification of any costs or expenses related thereto.

ARTICLE 7:	MSHA VIOLATIONS – MINE 1

7.1    MINE 1 AND OAKTOWN PREP PLANT MSHA CITATIONS. Attached hereto as Exhibits 12 and Exhibit 13 are true and complete lists of all unabated notices of violation, cessation orders, or other open matters relating to the Mine 1 and Oaktown Prep Plant operations issued by the Mine Safety and Health Administration (“MSHA”) (with any such citations that may be issued before or after the Closing with regard to the pre-Closing activities of BPM, the “Mine 1 and Prep Plaint MSHA Citations”). BPM will update Exhibit 12 and Exhibit 13 at the Closing.

7.2    PAYMENT OF MINE 1 AND PREP PLAINT MSHA CITATIONS. Following the Closing, VUS will reimburse, indemnify and hold harmless BPM from and against all out-of-pocket expenses associated with the litigation and/or resolution of the Mine 1 and Prep Plant MSHA Citations, provided that such expenses are reasonable, were and are incurred in accordance with the terms of the CMA and this Agreement, have been verified and approved by VUS in its reasonable discretion and are not Excluded Costs.
7.3    RESOLUTION OF MINE 1 AND PREP PLAINT MSHA CITATIONS. Following Closing: (a) BPM will promptly notify the VUS Representative of any claim, demand or right of action asserted or any action, suit or proceeding threatened or instituted with regard to any Mine 1 or Prep Plant MSHA Citation (b) prior to the commencement of any negotiations or litigation, and during the course of such negotiations or litigation, with respect to any Mine 1 or Prep Plant MSHA Citation, BPM will consult with VUS to obtain its recommendations and direction with respect to the conduct thereof; (c) at VUS’s option, VUS may assume (as BPM’s agent, designee or otherwise) the management of any or all Mine 1 or Prep Plant MSHA Citations; (d) all negotiations and litigation with respect to any Mine 1 or Prep Plant MSHA Citation will be conducted by or at the direction of VUS; (e) BPM will cooperate with VUS in the handling of any Mine 1 or Prep Plant MSHA Citation and in the verification of any costs associated therewith, and (f) BPM will not settle or consent to the entry of any award or judgment with regard to any Mine 1 or Prep Plant MSHA Citation without the consent of VUS.

ARTICLE 8:	MSHA VIOLATIONS – MINE 2

8.1    MINE 2 MSHA CITATIONS. Attached hereto as Exhibit 14 is a true and complete list of all unabated notices of violation, cessation orders, or other open matters relating to the Mine 2 operations issued by MSHA(with any such citations that may be issued before or after the Closing with regard to the pre-Closing activities of BPM, the “Mine 2 MSHA Citations”). BPM will update Exhibit 14 at the Closing.

8.2    PAYMENT OF MINE 2 MSHA CITATIONS. Following the Closing, VUS will reimburse, indemnify and hold harmless BPM from and against all out-of-pocket expenses associated with the litigation and/or resolution of the Mine 2 MSHA

Citations, provided that such costs are reasonable, were and are incurred in accordance with the terms of the CMA and this Agreement, have been verified and approved by VUS in its reasonable discretion and are not Excluded Costs.

6.5    RESOLUTION OF MINE 2 MSHA CITATIONS. Following Closing: (a) BPM will promptly notify the VUS Representative of any claim, demand or right of action asserted or any action, suit or proceeding threatened or instituted with regard to any Mine 2 2 MSHA Citation (b) prior to the commencement of any negotiations or litigation, and during the course of such negotiations or litigation, with respect to any Mine 2 MSHA Citation, BPM will consult with VUS to obtain its recommendations and direction with respect to the conduct thereof; (c) at VUS’s option, VUS may assume (as BPM’s agent, designee or otherwise) the management of any or all Mine 2 MSHA Citations; (d) all negotiations and litigation with respect to any Mine 2 MSHA Citation will be conducted by or at the direction of VUS; (e) BPM will cooperate with VUS in the handling of any Mine 2 MSHA Citation and the verification of any costs associated therewith, and (f) BPM will not settle or consent to the entry of any award or judgment with regard to any Mine 2 MSHA Citation without the consent of VUS.

ARTICLE 9:	INTELLECTUAL PROPERTY

Attached hereto as Exhibit 15 is a list of all software programs and other intellectual property used in the business of Oaktown 1 and Oaktown 2 (the “Oaktown IP”). Exhibit 15 further identifies any consent needed for the transfer of any item of Oaktown 1 IP. BPM will obtain any necessary consents to transfer any Oaktown IP to Oaktown 1, Oaktown 2 or their designees, and at their request, BPM will transfer all Oaktown IP to Oaktown 1, Oaktown 2 or their designee prior to the Closing.

ARTICLE 10:	BOOKS AND RECORDS

10.1CONTROL OF BOOKS AND RECORDS. (a) The parties acknowledge and agree that all of the Books and Records relating to the operations of Mine 1 and the business of Oaktown 1 (the “Oaktown 1 Books and Records”) are the property of Oaktown 1, and following the Closing, the Oaktown 1 Books and Records will remain in the ownership, custody and control of Oaktown 1. (b) The parties agree and acknowledge and agree that all of the Books and Records relating to the operations of Mine 2 and the business of Oaktown 2 (the “Oaktown 2 Books and Records”) are the property of Oaktown 2, and following the Closing, the Oaktown 2 Books and Records will remain in the ownership, custody and control of Oaktown 2.

10.2ACCESS TO BOOKS AND RECORDS. (a) BPM will cooperate with Oaktown 1 in securing the Oaktown 1 Books and Records prior to the Closing, and all Oaktown 1 Books and Records will be at Mine 1 at the Closing. Following the Closing, BPM will provide Oaktown 1 such assistance as may be reasonably necessary for Oaktown 1 to access the Oaktown 1 Books and Records, including providing passwords, software assistance and other support. (b) BPM will cooperate with Oaktown 2 in securing the Oaktown 2 Books and Records prior to the Closing, and all Oaktown 2 Books and Records will be at Mine 2 at the Closing. Following the Closing, BPM will provide Oaktown 2 such assistance as may be reasonably necessary for Oaktown 2 to access the Oaktown 2 Books and Records, including providing passwords, software assistance and other support.

10.3POST-CLOSING ACCESS AND COOPERATION. Notwithstanding the foregoing, Oaktown 1 and Oaktown 2 will provide BPM and VUS with full access to, and will permit BPM and VUS to make copies (at their expense) of, the Oaktown 1 Books and Records and the Oaktown 2 Books and Records upon prior request and during regular business hours, as may be reasonably necessary or convenient for the resolution of any Mine 1 or Mine 2 Employee Claims, Permit Citations or MSHA Citations, or any other post-Closing matters for which BPM or VUS bears any responsibility or obligation. BPM and VUS will cooperate in good faith to facilitate the performance of all obligations and activities contemplated by this Agreement.

ARTICLE 11:	EQUIPMENT AND OTHER PERSONAL PROPERTY; LEASES AND EASEMENTS

11.1    OAKTOWN EQUIPMENT. The parties acknowledge that all of the equipment, tools and inventory, including without limitation spare parts and materials used or obtained for use in connection with the operations of the Mines and the business of Oaktown 1 and Oaktown 2 (the “Oaktown Equipment”) has been purchased, directly or indirectly, by Oaktown 1 and/or Oaktown 2 and that such purchases were and are for the benefit of Oaktown 1 and/or Oaktown 2.

11.2    TRANSFER OF OAKTOWN EQUIPMENT. To formalize that ownership, and for avoidance of doubt, BPM will simultaneously with the execution of this Agreement, execute the bill of sale attached hereto as Exhibit 16 transferring all of the Oaktown Equipment to Oaktown 1 and Oaktown 2.

11.3    CONTROL OF OAKTOWN EQUIPMENT. From the date of this Agreement, BPM will maintain and operate the Oaktown Equipment in accordance with the CMA and will use its best efforts to insure that none of the Oaktown Equipment is lost, stolen or otherwise dissipated. At the Closing date, all of the Oaktown Equipment will be physically on the premises of the Mines except for items that are off site for repair. BPM will provide Oaktown 1 and Oaktown 2 with a list of such items at the Closing.

11.4    OAKTOWN LEASES AND EASEMENTS. BPM agrees that as soon as practicable after the execution of this Agreement it will transfer to Oaktown 1 or Oaktown 2 or their respective designees, as they each may direct, and by assignments in form and substance reasonably satisfactory to Oaktown 1 or Oaktown 2 as applicable, any and all leases, easements, rights-of-way, surface use agreements and any and all other real property interests of any kind that relate to, affect or have any connection with (a) the present or future operations of Mine 1 or Mine 2, (b) the present or future business of Oaktown 1 or Oaktown 2, or (c) the real property used in connection with those operations or businesses, including without limitation those listed on the attached Exhibit 17.

ARTICLE 12:	TERMINATION PAYMENTS

12.1    LUMP-SUM TERMINATION FEE. At Closing, VUS will make a lump-sum payment to BPM which will be calculated based on the spreadsheet and formulas contained in Exhibit 18 to obtain the present value of the “Termination Fee” provided for in Section X.E of the CMA (the “Termination Fee”). The Termination Fee will be calculated at the Closing based on 111,438,256 tons as of December 31, 2013 and adjusted for the actual tons mined between that date and the date of Closing. Payment of the Termination Fee will be in full satisfaction of the obligations of Oaktown 1 and Oaktown 2 for any Termination Fee pursuant to the CMA.

12.2    WAIVER OF ADDITIONAL NOTICE. Section X.B of the CMA requires Oaktown 1 and Oaktown 2 to give BPM sixty (60) days’ notice of a voluntary termination of the CMA. BPM agrees that this Agreement serves as such notice, and that no further notice will be required except for notice to BPM of the occurrence of the Closing.

12.3    MANAGEMENT FEE. Within sixty (60) days following the Closing, VUS will pay to BPM an amount equal to One Dollar and Fifty Cents ($1.50) multiplied times the tons of: (a) coal contained in the clean coal stockpiles at Mine 1 and Mine 2 and (b) the clean coal equivalent contained in the raw coal stockpiles at Mine 1 and Mine 2 (determined based on the monthly mine production reports prepared in the ordinary course of business and in accordance with past practice), in each case for which BPM has not already been paid its Management Fee provided for in the CMA (the “Termination Management Fee”).

ARTICLE 13:	RELEASES AND TRANSFER OF CLAIMS

13.1    BPM RELEASE OF OAKTOWN 1. Effective as of the Closing, and except as expressly provided below, BPM and its officers, members, partners, managers and directors (individually and on behalf of any heirs, executors, administrators, and successors and assigns, as applicable) (together, the “BPM Releasing Parties”) do fully, finally, unconditionally, irrevocably and forever release, acquit, completely discharge and hold harmless Oaktown 1 and its parent, subsidiary and affiliated entities, and its and their current and former members, shareholders, agents, employees, insurers, attorneys, officers, directors, managers, board members, representatives, consultants, advisors, parents, affiliates, subsidiaries, contractors, associates, personal representatives, heirs, executors, trustees, beneficiaries, administrators, insurance agents, persons or entities exercising subrogation rights, and the successors, and assigns of each of them (together, the “Oaktown 1 Released Parties”) from and against any and all manner of action and actions, cause and causes of action, claims, demands, warranties, covenants, contracts, agreements, promises, controversies, damages, variances, judgments, executions, costs, losses, claims for court costs and attorneys’ fees, liabilities and obligations of any kind or nature whatsoever, and rights, matured or unmatured, liquidated or unliquidated, whether accrued or yet to accrue, known or unknown, asserted or unasserted, contingent or absolute, suspected or unsuspected, direct or derivative, in law, in equity or otherwise, that it has, or may have, for, on, or by reason of any matter, cause or things whatsoever from the beginning of the world to this day, including, but not limited to any and all claims, complaints, liabilities, disputes, obligations, promises, agreements, controversies, damages, actions, causes of action, rights, demands, costs, losses, and claims for court costs and attorneys’ fees of any kind whatsoever (known or unknown) (collectively, “Claims”) arising from, in connection with, or related to the CMA and any other event, origin or agreement occurring or entered into prior to the Closing, other than the obligations of VUS under this Agreement and the obligations of Oaktown 1 under the Interim Operating Agreement for Mine 1.

13.2    BPM RELEASE OF OAKTOWN 2. Effective as of the Closing, and except as expressly provided below, BPM Releasing Parties do fully, finally, unconditionally, irrevocably and forever release, acquit, completely discharge and hold harmless Oaktown 2 and its parent, subsidiary and affiliated entities, and its and their current and former members, shareholders, agents, employees, insurers, attorneys, officers, directors, managers, board members, representatives, consultants, advisors, parents, affiliates, subsidiaries, contractors, associates, personal representatives, heirs, executors, trustees, beneficiaries, administrators, insurance agents, persons or entities exercising subrogation rights, and the successors, and assigns of each of them (together, the “Oaktown 2 Released Parties”) from and against any and all Claims arising from, in connection with, or related to the CMA and any other event, origin or agreement occurring or entered into prior to the Closing, other than any obligation of VUS under this Agreement and the obligations of Oaktown 2 under the Interim Operating Agreement for Mine 2.

13.3    BPM RELEASE OF VFI AND SFI. Effective as of Closing, and except as expressly provided below, BPM Releasing Parties do fully, finally, unconditionally, irrevocably and forever release, acquit, completely discharge and hold harmless VFI and SFI, and its and their parent, subsidiary and affiliated entities and its and their current and former members, shareholders, agents, employees, insurers, attorneys, officers, directors, manager ,board members, representatives, consultants, advisors, parents, affiliates, subsidiaries, contractors, associates, personal representatives, heirs, executors, trustees, beneficiaries, administrators, insurance agents, persons or entities exercising subrogation rights, and the successors, and assigns of each of them (together, the “VFI Released Parties”) from and against any and all Claims arising from, in connection with, or related to the CMA and any other event, origin or agreement occurring or entered into prior to the Closing, other than any obligation of VUS under this Agreement.

13.4    TRANSFER OF OAKTOWN 1 CLAIMS TO VUS. Effective as of the Closing, and except as otherwise provided herein, Oaktown 1 hereby conveys to VUS any and all manner of action and actions, cause and causes of action, claims, demands, controversies, damages, variances, costs, losses, claims for court costs and attorneys’ fees, liabilities and obligations of any kind or nature whatsoever, and rights, matured or unmatured, liquidated or unliquidated, whether accrued or yet to accrue, known or unknown, asserted or unasserted contingent or absolute, suspected or unsuspected, direct or derivative, in law, in equity or otherwise, that it has, or may have against BPM for, on, or by reason of the CMA, any indemnity thereunder or the performance or any other aspect thereof and any other contract or matter existing at the time of this Agreement, other than the Interim Operating Agreement.

13.5    TRANSFER OF OAKTOWN 2 CLAIMS TO VUS. Effective as of the Closing, and except as otherwise provided herein, Oaktown 2 hereby conveys to VUS any and all manner of action and actions, cause and causes of action, claims, demands, controversies, damages, variances, costs, losses, claims for court costs and attorneys’ fees, liabilities and obligations of any kind or nature whatsoever, and rights, matured or unmatured, liquidated or unliquidated, whether accrued or yet to accrue, known or unknown, asserted or unasserted, contingent or absolute, suspected or unsuspected, direct or derivative, in law, in equity or otherwise, that it has, or may have against BPM for, on, or by reason of the CMA, any indemnity thereunder or the performance or any other aspect thereof and any other contract or matter existing at the time of this Agreement, other than the Interim Operating Agreement.

13.6    TRANSFER OF VFI AND SFI CLAIMS TO VUS. Effective as of the Closing, and except as otherwise provided herein, VFI and SFI each hereby conveys to VUS any and all manner of action and actions, cause and causes of action, claims, demands, controversies, damages, variances, costs, losses, claims for court costs and attorneys’ fees, liabilities and obligations of any kind or nature whatsoever, and rights, matured or unmatured, liquidated or unliquidated, whether accrued or yet to accrue, known or unknown, asserted or unasserted, contingent or absolute, suspected or unsuspected, direct or derivative, in law, in equity or otherwise, that it has, or may have against BPM for, on, or by reason of the CMA or the performance or any other aspect thereof and any other contract or matter existing at the time of this Agreement.

ARTICLE 14:	INDEMNITY

14.1    VUS INDEMNITY. Following the Closing, VUS will and hereby does assume all of the remaining obligations of Oaktown 1 and Oaktown 2 to BPM under the CMA. The obligations thus assumed by VUS will be subject to all defenses, offsets or other limitations provided for in the CMA and/or that would otherwise be available to Oaktown 1 or Oaktown 2. In addition to the extent they are not Excluded Costs and subject to the other provisions of this Agreement, VUS will indemnify BPM for any Claims and expenses incurred by BPM as a result of: (a) the Interim Operating Agreements for Mine 1 and Mine 2 (to the extent that such Claims are not paid by Oaktown 1 or Oaktown 2); (b) Mine 1 Worker Claims; (c) Mine 2 Worker Claims; (d) Vendor Claims; (e) the notice given by BPM under the WARN Act; and (f) expenses incurred in connection with the performance of this Agreement. With regard to any claims of BPM pursuant to item (a) of this Section 14.1, BPM will timely present all such Claims to Oaktown 1 and Oaktown 2, as applicable, and will make reasonable efforts to obtain payment of same from those entities, provided however, BPM need not institute litigation to recover payment of those Claims, and if payment has not been received by BPM within 90 days, BPM may submit the charge to VUS, and VUS will pay BPM within 10 days thereafter. If VUS pays any Claim of BPM made pursuant to item (a) of this Section 14.1, BPM will assign the Claim under the relevant Interim Operating Agreement to VUS.

14.2    BPM INDEMNITY. Following the Closing, BPM will indemnify and hold harmless VUS from and against any and all Claims arising directly or indirectly from (i) any breach of the CMA or this Agreement by BPM; (ii) any failure by BPM to use Good Mining Practices at Mine 1 or Mine 2; (iii) any material inaccuracy or breach of any representation or warranty by BPM contained in this Agreement or in the CMA; (iv) any failure to abate any citation under any permit if the citation was received prior to Closing, except to the extent such citation cannot be fully abated prior to Closing despite BPM’s best efforts to do so; or (v) any act or failure to act by BPM that is reckless or willful, or grossly negligent.

ARTICLE 15:	CONFIDENTIALITY

Following the Closing and/or the termination of the CMA, BPM will hold in confidence and will not make public or divulge to a third party any information obtained as a result or in the cause of the performance of the CMA except for disclosures to its attorneys, auditors, valuation experts or accountants or as compelled by law or regulation, or as may be required by any state or federal regulatory agency, or pursuant to a confidentiality and non-disclosure agreement duly executed by the recipient of the information and pursuant to which the recipient covenants to take reasonable efforts to maintain such information in confidence. If BPM is or could be legally compelled to disclose such information, it will notify the other parties prior to making the disclosure.

ARTICLE 16:	REPRESENTATION AND WARRANTIES OF BPM

BPM hereby represents and warrants that the following are true as of the date hereof and will be true as of the date of the Closing:

16.1    ORGANIZATION. BPM is a limited liability company validly organized and existing under the laws of the State of Indiana and has corporate power and authority to execute and deliver this Agreement and to carry on its business.

16.2    PERFORMANCE OF OBLIGATIONS. BPM has performed and will perform all of its obligations in connection with Mine 1 and Mine 2 in accordance with Good Mining Practices and all other requirements of the CMA.

16.3    PAYMENT OF EMPLOYEE OBLIGATIONS. BPM has paid and/or provided to all of the Mine 1 Employees and the Mine 2 Employees all of the wages, benefits and other payments to which they are entitled, and in connection with such wages, benefits and payments, BPM has properly withheld and paid over to the relevant taxing authority all amounts required to be so withheld and paid over.

16.4    PAYMENT OF VENDORS. All accounts of Mine1Vendors and Mine 2 Vendors are current, and no mechanic’s, carriers’, workmen’s, repairmen’s or other like liens are or could be asserted against real or personal property of Oaktown 1 or Oaktown 2.

ARTICLE 17:	ACCOUNTING
17.1    ACCOUNTING FOR PRE-CLOSING FUNDS. At the date of Closing, BPM will provide VUS with a statement of the funds provided by Oaktown 1 or Oaktown 2 or any of their affiliates to BPM pursuant to the CMA which remain in the bank accounts or otherwise in the possession of BPM.

17.2    POST-CLOSING ACCOUNTING. On or before 60 days following the Closing, BPM and VUS will account to each other for all funds paid and received pursuant to the CMA following the Closing, and will continue to account to each other thereafter as necessary to insure that all amounts paid and received are properly accounted for.

ARTICLE 18:	MISCELLANEOUS

18.1    CHOICE OF LAW. The laws of the state of Indiana shall govern the validity, interpretation, and performance of this Agreement.

18.2    DISPUTE RESOLUTION. As a condition precedent to the initiation of litigation, the President, Chief Executive Officer or Chief Operating Officer of the ultimate parent corporation of each of VUS and BPM shall be given notice of the dispute and shall meet in person on at least one (1) occasion in an attempt to resolve the dispute. If the dispute is not resolved or such meeting does not occur within ten (10) days of the date such meeting was requested, then any party may pursue its legal or equitable remedies.

18.3    NOTICES. Any Notice, request or other communication permitted or required by this Agreement to be given to any Party shall be in writing and shall be given to such Party at its address set forth below or such other address or as such Party may hereafter specify for the purpose by notice to the other Party. Each such notice, request or other communication shall be effective if given by overnight courier, when delivered at the address specified below (or such other address as hereafter may be specified).

TO: OAKTOWN 1
Oaktown Fuels Mine No. 1, LLC
211 NW Riverside Drive
One Vectren Square
Evansville, IN 47708
Attn: Randy Beck
Attn: Ronald E. Christian
TO: OAKTOWN 2
Pre-Closing
Oaktown Fuels Mine No. 2, LLC
211 NW Riverside Drive
One Vectren Square
Evansville, IN 47708
Attn: President

Attn: Secretary

TO BPM:
Black Panther Mining, LLC
11700 Water Tank Road
Cynthiana, IN 47612
Attn: President

With a copy to:

Terry G. Farmer
Bamberger, Foreman, Oswald & Hahn, LLP
7th Floor Hulman Building
20 N.W. 4th St.
Evansville, IN 47704-0657

TO VUS:
Vectren Utility Services, Inc.
211 NW Riverside Drive
One Vectren Square
Evansville, IN 47708
Attn: Ronald E. Christian

TO VFI:
Vectren Fuels, Inc.
211 NW Riverside Drive
One Vectren Square
Evansville, IN 47708
Attn: Randy Beck
Attn: Ronald E. Christian

To: SFI
SFI Coal Sales, LLC
211 NW Riverside Drive
One Vectren Square
Evansville, IN 47708
Attn: Ronald E. Christian

19.4    ENTIRE AGREEMENT; AMENDMENT. This Agreement contains the entire understanding of the Parties and supersedes all previous communications, representations or agreements, either oral or written, among the Parties with respect to the subject matter hereof. No amendment to this Agreement shall be effective unless approved and executed in writing by each party hereto.

19.5    STATUS OF PARTIES; NO THIRD PARTY BENEFICIARIES. This Agreement does not create the relationship of joint venture, partnership, association, legal representative or principal and agent between or among the parties. Except as expressly provided in Article 16, there are no third party beneficiaries to this Agreement.

19.6    SEVERABILITY. If any of the terms, covenants or conditions of this Agreement or the application of any such term, covenant or condition shall be held invalid as to any person or circumstances by any court having jurisdiction in the premises, the remainder of this Agreement and the application of its terms, covenants or conditions to such persons or circumstances shall not be affected thereby but shall remain in force and effect.

19.7    NO WAIVER. Any waiver at any time by any party of its rights with respect to any default or any other matter arising in connection with this Agreement shall not be deemed a waiver with respect to any subsequent default or matter.

19.8    REMEDIES CUMULATIVE. The remedies provided by this Agreement shall be cumulative and in addition to other remedies provided at law or in equity.

19.9    BINDING EFFECT. All of the respective covenants, undertakings and obligations of each of the parties set forth in this Agreement (i) shall apply to and bind all other persons, claiming by, through or under any of the parties and their permitted successors or assigns; and (ii) shall be for the benefit of the parties and their respective successors and assigns. All such covenants and obligations shall be binding upon any Person which acquires any of the rights, titles and interests of any party in, to and under this Agreement. Upon any assignment of this Agreement not prohibited by the terms hereof and after compliance with all requirements, concerning assignments contained in this Agreement, the parties hereto shall look solely to the assignee to perform all obligations assumed by the assignee and accruing from and after the assignment, and the original party hereto assigning such obligations shall have no liability hereunder with respect thereto.
[End of Text. Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

OAKTOWN FUELS MINE NO. 1, LLC

By:_/s/ Randy L. Beck______________________

Its:__President_____________________________

OAKTOWN FUELS MINE NO. 2, LLC

By:_____/s/ Randy L. Beck__________________

Its:___President____________________________

VECTREN FUELS, INC.

By:__/s/ Randy L. Beck______________________

Its:__President_____________________________

SFI COAL SALES, LLC

By:_/s/ Randy L. Beck______________________

Its:_President______________________________

VECTREN UTILITY SERVICES, INC.

By:___/s/ Ronald E. Christian_________________

Its:__Vice President_________________________

BLACK PANTHER MINING, LLC

By:___/s/_Donald Blankenberger_______________

Its:__President_____________________________

61181004.8

61181004.12

C-2
AGREEMENT

THIS AGREEMENT is entered into this _____28th______ day of __June 2014________ among PROSPERITY MINE, LLC, an Indiana limited liability company (“Prosperity”); VECTREN FUELS, INC., an Indiana corporation (“VFI”); SFI COAL SALES, LLC, an Indiana limited liability company (“SFI”); VECTREN UTILITY SERVICES, INC., an Indiana corporation (“VUS”); and FIVE STAR MINING, INC., an Indiana corporation (“Five Star”).

WHEREAS, Prosperity and Five Star entered into a Contract Mining Agreement dated November 23, 2009 but effective as of January 1, 2008 (as amended, the “CMA”), pursuant to which Five Star agreed to provide certain services to Prosperity in connection with the operation of the Prosperity mine (with all related facilities, the “Mine”); and

WHEREAS, VFI owns all of the outstanding ownership interests of SFI which owns all of the outstanding interests of Prosperity; and

WHEREAS, VUS owns, or will own as of the Closing (as defined below), all of the stock of VFI; and
WHEREAS, VUS is negotiating an agreement to sell the stock of VFI to Sunrise Coal, LLC with the effect that VFI, SFI and Prosperity will become direct and indirect subsidiaries of Sunrise Coal, LLC (the “Sale”); and

WHEREAS, the parties desire that upon the closing of the Sale (the “Closing”) the CMA will terminate and that the terms of this Agreement will be substituted therefore.

NOW THEREFORE, for in and consideration of One-Hundred Dollars ($100.00), the covenants, agreements and releases contained herein, the payments to be made hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1: DEFINITIONS

“Books and Records” minute books; books of account; manuals; general, financial, warranty and shipping records; invoices; customer and supplier lists; correspondence; engineering, maintenance and operating records and data; mine operations and inspection records; credit records of customers; computer files, permits and permit applications and all other documents, records and files, but not including any employee or personnel files.

“Claims” has the meaning set forth in Section 11.1.
“Contracts” has the meaning set forth in Section 4.1.
“Deficiency Period” has the meaning set forth in Section 10.5.
“Direct Labor and Associated Costs” means the wages of all hourly the Employees, including non-miners, and the salaries of all salaried personnel employed by Five Star for the Mine, including a mine superintendent, on-site managers and supervisors, payments to consultants for the Mine, if such consultants were approved in writing in advance by Prosperity, and all bonuses paid to, and the costs of all incentive, pension and retirement programs for, such workers and employees, and all payroll burdens, including but not limited to all costs associated with worker compensation such as premiums, deductibles and self-insurance amounts associated therewith, other insurance and benefit costs, in each case, to the extent directly allocable to the performance by Five Star of its obligations under the CMA for the operation of the Mine, and the production and delivery of coal from such mine.
“Employees” has the meaning set forth in Section 3.2.
“Excluded Costs” means (i) any local, state or federal gross, adjusted gross or net income taxes; (ii) any fines, penalties, damage or assessments resulting from a violation of mining laws or regulations, as the same may be in effect from time-to-time, where such violation is flagrant, willful or intentional, or results from “high negligence” or “reckless disregard,” as such terms are defined in applicable MSHA rules, regulations, orders or releases in effect from time-to-time; (iii) deductibles applicable to any of the insurance coverages required to be maintained pursuant to the CMA to the extent the loss arises out of any grossly negligent, willful or reckless act or failure to act by Five Star or its employees, contractors or agents; (iv) any indemnity obligation arising out of the CMA; or (v) any liability arising from a breach of the CMA by Five Star.
“Five Star Releasing Parties” has the meaning set forth in Section 11.1.
“Good Mining Practices” means such practices, acts or methods of operating a coal mine and ancillary facilities as are generally accepted as reasonable, safe and appropriate in the industry and in conformity with the requirements of all applicable laws, regulations and permit requirements.

“MSHA” has the meaning set forth in Section 6.1.
“MSHA Citations” has the meaning set forth in Section 6.1.
“Permits” has the meaning set forth in Section 5.1.
“Permit Citations” has the meaning set forth in Section 5.3.
“Prosperity Books and Records” has the meaning set forth in Section 8.1.
“Prosperity Equipment” has the meaning set forth in Section 9.1.
“Prosperity IP” has the meaning set forth in Article 7.
“Prosperity Released Parties” has the meaning set forth in Section 11.1.
“Termination Fee” has the meaning set forth in Section 10.2.
“Termination Management Fee” has the meaning set forth in Section 10.5.
“Vendors” has the meaning set forth in Section 4.1.
“VFI Released Parties” has the meaning set forth in Section 11.2.
“VUS Representative” has the meaning set forth in Section 3.6.
“WARN Act” has the meaning set forth in Section 3.3.
“Worker Claims” has the meaning set forth in Section 3.5.
ARTICLE 2: EFFECTIVENESS

2.1    EFFECTIVENESS OF AGREEMENT PROVISIONS. This Agreement will be effective as of the date first written above. Notwithstanding that this Agreement is binding and effective upon its execution, the parties acknowledge that many of the obligations and the releases contained herein will not be effective unless and until the Closing of the Sale occurs, as indicated herein. Until the Closing, the CMA will otherwise remain in full force and effect in accordance with its terms, except to the extent it is expressly modified by this Agreement as to pre-Closing periods and obligations.

2.2    TERMINATION OF AGREEMENT. At any time prior to the Closing, VUS may give notice to Five Star that the Closing will not occur. In such case, and upon such notice from VUS, this Agreement will terminate, and the CMA will remain in full force and effect except as expressly modified herein as to pre-Closing periods and obligations.

ARTICLE 3: EMPLOYEES

3.1    FIVE STAR AS EMPLOYER. The parties acknowledge that all of the workers who have been directly involved in the operations at the Mine are and have been employees of Five Star. The parties further acknowledge that following the Closing, none of those employees will be needed by Five Star for the operations at the Mine.

3.2    IDENTIFICATION AND TERMINATION OF EMPLOYEES. Attached hereto as Exhibit 1 is a true and complete list of all of the employees of Five Star involved in the operations at the Mine or who are otherwise associated with the business of Prosperity (“the Employees”). Five Star agrees that it will, as of the Closing, terminate the employment of the Employees.

3.3    WARN NOTICE. At the request of Prosperity, and within one (1) day of its receipt of such request, Five Star will provide the notification to the Employees required under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) regarding the termination of the Employees, in form and substance reasonably acceptable to Prosperity. Prosperity will provide a form of notice for Prosperity to use and will advise Five Star as to the process for serving the WARN Act notices. It is anticipated that the

WARN Act notice will be given on or about July 1, 2014. It is further anticipated that the Closing of the Sale will occur, if at all, on or after sixty-one (61) days following Five Star’s giving of the WARN Act notification. The costs of giving such notice will considered “Mining Costs” under the CMA and will be treated accordingly.

3.4    FIVE STAR CONTINUING EMPLOYMENT OBLIGATIONS. Until the employment of each of the Employees is terminated, Five Star will continue to be the employer of such Employee for all purposes (subject to Five Star’s absolute discretion as to the continued employment of such employee), including without limitation providing any employee benefits and being responsible for providing workers’ compensation coverage and administering and resolving workers’ compensation claims, in accordance with the terms of the CMA and the current practice of the parties in the performance of the CMA. Five Star represents that it has fully and properly paid all wages and other benefits to all of the Employees, and Five Star will ensure that all wages and other employee benefits have been properly and fully paid to all the Employees as of the Closing.

3.5     WORKER CLAIMS. Following the Closing and the termination of the CMA, Five Star will promptly notify VUS regarding any workers compensation claims or other claims brought by or related to the Employees (whether existing at the time of Closing or subsequently filed “Worker Claims”) and the litigation and/or resolution of same. Attached hereto as Exhibit 2 is a true and complete list of all the Worker Claims as of the date of this Agreement. Five Star will supplement Exhibit 2 as of the date of Closing.

3.6    EMPLOYEE CERTIFICATE. At the Closing Five Star will provide a certification in the form set forth in Exhibit 3 hereto that all the Employees have been fully paid and provided with all applicable termination and other benefits to which they are entitled, or if that is not the case, it will provide a detailed list of unpaid wages and benefits.

3.7    RESOLUTION OF WORKER CLAIMS. Following the Closing and the termination of the CMA, (a) VUS will identify a representative to receive notices from Five Star regarding any Worker Claims or any other matters for which VUS may have any liability hereunder (the “VUS Representative”); (b) Five Star will promptly notify the VUS Representative of any claim, demand or right of action asserted or any action, suit or proceeding threatened or instituted with regard to any Employee or any Worker Claim; (c) prior to the commencement of any negotiations or litigation, and during the course thereof, with respect to any Employee or Worker Claim, Five Star will consult with VUS to obtain its recommendations and direction with respect to the conduct thereof; (d) at VUS’s option, VUS may assume (as Five Star’s agent, designee or otherwise) the management of any or all Claims relating to Employees or Worker Claims; (e) all negotiations and litigation with respect to any Employee or any Worker Claim will be conducted by or at the direction of VUS; (f) Five Star will cooperate with VUS in the handling of any Worker Claim or the verification of the expenses associated therewith; (g) Five Star will not settle or consent to the entry of any award or judgment with regard to a Employee or a Worker Claim without the consent of VUS.

3.8    PAYMENT OF WORKER CLAIMS. Following the Closing, and subject to Five Star’s compliance with the terms and provisions of Section 3.7, VUS will indemnify and hold harmless Five Star for any out-of pocket costs (including any workers’ compensation payments that are not covered by insurance) associated with the litigation or resolution of any Worker Claims, provided that such costs are reasonable, verified and approved by VUS in its reasonable discretion, incurred in accordance with this Agreement and are not Excluded Costs.

3.9    PAYMENT OF LABOR COSTS. VUS will reimburse Five Star for any Direct Labor and Associated Costs for the Employees which are properly incurred by Five Star prior to Closing but which are not paid at or prior to the Closing and for which Five Star had not previously received funds in payment thereof, provided such costs have been verified and approved by VUS in its reasonable discretion.

ARTICLE 4: VENDORS

4.1     CONTRACTS AND VENDORS. Exhibit 4 hereto is a true and complete list of all of the material contracts (the “ Contracts”) between Five Star and all vendors for materials, supplies, or services in connection with the operation of the Mine and the business activities of Prosperity (the “Vendors”).

4.2    TRANSFER OF CONTRACTS. Five Star agrees that, at the request of Prosperity, whether before or after the Closing, it will transfer to Prosperity or its designee such of the Contracts as Prosperity may request, so that the contractual relationship with the Vendors will be directly with Prosperity or its designee. Five Star will cooperate with Prosperity in transferring the contracts and in establishing a relationship between Prosperity and the Vendors. Notwithstanding the transfer of the Contracts, until the Closing, Five Star will be responsible for fulfilling all of the obligations under the Contracts and will continue to communicate with the Vendors on behalf of Prosperity as it has in the past. Five Star will terminate all unassumed Contracts as of the Closing, and to the greatest extent reasonably possible will do so in such a manner as to avoid any expense or liability to Five Star or Prosperity. Any liability or expenses incurred by Five Star as a result of such termination that have been verified and approved by VUS in its reasonable discretion will constitute a Mining Cost under the CMA and will be treated accordingly.

4.3    PAYMENT OF VENDORS. Five Star will use its reasonable best efforts to cause all claims for payment asserted by the Vendors for goods or services provided by them in connection with the Mine prior to the Closing (“Vendor Claims”) to be paid prior to, or as soon as possible after the Closing. After the Closing, Five Star will continue to pay Vendor Claims, subject to VUS’ verification and approval of same in its reasonable discretion and to the extent that Five Star had not previously received funds for the payment thereof. Five Star will cooperate with VUS and will provide VUS with all the information necessary to (a) verify the correctness of any unpaid pre-Closing the Vendor charges and (b) to contest any such charges that VUS deems unjustified or unreasonable.

4.4    CERTIFICATE OF PAYMENT AND LIEN RELEASES. At the Closing, Five Star will provide Prosperity and VUS with a certificate in the form attached hereto as Exhibit 5 regarding the Vendor charges. At the Closing, and thereafter with respect to the Vendors that have not been paid in full as of the Closing, Five Star will also provide Prosperity and VUS with such lien waivers from the Vendors as they may request.

ARTICLE5: PERMITS

5.1     PERMITS. Attached hereto as Exhibit 6 is a true and complete list of all permits and licenses of any kind which relate to or could affect the operations of the Mine or the business of Prosperity (the “Permits”).

5.2    TRANSFER OF PERMITS. Five Star agrees that it will execute to be effective as of the Closing, the Interim Operating Agreement for the Mine attached hereto as Exhibit 7. Further, Five Star agrees that at the Closing it will transfer, and execute such documents as may be necessary to facilitate such transfer of, the Permits to Prosperity or its designee free and clear of all liens and encumbrances arising by or through Five Star. To the extent the permits are encumbered by liens to support a line of credit, Five Star covenants that it will not draw on that line of credit prior to the release of any such liens. No transfer of the permits will be completed unless and until any bond or other financial surety affecting Five Star has been replaced. Five Star hereby releases any claim it has or may have to any accrual by Prosperity or any of its affiliates for reclamation obligations.

5.3     VIOLATIONS. Attached hereto as Exhibit 8 is a true and complete list of all unabated notices of violation, cessation orders, or other open regulatory matters relating to the operations at the Mine, other than the MSHA citations which are addressed below (with any other such violations issued before or after the Closing with regard to the Mine, the “Permit Citations”). Five Star will update Exhibit 8 at the Closing.

5.4    PAYMENT OF THE VIOLATIONS. Following the Closing, VUS will reimburse, indemnify and hold harmless Five Star from and against all out-of-pocket expenses associated with the litigation and/or resolution of the Permit Citations, provided that such expenses are reasonable, were and are incurred in accordance with the terms of this Agreement and the CMA, have been verified and approved by VUS in its reasonable discretion and are not Excluded Costs.

5.5    RESOLUTION OF THE VIOLATIONS. Following the Closing, Five Star will promptly notify VUS of any claim, demand or right of action asserted or any action, suit or proceeding threatened or instituted against Five Star with regard to any Permit Citations. After the Closing, before it commences any negotiations or litigation with respect to any Permit Citation, Five Star will consult with VUS to obtain its recommendations and direction with respect to the conduct thereof. All negotiations and litigation with respect to any the Permit Citation will be conducted by or at the direction of VUS, and Five Star will not settle or pay any the Permit Citation without the prior consent of the VUS Representative. At the option of VUS, it may assume (as Five Star’s agent, designee or otherwise) the management of any or all Permit Citation. Five Star will cooperate with VUS in the handling of any Permit Citation and in the verification of any costs or expenses related thereto.

ARTICLE 6:	MSHA VIOLATIONS

6.1    MSHA CITATIONS. Attached hereto as Exhibit 9 is a true and complete list of all unabated notices of violation, cessation orders, or other open matters relating to the Mine operations issued by the Mine Safety and Health Administration (“MSHA”) (with any such citations that may be issued before or after the Closing with regard to the pre-Closing activities of Five Star, the “MSHA Citations”). Five Star will update Exhibit 9 at the Closing.

6.2    PAYMENT OF MSHA CITATIONS. Following the Closing, VUS will reimburse, indemnify and hold harmless Five Star from and against all out-of-pocket expenses associated with the litigation and/or resolution of the MSHA Citations, provided that such costs are reasonable, were and are incurred in accordance with the terms of the CMA and this Agreement, have been verified and approved by VUS in its reasonable discretion and are not Excluded Costs.

6.3    RESOLUTION OF THE MSHA CITATIONS. Following the Closing: (a) Five Star will promptly notify the VUS Representative of any claim, demand or right of action asserted or any action, suit or proceeding threatened or instituted with regard to any MSHA Citations; (b) prior to the commencement of any negotiations or litigation with respect to any MSHA Citation following the Closing, and during the pendency thereof, Five Star will consult with VUS to obtain its recommendations and direction with respect to the conduct thereof; (c) at VUS’s option, VUS may assume (as Five Star’s agent, designee or otherwise) the management of any or all MSHA Citations; (d) all negotiations and litigation with respect to any MSHA Citation will be conducted by or at the direction of VUS; (e) Five Star will cooperate with VUS in the handling of any MSHA Citations and in the verification of any costs associated therewith; and (f) Five Star will not settle or pay any MSHA Citation without the prior consent of the VUS Representative.

ARTICLE 7:	INTELLECTUAL PROPERTY

PROSPERITY IP. Attached hereto as Exhibit 10 is a list of all software programs and other intellectual property used in the business of Prosperity (the “Prosperity IP”). Exhibit 10 further identifies any consent needed for the transfer of any item of Prosperity IP. Five Star will obtain any necessary consents to transfer any Prosperity IP to Prosperity or its designee, and at Prosperity’s request, Five Star will transfer all Prosperity IP to Prosperity or its designee prior to the Closing.

ARTICLE 8:	BOOKS AND RECORDS

8.1    CONTROL OF BOOKS AND RECORDS. The parties acknowledge that all of the Books and Records relating to the operations of the Mine and the business of Prosperity (the “Prosperity Books and Records”) are the property of Prosperity, and following the Closing, the Prosperity Books and Records will remain in the ownership, custody and control of Prosperity.

8.2        ACCESS TO BOOKS AND RECORDS. Five Star will cooperate with Prosperity in securing the Prosperity Books and Records prior to the Closing and all Prosperity Books and Records will be at the Mine at the Closing. Following the Closing, Five Star will provide Prosperity such assistance as may be necessary for Prosperity to access the Prosperity Books and Records, including providing passwords, software assistance and other support.

8.3        POST-CLOSING ACCESS AND COOPERATION. Notwithstanding the foregoing, Prosperity will provide Five Star and VUS with full access to, will permit Five Star and VUS to make copies (at their expense) of, the Prosperity Books and Records, upon prior written notice and during regular business hours, as may be reasonably necessary or convenient for the resolution of any Employee Claims, Vendor Claims, Permit Citations or MSHA Citations, or any other post-Closing matters for which Five Star or VUS bears any responsibility or obligation. Five Star and VUS will cooperate in good faith to facilitate the performance of all obligations and activities contemplated by this Agreement.

ARTICLE 9:	EQUIPMENT AND OTHER
PERSONAL PROPERTY; LEASES AND EASEMENTS

9.1        PROSPERITY EQUIPMENT. The parties acknowledge that all of the equipment, tools and inventory, including without limitation, spare parts and materials, used or obtained for use in connection with the operations of the Mine and the business of Prosperity (the “Prosperity Equipment”) has been purchased, directly or indirectly, by Prosperity and that such purchases were and are for the benefit of Prosperity.

9.2        TRANSFER OF PROSPERITY EQUIPMENT. To formalize that ownership, and for avoidance of doubt, Five Star will simultaneously with     the execution of this Agreement, execute the bill of sale attached hereto as Exhibit 11 transferring all of the Prosperity Equipment to Prosperity.

9.3        CONTROL OF PROSPERITY EQUIPMENT. From the date of this Agreement, Five Star will maintain and operate the Prosperity Equipment in accordance with the CMA and will use its best efforts to insure that none of the Prosperity Equipment is lost, stolen or otherwise dissipated. At the Closing date, all of the Prosperity Equipment will be physically on the Mine premises except for items that are off site for repair. Five Star will provide Prosperity with a list of such items at the Closing.

9.4     PROSPERITY LEASES AND EASEMENTS. As soon as is practicable after the execution of this Agreement, Five Star will transfer to Prosperity or its designee and by assignments in form and substance reasonably satisfactory to Prosperity any and all leases, easements, rights-of-way, surface use agreements and any and all other real property interests of any kind that relate to, affect of have any connection with (a) the present or future operation of the Mine; (b) the present or future business of Prosperity; or (c) the real property used in connection with those operations or that business, including without limitation those listed on the attached Exhibit 12.

ARTICLE 10:	TERMINATION FEE

10.1     NO LUMP-SUM PAYMENT. The parties acknowledge and agree that more than 30,000,000 tons of coal have been mined from the reserves associated with the Mine. Consequently, no lump-sum Termination Fee payment will be due to Five Star pursuant to Section I.A.8 of the CMA on the termination of the CMA.

10.2    TERMINATION FEE. Following the Closing and the termination of the CMA, in full satisfaction of the Termination Fee required by Section I.A.8 of the CMA, Prosperity will pay to Five Star an amount equal to $.30 for each ton of clean coal mined and sold after the Closing date from the reserves which are currently part of the Mine plan, as and when such coal is mined, processed and sold (the “Termination Fee”). For avoidance of doubt, the parties agree that as of the date of this Agreement, the area constituting the Mine plan (the “Mine Plan Area”) is indicated on the map attached hereto as Exhibit 13. Any reserve areas or mineral interests added to the Mine Plan Area will not be subject to the Termination Fee.

10.3    PAYMENT TERMS. Following the Closing and the termination of the CMA, Prosperity will pay Five Star the Termination Fee for each ton of clean coal mined and sold from the Mine Plan Area after the Closing date. The payment will be made by Prosperity on or before the twentieth (20th) day of the calendar month following the month during which such coal was sold. The payment will be made by check to Five Star at the address set forth in Section 16.3, below, as it may be amended in accordance with that Section. Five Star will have reasonable access, on at least 72 hours’ notice and during business hours, for itself and its representatives to such records of Prosperity as may be reasonably necessary for Five Star to confirm the accuracy of the Termination Fee payments made to it.

10.4    WAIVER OF TERMINATION NOTICE. Section X.B of the CMA requires Prosperity to give Five Star six (6) months’ notice of a voluntary termination of the CMA. Five Star agrees that this Agreement serves as such notice, and that no further notice will be required except for notice to Five Star of the occurrence of the Closing.

10.5    TERMINATION MANAGEMENT FEE. Within sixty (60) days following the Closing, VUS will pay to FIVE STAR an amount equal to One Dollar ($1.00) multiplied times the tons of: (a) coal contained in the clean coal stockpiles at the Mine and (b) the clean coal equivalent contained in the raw coal stockpiles at the Mine (determined based on the monthly mine production reports prepared in the ordinary course of business and in accordance with past practice), in each case for which Five Star has not already been paid its Management Fee provided for in the CMA (the “Termination Management Fee”).

10.6    DEFICIENCY MANAGEMENT FEE. If the Closing occurs less than six (6) months following the execution of this Agreement, the difference between the number days following the execution of this Agreement and 180 days will be referred to hereafter as the “Deficiency Period.” Following the Closing, VUS will pay to Five Star an amount equal to One Dollar and Thirty-Two and a Half Cents ($1.325) multiplied times the applicable number of tons for each day of the Deficiency Period, based on the attached Exhibit 14 which as of the date of this Agreement were budgeted to be shipped during the Deficiency Period (the “Deficiency Management Fee”). Exhibit 15 shows budgeted tons on a monthly basis. In determining the number of tons to be used in calculating the Deficiency Management Fee, the budgeted tons for each day of the Deficiency Period will be determined by dividing the monthly tons by the number of days in the month.

10.7    RELEASE OF PURCHASE OPTION. In addition to any other release contained herein, upon the Closing and termination of the CMA, Five Star hereby releases any claim to a right to purchase the Mine as provided in Section X.C of the agreement, or otherwise.

ARTICLE 11:	RELEASES AND TRANSFER OF CLAIMS

11.1        FIVE STAR RELEASE OF PROSPERITY. Effective as of the Closing, and except as expressly provided below, Five Star and its officers, members, partners, managers and directors (individually and on behalf of any heirs, executors, administrators, and successors and assigns, as applicable) (together, the “Five Star Releasing Parties”) do fully, finally, unconditionally, irrevocably and forever release, acquit, completely discharge and hold harmless Prosperity and its parent, subsidiary and affiliated entities, and its and their current and former members, shareholders, agents, employees, insurers, attorneys, officers, directors, managers, board members, representatives, consultants, advisors, parents, affiliates, subsidiaries, contractors, associates, personal representatives, heirs, executors, trustees, beneficiaries, administrators, insurance agents, persons or entities exercising subrogation rights, and the successors, and assigns of each of them (together, the “Prosperity Released Parties”) from and against any and all manner of action and actions, cause and causes of action, claims, demands, warranties, covenants, contracts, agreements, promises, controversies, damages, variances, judgments, executions, costs, losses, claims for court costs and attorneys’ fees, liabilities and obligations of any kind or nature whatsoever, and rights, matured or unmatured, liquidated or unliquidated, whether accrued or yet to accrue, known or unknown, asserted or unasserted, contingent or absolute, suspected or unsuspected, direct or derivative, in law, in equity or otherwise, that it has, or may have, for, on, or by reason of any matter, cause or things whatsoever from the beginning of the world to this day, including, but not limited to any and all claims, complaints, liabilities, disputes, obligations, promises, agreements, controversies, damages, actions, causes of action, rights, demands, costs, losses, and claims for court costs and attorneys’ fees of any kind whatsoever (known or unknown) (collectively, “Claims”) arising from, in connection with, or related to the CMA and any other event, origin or agreement occurring or entered into prior to the Closing, other than the obligations of VUS under this Agreement and the obligations of Oaktown 1 under the Interim Operating Agreement.

11.2        FIVE STAR RELEASE OF VFI AND SFI. Effective as of Closing, and except as expressly provided below, the Five Star Releasing Parties do fully, finally, unconditionally, irrevocably and forever release, acquit, completely discharge and hold harmless VFI, SFI and its and their parent, subsidiary and affiliated entities and its and their current and former members, shareholders, agents, employees, insurers, attorneys, officers, directors, board members, representatives, consultants, advisors, parents, affiliates, subsidiaries, contractors, associates, personal representatives, heirs, executors, trustees, beneficiaries, administrators, insurance agents, persons or entities exercising subrogation rights, and the successors, and assigns of each of them (together, the “VFI Released Parties”) from and against any and all Claims arising from, in connection with, or related to the CMA and any other event, origin or agreement occurring or entered into prior to the Closing, other than any obligation of VUS under this Agreement.

11.3        TRANSFER OF PROSPERITY CLAIMS TO VUS. Effective as of the Closing, and except as otherwise provided herein, Prosperity hereby conveys to VUS any and all manner of action and actions, cause and causes of action, claims, demands, controversies, damages, variances, costs, losses, claims for court costs and attorneys’ fees, liabilities and obligations of any kind or nature whatsoever, and rights, matured or unmatured, liquidated or unliquidated, whether accrued or yet to accrue, known or unknown, asserted or unasserted contingent or absolute, suspected or unsuspected, direct or derivative, in law, in equity or otherwise, that it has, or may have against Five Star for, on, or by reason of the CMA, any indemnity thereunder or the performance or any other aspect thereof and any other contract or matter existing at the time of this Agreement, other than the Interim Operating Agreement.

11.4            TRANSFER OF VFI AND SFI CLAIMS TO VUS. Effective as of the Closing, and except as otherwise provided herein, VFI and SFI each hereby conveys to VUS any and all manner of action and actions, cause and causes of action, claims, demands, controversies, damages, variances, costs, losses, claims for court costs and attorneys’ fees, liabilities and obligations of any kind or nature whatsoever, and rights, matured or unmatured, liquidated or unliquidated, whether accrued or yet to accrue, known or unknown, asserted or unasserted, contingent or absolute, suspected or unsuspected, direct or derivative, in law, in equity or otherwise, that it has, or may have against Five Star for, on, or by reason of the CMA or the performance or any other aspect thereof and any other contract or matter existing at the time of this Agreement, other than the Interim Operating Agreement.

ARTICLE 12:	INDEMNITY

12.1        VUS INDEMNITY. Following the Closing, VUS will and hereby does assume all of the remaining obligations of Prosperity under the CMA. The obligations thus assumed by VUS will be subject to all defenses, offsets or other limitations provided for in the CMA and/or that would otherwise be available to Prosperity. In addition, to the extent they are not Excluded Costs and subject to the other provisions of this Agreement, VUS will indemnify Five Star for any Claims and expenses incurred by Five Star as a result of: (a) the Interim Operating Agreement (to the extent that such Claims are not paid by Prosperity); (b) Worker Claims; (c) Vendor Claims; (d) the notice given by Five Star under the WARN Act; and (e) expenses incurred in connection with the performance of this Agreement. With regard to any claims of Five Star pursuant to item

(a) of this Section 12.1, Five Star will timely present all such Claims and expenses to Prosperity and will make reasonable efforts to obtain payment of same from Prosperity, provided however, Five Star need not institute litigation to recover payment of those Claims, and if payment has not been received by BPM within 90 days, BPM may submit the charge to VUS, and VUS will pay BPM within 10 days thereafter. If VUS pays any Claim of BPM made pursuant to item (a) of this Section 14.1, BPM will assign the Claim under the relevant Interim Operating Agreement to VUS. If VUS pays any Claim of Five Star made pursuant to item (a) of this Section 12.1, Five Star will assign the Claim under the Interim Operating Agreement to VUS.

12.2        FIVE STAR INDEMNITY. Following the Closing, Five Star will indemnify and hold harmless VUS from and against any and all Claims arising directly or indirectly from (i) any material inaccuracy or breach of the CMA or this Agreement; (ii) any failure by Five Star to use Good Mining Practices at the Mine; (iii) any material inaccuracy or breach of any representation or warranty contained in this Agreement or in the CMA by Five Star; (iv) any failure to abate any citation under any permit if the citation was received prior to Closing except to the extent such citation cannot be fully abated prior to Closing despite Five Star’s best efforts to do so; or (v) any act or failure to act by or on behalf of Five Star that is willful or reckless, or grossly negligent.

ARTICLE 13: CONFIDENTIALITY

Following the Closing and/or the termination of the CMA, Five Star will hold in confidence and will not make public or divulge to a third party any information obtained as a result or in the cause of the performance of the CMA except for disclosures to its attorneys, auditors, valuation experts or accountants or as compelled by law or regulation, or as may be required by any state or federal regulatory agency, or pursuant to a confidentiality and non-disclosure agreement duly executed by the recipient of the information and pursuant to which the recipient covenants to take reasonable efforts to maintain such information in confidence. If Five Star is or could be legally compelled to disclose such information, it will notify the other parties prior to making the disclosure.

ARTICLE 14: REPRESENTATION AND WARRANTIES OF FIVE STAR

Five Star hereby represents and warrants that the following are true as of the date hereof and will be true as of the date of the Closing:

14.1    ORGANIZATION. Five Star is a limited liability company validly organized and existing under the laws of the State of Indiana and has corporate power and authority to execute and deliver this Agreement and to carry on its business.

14.2    PERFORMANCE OF OBLIGATIONS. Five Star has performed and will perform all of its obligations in connection with the Mine and in accordance with Good Mining Practices and all other requirements of the CMA.

14.3    PAYMENT OF EMPLOYEE OBLIGATIONS. Five Star has paid and/or provided to all of the Employees all of the wages, benefits and other payments to which they are entitled, and in connection with such wages, benefits and payments, Five Star has properly withheld and paid over to the relevant taxing authority all amounts required to be so withheld and paid over.

14.4    PAYMENT OF VENDORS. All accounts of Vendors are current, and no mechanic’s, carriers’, workmen’s, repairmen’s or other like liens are or could be asserted against the real or personal property of Prosperity.

ARTICLE 15: ACCOUNTING

15.1    ACCOUNTING FOR PRE-CLOSING FUNDS. At the date of Closing, Five Star will provide VUS with a statement of all funds provided by Prosperity to Five Star pursuant to the CMA which remain in the bank accounts of or are otherwise in the possession of Five Star.

15.2    POST-CLOSING ACCOUNTING. On or before 60 days following the Closing, Five Star and VUS will account to each other for all funds paid and received pursuant to the CMA following the Closing, and will continue to account to each other thereafter as necessary to ensure that all amounts paid and received are properly accounted for.

ARTICLE 16: MISCELLANEOUS

16.1    CHOICE OF LAW. The laws of the state of Indiana shall govern the validity, interpretation, and performance of this Mining Agreement.

16.2    DISPUTE RESOLUTION. As a condition precedent to the initiation of litigation, the President, Chief Executive Officer or Chief Operating Officer of the ultimate parent corporation of each of VUS and Five Star shall be given notice of the dispute and shall meet in person on at least one (1) occasion in an attempt to resolve the dispute. If the dispute is not resolved or such meeting does not occur within ten (10) days of the date such meeting was requested, then any party may pursue its legal or equitable remedies.

16.3    NOTICES. Any Notice, request or other communication permitted or required by this Agreement to be given to any Party shall be in writing and shall be given to such Party at its address set forth below or such other address or as such Party may hereafter specify for the purpose by notice to the other Party. Each such notice, request or other communication shall be effective if given by overnight courier, when delivered at the address specified below (or such other address as hereafter may be specified).

TO: PROSPERITY
Fuels Mine No. 1, LLC
211 NW Riverside Drive
One Vectren Square
Evansville, IN 47708
Attn: Randy Beck
Attn: Ronald E. Christian

TO:     FIVE STAR

___Five Star Mining, Inc________
___11700 Water Tank Rd________
___Cynthania, IN_______________
____47612____________________
Attn: President

With a copy to:

Terry G. Farmer
Bamberger, Foreman, Oswald & Hahn, LLP
7th Floor Hulman Building
20 N.W. 4th St.
Evansville, IN 47704-0657

TO:    VUS
Vectren Utility Services, Inc.
211 NW Riverside Drive
One Vectren Square
Evansville, IN 47708
Attn: Ronald E. Christian

TO:    VFI
Vectren Fuels, Inc.
211 NW Riverside Drive
One Vectren Square
Evansville, IN 47708
Attn: Ronald E. Christian

To: SFI
SFI Coal Sales, LLC
211 NW Riverside Drive
One Vectren Square
Evansville, IN 47708
Attn: Ronald E. Christian

16.4ENTIRE AGREEMENT; AMENDMENT. This Agreement contains the entire understanding of the Parties and supersedes all previous communications, representations or agreements, either oral or written, among the Parties with respect to the subject matter hereof. No amendment to this Agreement shall be effective unless approved and executed in writing by each party hereto.

16.5STATUS OF PARTIES; NO THIRD PARTY BENEFICIARIES. This Agreement does not create the relationship of joint venture, partnership, association, legal representative or principal and agent between or among the parties. Except as expressly provided in Article 11, there are no third party beneficiaries to this Agreement.

16.6SEVERABILITY. In the event that any of the terms, covenants or conditions of this Agreement or the application of any such term, covenant or condition shall be held invalid as to any person or circumstances by any court having jurisdiction in the premises, the remainder of this Agreement and the application of its terms, covenants or conditions to such persons or circumstances shall not be affected thereby but shall remain in force and effect.

16.7NO WAIVER. Any waiver at any time by any party of its rights with respect to any default or any other matter arising in connection with this Agreement shall not be deemed a waiver with respect to any subsequent default or matter.

16.8REMEDIES CUMULATIVE. The remedies provided by this Agreement shall be cumulative and in addition to other remedies provided at law or in equity.

16.9BINDING EFFECT. All of the respective covenants, undertakings and obligations of each of the parties set forth in this Agreement (i) shall apply to and bind all other persons, claiming by, through or under any of the parties and their permitted successors or assigns; and (ii) shall be for the benefit of the parties and their respective successors and assigns. All such covenants and obligations shall be binding upon any Person which acquires any of the rights, titles and interests of any party in, to and under this Agreement. Upon any assignment of this Agreement not prohibited by the terms hereof and after compliance with all requirements, concerning assignments contained in this Agreement, the parties hereto shall look solely to the assignee to perform all obligations assumed by the assignee and accruing from and after the assignment, and the original party hereto assigning such obligations shall have no liability hereunder with respect thereto.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

PROSPERITY MINE, LLC

By:_/s/ Randy L. Beck______________________

Its:_President____________________________

VECTREN FUELS, INC.

By:__/s/ Randy L. Beck______________________

Its:_President______________________________

SFI COAL SALES, LLC

By:_/s/ Randy L. Beck_______________________

Its:__President_____________________________

VECTREN UTILITY SERVICES, INC.

By:_/s/ Ronald E. Christian___________________

Its:_Vice President__________________________

FIVE STAR MINING, INC.

By:_/s/ Donald Blankenberger_________________

Its:_President______________________________

61181004.3

61182033.11

D-1
July 1, 2014
John A. Brandt
Lafayette Energy Company
200 Frontage Road, Suite 300
Burr Ridge, IL 60527

Re:	Oaktown Sales Marketing Agreement Dated May 25, 2010
Dear John:
As you may know, today Vectren publicly announced it has entered into an agreement to sell Vectren Fuels, Inc. (“VFI”), which will include its subsidiaries Oaktown Fuels Mine No. 1, LLC and Oaktown Fuels Mine No. 2, LLC. As we discussed, this letter serves as notice to you that, upon closing of the sale (the “Closing”), the above-referenced Sales Marketing Agreement (the “Agreement”) will be terminated. We do not expect the Closing to occur prior to September 1, 2014, and it could close as late as the end of November.
We have appreciated your work in performing the agreement, and we value our relationship with you. If the sale should not close, we will need Lafayette to continue its good work for VFI, and we would not want the Agreement to terminate. We recognize that Section 7 of the Agreement requires that we give Lafayette 30 days’ notice of termination. Consequently, we are sending you this conditional notice of termination that the Agreement will terminate at the Closing (which will be more than 30 days after the date of this letter), if a Closing occurs. However, if the sale should not close, this notice will be ineffective, and the Agreement will continue in effect uninterrupted.
If the Closing occurs and the Agreement terminates, VFI (under new ownership) will perform its post-termination obligations to Lafayette by paying the contract commissions on firm sales of coal as and when the payments for such sales are received, in accordance with past practice. The attached schedule shows the contracts or sales to which those post-termination commissions may be applicable.
As we also discussed, we want to meet with you in the next few days to discuss our current and future coal supply and sales situation and to discuss Lafayette’s activities under the Agreement between now and the Closing, if it occurs.

Very Truly Yours,

/s/ Randy Beck

Randy Beck, President
Oaktown Fuels Mine No. 1, LLC
Oaktown Fuels Mine No. 2, LLC
Vectren Fuels, Inc.

61191319.3

D-2
July 1, 2014
John A. Brandt
Lafayette Energy Company
200 Frontage Road, Suite 300
Burr Ridge, IL 60527

Re:	Sales Marketing Agreement Dated May 24, 2000
Dear John:
As you may know, today Vectren publicly announced it has entered into an agreement to sell Vectren Fuels, Inc. (“VFI”), which will include its subsidiary Prosperity Mine, LLC. As we discussed, this letter serves as notice to you that, at or following the closing of the sale (the “Closing”), the above-referenced Sales Marketing Agreement (the “Agreement”) will be terminated. We do not expect the Closing to occur prior to September 1, 2014, and it could close as late as the end of November.
We have appreciated your work in performing the agreement, and we value our relationship with you. If the sale should not close, we will need Lafayette to continue its good work for VFI, and we would not want the Agreement to terminate. We recognize that Section 8 of the Agreement requires that we give Lafayette 90 days’ notice of termination. Consequently, we are sending you this conditional notice of termination that the Agreement will terminate at the Closing (if it is more than 90 days after the date of this letter), or 90 days after the date of this letter (if the Closing occurs sooner). However, if the sale should not close, this notice will be ineffective, and the Agreement will continue in effect uninterrupted.
If the Closing occurs and the Agreement terminates, VFI (under new ownership) will perform its post-termination obligations to Lafayette by paying the contract commissions on firm sales of coal as and when the payments for such sales are received, in accordance with past practice. The attached schedule shows the contracts or sales to which those post-termination commissions may be applicable.
As we also discussed, we want to meet with you in the next few days to discuss our current and future coal supply and sales situation and to discuss Lafayette’s activities under the Agreement between now and the Closing, if it occurs.

Very Truly Yours,

/s/ Randy Beck

Randy Beck, President
Vectren Fuels, Inc.
Prosperity Mine, LLC

61191320.3